UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Popular, Inc.
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Dear Shareholders:
On behalf of the Board of Directors of Popular, Inc., we cordially invite you to our 2023 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Thursday, May 11, 2023 at 9:00 a.m. (Atlantic Standard Time) at our headquarters located at Popular Center Building, PH floor, 209 Muñoz Rivera Avenue, San Juan, Puerto Rico.
During 2022, Popular achieved many accomplishments, including record earnings, important transactions for the future of the corporation and the launch of a transformation initiative that will help Popular expand its digital capabilities, modernize its technology platform, and implement agile and efficient business processes across the organization. All these accomplishments were made while maintaining its dedication to its customers, colleagues, communities and shareholders.
As we reach our 130th anniversary in 2023, the Board of Directors is proud of Popular’s history and legacy of being a strong and vibrant organization with deep-rooted values. I am optimistic for the years to come and confident in the leadership of our senior management and the commitment of our employees to the continued success of Popular.
This Notice of Annual Meeting and Proxy Statement contains the details of the business to be conducted during the Annual Meeting. At this year’s Annual Meeting, shareholders will be considering the election of 13 candidates to our Board of Directors for a one-year term, an advisory vote to approve executive compensation and the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for 2023.
I encourage you to read our proxy statement, annual report and other proxy materials. Whether or not you plan to participate in the Annual Meeting, we urge you to vote as soon as possible, either online, by phone or by mail. Please follow the voting instructions to ensure your shares are represented at the meeting. Your vote is important to us.
On behalf of the Board of Directors, thank you for your continued investment and support.

RICHARD L. CARRIÓN
Chairman of the Board
Popular, Inc.

Dear Shareholders:
2022 was an exceptional year for Popular and, financially, our best year ever. We achieved considerable loan growth while maintaining strong credit quality, continued expanding our customer base, executed significant transactions and capital actions and made several strategic decisions for our future success. We are very proud of these accomplishments.
During 2022, Popular commenced a broad-based multi-year, technological and business process transformation aimed at expanding our digital capabilities, modernizing our technology platform and implementing agile and efficient business processes. This transformation, which will be a significant priority during the next three years, will help us better serve our clients and make us a stronger, more efficient and profitable company.
Our business provides a powerful platform to make a difference in the lives of our customers, colleagues, communities and shareholders which is why we are advancing our environmental, social and governance (ESG) strategy. Among our areas of focus this past year were furthering our diversity, equity and inclusion efforts, developing our human capital, financial inclusion and community investments.
Our accomplishments during 2022 reflect the effort of approximately 8,900 talented and dedicated employees that demonstrate their unwavering commitment to all our stakeholders. I am grateful for each one of them and for the support of our senior management team whose leadership inspires all of us to go the extra mile. I would also like to thank our Board of Directors, a diverse group of experienced and committed individuals, for their invaluable support and counsel.
We started 2023 on a strong footing and with a renewed sense of energy. While aware of the current macroeconomic headwinds, we are confident of our ability to manage through challenging times, as we have demonstrated in the past. This year we will continue to transform our organization to ensure its success for many years to come, while remaining committed to meeting the needs of customers, supporting our colleagues, promoting progress in the communities we serve and generating sustainable value for our shareholders.
On behalf of all of us, thank you for your support.

IGNACIO ALVAREZ
President and Chief Executive Officer
Popular, Inc.

Notice of Annual Meeting of Shareholders and Proxy Statement
Date and Time	Thursday, May 11, 2023 9:00 a.m. (Atlantic Standard Time)
Location	Popular Center Building, PH Floor, 209 Muñoz Rivera Avenue, San Juan, Puerto Rico
Record Date	March 14, 2023
How to Vote
Only shareholders of record at the close of business on March 14, 2023 are entitled to notice of, and to vote at, the meeting. Each share of common stock is entitled to one vote. Your vote is important. Whether or not you plan to attend, please vote as soon as possible so that we may be assured of the presence of a quorum at the meeting.

In Person Attend the Annual Meeting.
By Phone Call +1-800-690-6903 in the U.S. or P.R. to vote your shares.
By Internet Visit www.proxyvote.com and vote online.
By Mail Cast your ballot, sign your proxy card and return by free post.
Items of Business	• Elect thirteen directors to the Board of Directors for a one-year term;
• Approve, on an advisory basis, the Corporation’s executive compensation;
• Ratify the appointment of PricewaterhouseCoopers LLP as Popular’s independent registered public accounting firm for 2023; and
• Consider such other business as may be properly brought before the meeting or any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 11, 2023:

This 2023 Proxy Statement and our Annual Report for the year ended December 31, 2022 are available free of charge at www.popular.com and www.proxyvote.com. The 2023 Proxy Statement and form of proxy card are being distributed and made available to shareholders on or about March 29, 2023.

In San Juan, Puerto Rico, on March 29, 2023.
By Order of the Board of Directors,

Javier D. Ferrer
Corporate Secretary
209 Muñoz Rivera Avenue San Juan, Puerto Rico 00918

I	Proxy Statement Summary
This summary highlights information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement before voting.
Meeting Agenda and Voting Recommendations
Proposal 1	BOARD’S RECOMMENDATION “FOR” EACH NOMINEE
Election of Directors

We are asking shareholders to elect 13 directors for a one-year term. The table below sets forth information with respect to the 13 nominees. Additional information about the candidates and their respective qualifications can be found on the “Nominees for Election as Directors” section of this Proxy Statement.

	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION
Ignacio Alvarez	64	2017	President and Chief Executive Officer of Popular, Inc.
Joaquín E. Bacardí, III	57	2013	President & Chairman of Edmundo B. Fernández, Inc.
Alejandro M. Ballester	56	2010	President of Ballester Hermanos, Inc.
Robert Carrady	67	2019	President of Caribbean Cinemas
Richard L. Carrión	70	1991	Chairman of the Board of Directors of Popular, Inc.
Betty DeVita	62	2021	Chief Business Officer of FinConecta
John W. Diercksen	73	2013	Principal of Greycrest, LLC
María Luisa Ferré Rangel	59	2004	Chief Executive Officer of FRG, LLC
C. Kim Goodwin	63	2011	Private Investor
José R. Rodríguez	64	2021	Chairman of the Board of Directors of CareMax, Inc.
Alejandro M. Sánchez	65	Nominee	President & CEO of the Florida Bankers Association
Myrna M. Soto	54	2018	CEO & Founder of Apogee Executive Advisors LLC
Carlos A. Unanue	59	2010	President of Goya de Puerto Rico, Inc.
Proposal 2	BOARD’S RECOMMENDATION “FOR” THIS PROPOSAL
Advisory Vote to Approve Executive Compensation

We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as described in the sections titled “Compensation Discussion and Analysis” and “2022 Executive Compensation Tables and Compensation Information”. We hold this advisory vote on an annual basis.

Proposal 3	BOARD’S RECOMMENDATION “FOR” THIS PROPOSAL
Ratification of Auditors

We are asking shareholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023. Information on fees paid to PricewaterhouseCoopers LLP during 2022 and 2021 appears in the “Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm” section of this Proxy Statement.

PROXY STATEMENT SUMMARY | 1

2022 Corporate Governance Highlights
Independent Board
• 10 of our 12 current directors are independent.
• Lead Independent Director with robust and well-defined responsibilities.
• Regular executive sessions of independent directors.
• 100% independent Board committees:
- Audit Committee
- Corporate Governance & Nominating Committee
- Risk Management Committee
- Talent & Compensation Committee.
Strong Governance
• Annual board, committee and individual director evaluations and self-assessments.
• Diverse board in terms of gender, race, ethnicity, experience, skills, tenure and other demographics.
• Independent third party retained, at least every three years, to perform board evaluation.
• Stock ownership guidelines for executive officers and non-employee directors.
• Prohibition on hedging and pledging of Popular, Inc.’s (“Popular” or the “Corporation”) securities.
• Four new directors in the last five years and one new director nominated in 2023.
Robust Board Oversight
• The Board met 12 times during 2022. Each director attended 93% or more meetings of the Board and the meetings of committees of the Board on which each such director served.
• Active board oversight of the Corporation’s risk management program (including cyber and information security strategy and preparedness).
• Board oversight of Popular’s corporate responsibility and sustainability (ESG) matters. Certain Board committees assigned specific ESG oversight responsibilities.
• Board also oversees the development and implementation of the Corporation’s technology strategy and initiatives.
Shareholders’ Rights
• Starting in the 2023 Annual Meeting of Shareholders, all members of the Board of Directors are to be elected on an annual basis.
• Majority voting in director elections.
• No supermajority voting requirements for our shareholders.
• Shareholders holding 20% or more of our outstanding common stock have the right to request a special meeting of shareholders.
• Board receives and discusses shareholder communications addressed to the Board.

2 | 2023 POPULAR, INC. PROXY STATEMENT

2022 Corporate Performance and
Executive Compensation Highlights
2022 Corporate Highlights
2022 was an exceptional year for Popular. During 2022, the Corporation recorded record annual earnings and achieved considerable loan growth, while maintaining strong credit quality, continuing to expand its customer base and successfully executing significant transactions and capital actions. The Corporation also made important strategic decisions by embarking in a broad-based multi-year, technological and business process transformation aimed at helping the Corporation become more agile and provide excellent customer experience to our clients in a rapidly changing environment.

Puerto Rico
Popular remained as the market leader in Puerto Rico in auto loans and leases, personal loans, credit cards, mortgage loan origination, commercial loans and total deposits. During 2022, we increased total loans by $1.7 billion, of which $1 billion consisted of commercial loans. During 2022, credit card and auto loans and leases, also increased by $122 million and $100 million, respectively. As of 2022 year-end, Popular served approximately 1.98 million customers. During 2022, our digital channels captured approximately 64% of total deposit transactions and Mi Banco (our online platform) active customers exceeded 1.1 million.

United States
In the mainland United States, Popular achieved net interest income of $373 million, representing a year-over-year growth of 16%, while attaining a net interest margin of 3.68% (up from 3.39% in 2021). Popular also grew total loans by $1.2 billion, of which $980 million consisted of commercial loans, when compared to 2021 and increased total deposits by $405 million from 2021.

Capital Strategy
During 2022, we increased the quarterly common stock dividend from $0.45 to $0.55 per share, resulting in approximately $164 million paid in dividends during 2022, and continued to return capital to our shareholders by repurchasing, through accelerated stock repurchase programs, approximately 8.25 million shares at an average purchase price per share of $76.52 for a total of $631 million. Additionally, during 2022, Popular completed the acquisition from Evertec, Inc. (“Evertec”) of key customer-facing channels used by Popular and made important changes to its contractual relationship with Evertec (the “Evertec Transaction”).

During 2022, we continued to execute our business strategy structured around our four strategic pillars:

Sustainable and Profitable Growth

Net income for 2022 amounted to $1.1 billion. We grew total loans by $2.8 billion or 10%. In Puerto Rico, the most significant increases were in commercial loans and in the auto business. In the mainland United States, the increase in loans was mainly driven by the community association and healthcare lending businesses.

Fit for the Future

We initiated a broad-based multi-year technological and business process transformation aimed at making important investments in our technological infrastructure and adopting more agile practices. During 2022, we also increased minimum base salaries in all our markets and implemented market and merit adjustments to attract and retain the best talent in an increasingly competitive market. We also continued strengthening our compliance and cybersecurity programs.

PROXY STATEMENT SUMMARY | 3

Simplicity

We continued to streamline our operations to achieve efficiencies. For example, during 2022 we redefined our relationship with Evertec, providing us greater flexibility to develop and enhance technology platforms and select service vendors.

Customer Focus

During July 2022, we acquired from Evertec certain critical channels, including BPPR’s retail and business digital banking and commercial cash management applications, allowing us to more quickly enhance the services that we offer through our digital platforms and provide an omnichannel experience that meets all our customer’s needs and expectations. We also implemented significant changes to our overdraft practices, including eliminating the charge for insufficient funds for returned transactions.

Social Commitment

As part of Popular’s steadfast social commitment, financial and in-kind assistance was provided through Fundación Banco Popular, Popular Foundation and corporate donations and social programs impacting communities in Puerto Rico, the mainland United States and the Virgin Islands in the areas of education, financial education, economic development and the promotion of socially innovative ideas. Our total social investment during 2022 amounted to approximately $12 million. Additionally, in response to the impact of Hurricane Fiona in September 2022, Popular deployed initiatives to support our customers and communities, such as waiving late payment fees for auto loans, credit cards, personal loans and mortgages, as well as withdrawal fees for ATMs outside our network. We also donated to nonprofit organizations that provided food, water and aid to affected communities, and established partnerships with agriculture focused nonprofits and supported small businesses to ensure their operational continuity. 70% of our employees in Puerto Rico and 78% of our employees in the mainland United States made voluntary financial contributions to our foundations. Popular made matching contributions of $1.3 million. We also maintained a strong branch presence in low- and moderate-income communities: 29% of BPPR and 38% of Popular Bank branches are located in these communities.

During 2022, Popular also launched the Popular Impact Fund, with an initial allocation of $15 million, to invest in companies that have a social impact or provide strategic technology for the financial services sector.

Environment
As part of our commitment to our environment, during 2022, Popular provided over $500,000 in grants to environmental organizations that promote reforestation, biodiversity and renewable energy.

In addition, demonstrating our commitment to further reduce the Corporation’s environmental impact of its operations, a second combined heat and power (CHP) generation facility was put into operation in one of our main buildings, expected to be fueled mostly by renewable liquid natural gas produced in local landfills. Popular also continued its efforts to migrate branches to a photovoltaic system, increasing from 37 to 60 the number of branches powered by solar energy.

Human Capital

To improve the social and economic well-being of our employees, during 2022, we continued with planned minimum base salary increases in all our regions. We also invested in merit increases and market-based salary adjustments, enabling us to retain top talent.

Our efforts in pursuit of organizational excellence and the wellbeing of our employees were also recognized during 2022. We obtained an average Great Place to Work ® Trust Index of 81% in 2022, increasing two points since 2020, and five points since 2016. We also received the BAI Innovation in Learning & Development Award for being a Talent Lab & Skills Accelerator.

During 2022, Popular also added two new Employee Resource Groups (“ERGs”) - Functional Diversity and Women - in addition to the existing LGBTQ+ and Multicultural ERGs to provide a space that serves our employees with common interests and life experiences. Furthermore, for the second year in a row, Popular was included in Bloomberg’s Gender-Equality Index (GEI) for its investment in gender equality in the workplace and in the communities it serves.

4 | 2023 POPULAR, INC. PROXY STATEMENT

2022 Financial Highlights

Net income for 2022 amounted to approximately $1.1 billion, an increase of approximately $168 million or 18% from our 2021 net income of approximately $935 million. This increase was largely driven by the benefit of the Evertec Transaction and the partial reversal of the deferred tax asset valuation allowance of the U.S. mainland operations. The results also reflect higher net interest income, partially offset by higher provision expense and higher operating expense. Popular’s capital levels also remained strong with a year-end Common Equity Tier 1 ratio of 16.4%. Tangible book value per share was $44.97 as of December 31, 2022, a 31% decrease from 2021, primarily due to unrealized losses on investment securities due to the effects of the rise in interest rates. Our results reflect the strength and resilience of our franchise, diversified sources of revenue and appropriate risk management.
Popular, Inc. shares closed 2022 at $66.32, 18.94% lower than year-end 2021, in line with the Nasdaq Bank Index, which experienced a 18.28% decrease in 2022. Popular’s stock underperformed against the KBW Nasdaq Regional Banking Index (“KRX”), which decreased by 9.56% during 2022, but outperformed the Nasdaq Composite, which decreased by 33.51% in the same period.
Executive Compensation Program Highlights
Our executive compensation program is designed to motivate and reward performance, align executives with shareholder interests, promote building long-term shareholder value, attract and retain highly qualified executives, and mitigate conduct that may promote improper sales practices or excessive or unnecessary risk taking. Our program is premised upon:
Pay-For-Performance
• Focus on variable, incentive-based pay (61%-80% of total target NEO pay is performance-based)
• Combination of short-term (cash) and long-term (equity) incentives
• Equity awards promote performance and retention of high-performing talent
• Total compensation opportunity targeted at median of our peer group
• No special retirement or severance programs
• Limited perquisites
Strong Governance
• Incentivized risk mitigation through balanced compensation design and strong internal control framework
• No speculative transactions in Popular’s securities nor pledging or hedging of our securities
• Incentive recoupment (clawback) guidelines
• Annual say-on-pay advisory vote
• Independent compensation consultant
• Compensation governance framework that establishes the guiding principles we use to develop our employee compensation programs and design the incentives available to executives
PROXY STATEMENT SUMMARY | 5

Executive alignment with long-term shareholder value
• Stock ownership requirements for our executive officers
• Extended equity vesting (over a 4-year period)
• Double-trigger equity vesting upon change in control
Pay Mix in the Compensation Program
Our executive compensation program focuses on the achievement of annual and long-term goals that generate sustained company performance and strong returns to our shareholders. As illustrated in the graphs below, in 2022, 80% of total target compensation for the President and CEO and 61-64% for the other NEOs was at-risk, subject to corporate and individual performance.

Base Salary
Each NEO, except for Mr. Ferrer, received a salary increase adjustment in 2022, ranging from 2.7% to 4.0% of base salary upon consideration of market benchmarking and individual performance. In December 2021, the Talent and Compensation Committee (the “Committee”) approved an 11.1% base salary adjustment for Mr. Ferrer, in connection with his promotion to the role of Chief Operating Officer and Head of Business Strategy of the Corporation.
Short-Term Annual Cash Incentive
Popular’s short-term incentive rewards the achievement of annual goals that reinforce our business strategy. Therefore, our short-term annual cash incentive is awarded based on the degree of achievement of the corporate net income goal, as well as individual financial and non-financial goals. In 2022, the total short-term incentive had a target of 135% of base pay for the CEO and 80% of base pay for the other NEOs. Actual payouts can range from zero to 1.5 times the target award. After considering all incentive components, the Committee approved annual cash incentive payments in respect of 2022 equal to 185% of base pay for Mr. Alvarez, 103% for Mr. Vázquez, 109% for Mr. Ferrer, 105% for Mr. Soriano and 108% for Mr. Chinea.
Long-Term Equity Incentive
The annual equity grant rewards performance and aligns the interests of our NEOs with those of our shareholders. One half of the target award consists of performance shares, with actual earned shares determined at the end of a 3-year performance period based on total shareholder return (TSR) and return on average tangible common equity (ROATCE) metrics. The other half of this award consists of restricted stock granted based on corporate and individual performance, that vests on a pro-rata basis, with 25% vesting annually over a 4-year period. For purposes of the February 2022 grant, the target incentive opportunity was 270% of base pay for Mr. Alvarez, 100% for Mr. Ferrer and 80% of base pay for the other NEOs.
6 | 2023 POPULAR, INC. PROXY STATEMENT

The actual long-term incentive awards may range from zero to 1.5 times the target award. In February 2022, the Committee granted equity awards at the newly increased target level for the CEO and above target level for the other NEOs, recognizing each NEO’s contribution to Popular’s solid performance in 2021, while demonstrating strong leadership. Our executive compensation programs are discussed in more detail in the “Compensation Discussion and Analysis” and “2022 Executive Compensation Tables and Compensation Information” sections of this Proxy Statement.
2022 Compensation Program and Pay Decisions
For 2022, the total compensation paid to or earned by our NEOs was as follows:
Name and Principal Position	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Ignacio Alvarez President and Chief Executive Officer (“CEO”)	$1,125,385	$47,083	$3,022,051	$2,093,300	—	$35,889	$6,323,708
Carlos J. Vázquez Executive Vice President and Chief Financial Officer (“CFO”)	733,192	31,938	653,692	763,899	—	15,749	2,198,470
Javier D. Ferrer Executive Vice President, Chief Operating Officer and Head of Business Strategy (“COO”)	750,000	31,250	950,697	822,775	—	18,574	2,573,296
Lidio V. Soriano Executive Vice President and Chief Risk Officer (“CRO”)	563,961	23,604	502,882	596,039	—	31,581	1,718,067
Manuel Chinea Executive Vice President and Chief Operating Officer of Popular Bank	537,605	—	423,294	587,892	—	50,387	1,599,178
PROXY STATEMENT SUMMARY | 7

II	Corporate Governance, Directors and Executive Officers
Corporate Governance
Our Board of Directors believes that high standards of corporate governance are an essential component of the strength of our corporate culture and ensure that our institutional values are embedded in our day-to-day business operations. The Board’s Corporate Governance and Nominating Committee recommends to the Board the adoption of corporate governance guidelines to protect and enhance shareholder value and to set forth the principles as to how the Board, its various committees, individual directors and management should perform their functions. The Corporate Governance and Nominating Committee considers developments in corporate governance and periodically recommends to the Board changes to our corporate governance practices.
Key Corporate Governance Features

Director Independence
Independent directors must compose at least two-thirds of the Board. Ten of our twelve current directors are independent in accordance with the standards of The Nasdaq Stock Market (“NASDAQ”). Messrs. Carrión and Alvarez are not considered independent under NASDAQ rules.

Lead Independent Director Our Lead Independent Director is elected by a majority of the independent members of the Board and has robust and well-defined responsibilities.

Majority Voting in Director Elections
Directors are elected by the affirmative vote of a majority of the shares represented at the annual meeting. An incumbent director not elected by the affirmative vote of a majority of the shares represented at the annual meeting must tender his or her resignation to the Board, which may accept or reject the director’s resignation.

Board Oversight of Risk Management The Board has a significant role in risk oversight. You can read about the role of the Board in risk oversight under “Board Oversight of Risk Management”.

Environmental, Social and Governance (ESG) Oversight
The Board, through its Corporate Governance and Nominating Committee, Risk Management Committee and Talent and Compensation Committee, oversees the Corporation’s ESG strategy, as well as environmental and other risks, including climate related risks.

Succession Planning
The Talent and Compensation Committee annually reviews a management succession plan to ensure an orderly succession of the CEO and executive officers in both ordinary course and emergency situations.

Director Retirement Directors may serve on the Board until the end of their term following their 74th birthday and may not be initially elected or re-elected after reaching age 74.

Stock Ownership
Within three years of their election, directors must hold Popular stock with a value equal to five times the annual Board retainer. Within five years of designation, the President and CEO must hold Popular stock with a value equal to six times base pay and other executive officers must hold three times their base pay.

Prohibition on Pledging, Hedging and Speculative Transactions
Popular’s directors and executive officers are prohibited from pledging securities of Popular as collateral for loans. In addition, directors and executive officers are not allowed to engage in speculative transactions, such as hedging and monetization transactions, using securities of Popular.

8 | 2023 POPULAR, INC. PROXY STATEMENT

Annual Board and Committee Self-Assessments
The Board, each of its committees and each individual director conduct annual self-evaluations to determine whether they are functioning effectively. Additionally, the Board is required to retain, at least every three years, an independent consultant to facilitate the Board’s performance evaluation.

Executive Sessions of Non-Management Directors and Independent Directors
Popular’s non-management directors hold executive sessions without Popular’s management once every regularly scheduled in-person Board meeting. Independent directors meet in executive session as frequently as determined by the independent directors, but not less than twice a year.

Limits on Board Service
To ensure that directors have sufficient time to devote to their responsibilities on Popular’s Board, Popular’s Corporate Governance Guidelines establishes that directors who also serve as CEOs or executive officers of a public company should not serve on more than one public company board in addition to Popular’s Board, and other directors should not serve on more than four public company boards, including Popular’s Board. Also, members of the Audit Committee may not serve on more than three public company audit committees, including Popular’s Audit Committee, without prior Board approval.

Shareholder’s Ability to Call a Special Meeting of Shareholders
Popular’s Amended and Restated By-laws provide shareholders holding at least 20% of the outstanding shares of common stock with the right to request a special meeting of shareholders.

Declassification of the Board of Directors
Commencing with the 2023 Annual Meeting of Shareholders, the Board of Directors will be completely declassified and all directors will be elected on an annual basis.

Board of Directors and Nominees’ Independence
Popular’s Corporate Governance Guidelines provide that at least two-thirds of the Board shall consist of directors who the Board has determined have no material relationship with Popular and who are otherwise “independent” under the director independence standards of NASDAQ. The Board, with the assistance of the Corporate Governance and Nominating Committee, conducts an annual review of any relevant relationships that each director may have with Popular and whether each director meets the independence standards of NASDAQ. The Board has determined that all of its directors and nominees, except for Mr. Carrión, who is our former CEO and Executive Chairman, and Mr. Alvarez, who is our current President and CEO, meet the independence standards of NASDAQ.
As part of the process to determine director independence, the Board considered payments made by Popular in the ordinary course of business to various entities indirectly related to Ms. Ferré in connection with call center services and marketing and advertising activities of Popular and its affiliates. In the case of Mr. Carrady, it also considered payments made and received by Popular in the ordinary course of business in connection with property lease transactions with entities related to him. None of the payments made to the entities related to Ms. Ferré or entities related to Mr. Carrady were for the provision of professional or other services by a professional services firm. Applying the independence standards of NASDAQ, the Board determined that these business relationships are not material and do not impair the ability of either Ms. Ferré or Mr. Carrady to act independently.

CORPORATE GOVERNANCE DIRECTORS AND EXECUTIVE OFFICERS  | 9

Board Leadership
Each year, the Board evaluates whether Popular’s leadership structure is in the best interest of Popular. The Board does not have a policy on whether the Chairman and CEO positions should be separate or combined. Currently, Mr. Carrión serves as the Chairman of the Board of Directors and Mr. Alvarez serves as President and CEO of Popular. The Board could in the future decide to consolidate these positions if it determines that doing so would serve the best interests of Popular.
The Board believes that the present structure provides Popular and the Board with strong and objective leadership, effective engagement with and oversight of management, and continuity of experience. As a highly regulated financial services provider, Popular and our shareholders benefit from having a Chairman with deep experience and leadership in and knowledge of the financial services industry, our company, its businesses, and our markets.
The independent members of the Board elect amongst themselves a Lead Independent Director, a position occupied by Mr. Diercksen since January 2020. Popular’s Corporate Governance Guidelines require the designation of a Lead Independent Director when the Chairman of the Board is not an independent director. The Corporate Governance Guidelines provide that the Lead Independent Director has the following responsibilities:
Lead Independent Director Responsibilities
Be available for consultation and direct communication upon request of major shareholders.
Call meetings of independent directors and preside over executive sessions of the independent directors.
Act as liaison between the independent directors and the Chairman.

Assist the other independent directors by ensuring that independent directors have adequate opportunities to meet in executive sessions and communicate to the Chairman, as appropriate, the results of such sessions and other private discussions among independent directors.

Assist the Chairman and the remainder of the Board in assuming effective corporate governance in managing the affairs of the Board.
Serve as the contact person to facilitate communications requested by major shareholders with independent members of the Board.
Approve, in collaboration with the Chairman, meeting agendas and information sent to the Board.
Approve, in collaboration with the Chairman, the meeting schedules to assure that there is sufficient time for discussion of all agenda items.
Serve temporarily as Chairman of the Board and the Board’s spokesperson if the Chairman is unable to act.
Interview Board candidates.
Recommend to the Corporate Governance and Nominating Committee nominees to Board committees and sub-committees as may come to the Lead Independent Director’s attention.
Ensure the Board works as a cohesive team.
Preside over all meetings of the Board at which the Chairman is not present.
Make such recommendations to the Board as the Lead Independent Director may deem appropriate for the retention of consultants who will report to the Board.
Retain consultants, with the approval of the Board, as the Lead Independent Director and the Board deem appropriate.
Board Meetings and Executive Sessions
The Board met 12 times during 2022. Each director attended 93% or more meetings of the Board and the meetings of committees of the Board on which each such director served. Directors also are kept informed of our business through meetings and direct communications with the Chairman and the CEO regarding matters of interest to Popular and our shareholders. While Popular has not adopted a formal policy with respect to directors’ attendance at the meetings of shareholders, Popular encourages directors to attend all meetings of shareholders. All of our directors attended the 2022 annual meeting of shareholders. The Corporate Governance Guidelines provide that the non-management directors will meet in executive sessions once every in-person regularly scheduled Board meeting and the independent directors will also meet in executive sessions as frequently as determined by the independent directors, but not less frequently than twice a year. During 2022, non-management directors met in executive sessions without Popular’s management at each regularly scheduled Board meeting. The independent directors met 11 times during 2022.
10 | 2023 POPULAR, INC. PROXY STATEMENT

Board Evaluation Process
Our Board conducts an annual self-assessment that is intended to determine whether the Board, its committees and each individual director are functioning effectively and provides them with the opportunity to evaluate, reflect and improve processes, performance and effectiveness. As part of such assessment, each director is provided a written questionnaire that is designed to gather suggestions for improving Board and committee effectiveness and solicit feedback on a wide range of issues, including, among others:
Board and Committee composition, structure and operations;
Board dynamics, culture and standards of conduct;
Adequacy of management provided materials and information;
Access to management; and
Board effectiveness and accountability.
Each of the five standing committees of the Board is also required to conduct its own written annual self-assessment, which generally evaluates matters such as: (i) responsibilities and organization of the committee, including adequacy of its charter; (ii) operations of the committee; (iii) the adequacy of meeting materials and information provided; and (iv) assessment of the committee’s performance of its assigned duties, among others. Each director also participates in an individual director self-assessment where directors evaluate their own performance and effectiveness and identify areas for improvement. Additionally, our Corporate Governance Guidelines provide that the Corporate Governance and Nominating Committee shall retain, at least every three years, an independent consultant to facilitate the Board’s performance evaluation. The most recent Board evaluation facilitated by an independent consultant was performed as part of the 2021 Board evaluation process.
The Corporate Governance and Nominating Committee oversees the annual self-evaluation process with the input from the Chairman and the Lead Independent Director. Responses to the Board and committee self-assessments, including written comments, are tabulated to show trends compared to prior years.
Responses are not attributed to individual directors in order to promote openness, discussion and collegiality. The Board and Committee self-assessment results are discussed in the Corporate Governance and Nominating Committee, and the Chair of the Corporate Governance and Nominating Committee leads the discussion with the full Board. The committee self-assessment results are also discussed at each committee, followed by a discussion of the results with the full Board led by each Committee Chair. The results of the individual director self-assessments are shared with the Chairman and Lead Independent Director which then engage on one-on-one conversations with the individual directors to obtain their assessment and provide feedback, as needed. Following the discussions of the results of the evaluations, appropriate actions plans are developed and executed in partnership with management.
The Corporate Governance and Nominating Committee annually reviews the format and process to be used to carry out the Board, committee and individual director self-assessment, as well as evaluates potential enhancements to the process.
The following summarizes the 2022 Board’s self-assessment process:

CORPORATE GOVERNANCE DIRECTORS AND EXECUTIVE OFFICERS  | 11

Director Continuing Education
Director continuing education enhances the skills and knowledge necessary to fulfill director responsibilities. Popular provides an orientation process for new directors, including background material on Popular, its business and strategic plan, risk profile and meetings with senior management. Periodically, we also provide in-boardroom educational sessions to all directors on emerging issues and matters relevant to the Corporation. Additionally, we encourage directors to participate in external continuing director education programs. To assist the Board in remaining current with its duties, committee responsibilities and the many important developments impacting our business, Popular participates in the National Association of Corporate Directors’ (NACD) Continuing Education Program. This program offers our directors access to a wide range of in-person, peer-based and webinar educational programs on a variety of topics, including, strategic oversight, corporate governance, committee duties, succession planning, cyber and information security, board leadership and industry developments.
Management Succession Planning
Popular’s Board recognizes that one of its most important duties is to ensure senior leadership continuity by overseeing the development of executive talent and planning for the efficient succession of the CEO and other executive officers. The Board has delegated primary responsibility for succession planning to the Talent and Compensation Committee. The Talent and Compensation Committee reviews annually a management succession plan, developed by the CEO, and reports annually to the Board on the management succession plan. The principal components of this plan are: (i) a proposed plan for emergency CEO succession, (ii) a proposed plan for CEO succession in the ordinary course of business, and (iii) the CEO’s plan for management succession for the other policy-making officers of Popular. The succession plan includes an assessment of the experience, performance, skills and planned career paths for possible candidates within the senior management team. Development initiatives supporting the succession plan include job enhancements and rotations, the Popular Leadership Academy, specialized external trainings and competency assessments.
Hedging and Pledging Policy
Our Corporate Governance Guidelines prohibit executive officers and directors of Popular from engaging in hedging or monetization transactions with respect to Popular’s securities. Such prohibited transactions include, but are not limited to, zero-cost collars, equity swaps, and forward sale contracts since they are considered speculative as they allow the shareholder to lock in the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. This allows the holder to continue to own the underlying securities without the full rewards and risks of ownership. In addition, pledging of Popular’s securities, including restricted stock and restricted stock units granted as compensation, by executive officers and directors is also prohibited under the Corporate Governance Guidelines. This prohibition includes securities pledged as collateral for margin accounts, as well as securities pledged as collateral for loans.
Code of Ethics
The Board has adopted a Code of Ethics to be followed by Popular’s employees, officers and directors. The Code of Ethics reaffirms Popular’s high standards of ethics, integrity and honesty, and provides the general rules to be followed in order to act in accordance with our ethical principles. Directors, NEOs, other executive officers and employees are required to read and comply with the Code of Ethics. Popular offers trainings on its Code of Ethics to all new employees shortly after their start date and also provides periodic Code of Ethics training to all employees. The Code of Ethics training is available in both English and Spanish. Moreover, on an annual basis employees must certify that they have read the Code of Ethics and must complete a Declaration on Code of Ethics, Anti-Corruption Policy and Possible Conflicts of Interest. In addition, suppliers, including vendors, service providers, consultants and contractors, among others, are subject to the Code of Ethics for Popular Suppliers.
Overall responsibility for interpreting and applying the Code of Ethics rests with the Corporate Ethics Officer, whose work is overseen by Popular’s Chief Legal Officer and the Board. At least once a year, the Corporate Ethics Officer reports to the Board on the status of the Code of Ethics, ethics training and other ethics-related matters. Our Board of Directors plays an essential oversight role over ethics related matters of the Corporation, by among others:
•	modeling ethical standards by focusing on the character, integrity, and qualifications of its members and that of the senior management of the Corporation;
12 | 2023 POPULAR, INC. PROXY STATEMENT

•	overseeing management’s identification, monitoring and control of internal risks, including compliance with the Code of Ethics; and
•	overseeing and managing violations to the Code of Ethics.
The Code of Ethics provides that any waivers of its terms granted to NEOs, other executive officers or directors may be made only by the independent members of the Board. Any such waivers must be promptly disclosed to the shareholders.
During 2022, Popular did not receive or grant any request from directors, NEOs or other executive officers for waivers under the provisions of the Code of Ethics. The Code of Ethics was last revised on September 30, 2022 and is available on the Corporate Governance section of Popular’s website in English at investor.popular.com/eng/corporate-governance/ and in Spanish at investor.popular.com/esp/regencia-corporativa/. Popular posts on its website any amendments to the Code of Ethics and any waivers granted to the President and CEO, the CFO, the Corporate Comptroller or directors.
Popular expects employees to report behavior that concerns them or that may represent a violation of the Code of Ethics. Popular offers several channels by which employees may raise an issue or concern, including any actual or potential violations of the Code of Ethics. One such method is EthicsPoint, a website and telephone hotline that is available 24/7. EthicsPoint reports can be submitted anonymously.
Committees of the Board
The Board has five standing Committees: an Audit Committee, a Corporate Governance and Nominating Committee, a Risk Management Committee, a Talent and Compensation Committee and a Technology Committee. All committees operate under written charters which are posted on our website under the heading “Corporate Governance” at www.popular.com/en/investor-relations. Highlighted below are some of the key responsibilities of each committee, as well as information about committee members and their independence, number of meetings in 2022 and last charter revision date, among others. For additional information on the role of certain of the standing committees in connection with risk oversight and oversight of ESG matters, please see the “Board Oversight of Risk Management” and “Corporate Responsibility and Sustainability” sections of this Proxy Statement.
Audit Committee
10 Meetings in 2022 8 discussed earnings releases, Form 10-K and Form 10-Q filings.	Members John W. Diercksen (Chair) Alejandro M. Ballester C. Kim Goodwin José R. Rodríguez Carlos A. Unanue	Independence Each member of the committee is independent	Charter Last Revised December 9, 2022

Primary Responsibilities

Assists the Board in its oversight of:

•   the outside auditors’ qualifications, independence and performance;

•   the performance of Popular’s internal audit function;

•   the integrity of Popular’s financial statements, including overseeing the accounting and financial processes, principles and policies, the effectiveness of internal controls over financial reporting and the audits of the financial statements; and

•   compliance with legal and regulatory requirements.

In addition, the Audit Committee issues a report, as required by the U.S. Securities and Exchange Commission (the “SEC”) rules, for inclusion in Popular’s annual proxy statement. The Audit Committee was established in accordance with the requirements of the Securities Exchange Act of 1934 (the “1934 Act”).

Audit Committee Financial Experts Mr. Diercksen, Ms. Goodwin and Mr. Rodríguez are Audit Committee Financial Experts as defined by SEC rules.
CORPORATE GOVERNANCE DIRECTORS AND EXECUTIVE OFFICERS  | 13

Corporate Governance and Nominating Committee
5 Meetings in 2022	Members Alejandro M. Ballester (Chair) Joaquín E. Bacardí, III John W. Diercksen Maria Luisa Ferré Myrna M. Soto	Independence Each member of the committee is independent	Charter Last Revised December 9, 2022

Primary Responsibilities

The Corporate Governance and Nominating Committee is responsible for:

•   exercising general oversight with respect to the governance of the Board;

•   identifying and recommending individuals qualified to become Board members and recommending director nominees and committee members to the Board;

•   reviewing and reporting to the Board on matters of corporate governance and developing and recommending to the Board a set of corporate governance principles applicable to Popular;

•   leading the Board and assisting its committees in the annual evaluation of the performance of the Board, its committees and the individual directors;

•   recommending to the Board the form and amount of compensation for Popular’s directors;

•   overseeing the Corporation’s strategy, initiatives, practices, and policies that relate to sustainability and social responsibility, including environmental, social and governance (ESG) matters; and

•   reviewing and overseeing the Corporation’s reporting with respect to corporate sustainability and ESG matters.

Risk Management Committee
10 Meetings in 2022	Members C. Kim Goodwin (Chair) Joaquín E. Bacardí, III Robert Carrady John W. Diercksen José R. Rodríguez Myrna M. Soto	Independence Each member of the committee is independent	Charter Last Revised December 9, 2022

Primary Responsibilities

Assists the Board in its oversight of:

•   Popular’s enterprise-wide risk management program, practices and framework;

•   the monitoring, review and approval of the policies and procedures that measure, limit and manage Popular’s main risks, including operational, credit, liquidity, interest rate, market, legal, compliance, cyber, climate, reputational, including social, risks;

•   senior management’s activities with respect to capital management, including the development of Popular’s annual capital plan;

•   Popular’s information security and risk management with respect to cybersecurity; and

•   Popular’s risk management with respect to environmental risks, including risks pertaining to climate-change.

Risk Management Experts
Ms. Goodwin, Mr. Rodríguez and Ms. Soto are Risk Management Experts as defined in the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules of the Federal Reserve Board promulgated thereunder.

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Talent and Compensation Committee
5 Meetings in 2022	Members María Luisa Ferré (Chair) Robert Carrady Betty DeVita John W. Diercksen Carlos A. Unanue	Independence Each member of the committee is independent	Charter Last Revised December 9, 2022

Primary Responsibilities

Discharges the Board’s responsibilities, subject to review by the full Board, relating to:

•   the compensation of Popular’s CEO and all other executive officers;

•   the adoption of policies that govern Popular’s compensation and benefits programs;

•   overseeing plans for executive officer development and succession;

•   reviewing and advising management regarding the Corporation’s human capital strategies, practices and initiatives, including ESG matters related to culture, talent acquisition and development, workforce engagement, diversity, equity (including pay equity) and inclusion;

•   overseeing, in consultation with management, compliance with federal, state and local laws as they affect compensation matters;

•   considering, in consultation with the Chief Risk Officer, whether the incentives and risks arising from the compensation plans for all employees are reasonably likely to have a material adverse effect on Popular and taking necessary actions to limit any risks identified as a result of the risk-related reviews; and

•   reviewing and discussing with management the “Compensation Discussion and Analysis” section in Popular’s annual proxy statement in compliance with applicable law, rules and regulations.

Talent and Compensation Committee Interlocks and Insider Participation:

None of the members of the Talent and Compensation Committee is or has been an officer or employee of Popular. In addition, none of our executive officers is, or was during 2022, a member of the board of directors or compensation committee (or other committee serving an equivalent function) of another company that has, or had during 2022, an executive officer serving as a member of our Talent and Compensation Committee. Other than as disclosed in the “Certain Relationships and Transactions” section of this Proxy Statement, none of the members of the Compensation Committee had any relationship with Popular requiring disclosure under Item 404 of Regulation S-K.

Technology Committee
4 Meetings in 2022	Members Richard L. Carrión (Chair) Betty DeVita John W. Diercksen C. Kim Goodwin Myrna M. Soto	Independence All members of the Committee are independent, except for Mr. Carrión	Charter Last Revised December 9, 2022

Primary Responsibilities

Discharges the Board’s responsibilities, subject to review by the full Board, relating to:

•   overseeing the development and implementation of the Corporation’s technology planning, strategy and major initiatives, as well as the Corporation’s technology functions, operations and needs;

•   overseeing and reviewing Popular’s major technology related transactions, acquisitions, investments, projects and architecture decisions, including the financial, customer and strategic benefits thereof;

•   monitoring the risks associated with major technology vendor relationships;

•   overseeing Popular’s plans and activities relevant to technology innovation; and

•   reviewing and receiving reports from management and third parties regarding current and emerging technology trends.

CORPORATE GOVERNANCE DIRECTORS AND EXECUTIVE OFFICERS  | 15

Membership in Board Committees

AUDIT	CORPORATE GOVERNANCE & NOMINATING	RISK MANAGEMENT	TALENT & COMPENSATION	TECHNOLOGY
Ignacio Alvarez					
Joaquín E. Bacardí		Member	Member		
Alejandro M. Ballester	Member	Committee Chairperson			
Robert Carrady			Member	Member	
Richard L. Carrión					Committee Chairperson
Betty DeVita				Member	Member
John W. Diercksen	Committee Chairperson / Audit Committee Financial Expert and Committee Member	Member	Member	Member	Member
María Luisa Ferré Rangel		Member		Committee Chairperson	
C. Kim Goodwin	Audit Committee Financial Expert and Committee Member		Committee Chairperson / Risk Management Expert and Committee Member		Member
José R. Rodríguez	Audit Committee Financial Expert and Committee Member		Risk Management Expert and Committee Member		
Myrna M. Soto		Member	Risk Management Expert and Committee Member		Member
Carlos A. Unanue	Member			Member	

- Committee Chairperson
- Audit Committee Financial Expert and Committee Member
- Member
- Risk Management Expert and Committee Member

Board Oversight of Risk Management
While management has primary responsibility for managing risk, the Board has a significant role in the risk oversight of Popular. The Board performs its risk oversight functions directly and through several Board committees, each of which oversees the management of risks that fall within its areas of responsibility, as described below. In discharging their responsibilities, Board committees have full access to management and independent advisors as they deem necessary or appropriate. In addition, each Board committee reports to the Board on their risk oversight functions after each meeting. Whenever it is deemed appropriate, management gives presentations to the full Board in connection with specific risks, such as those related to compliance, cybersecurity and information security, among others. The principal roles and responsibilities of the Board committees in the oversight of risk management are described next.
Audit Committee
Risk Oversight Responsibilities:
•	Oversee accounting and financial reporting principles and policies, internal controls and procedures and controls over financial reporting.
•	Review reports from management, independent auditors, internal auditors, compliance group, legal counsel, regulators and outside experts, as considered appropriate, that include risks Popular faces.
•	Evaluate and approve the annual risk assessment of the Internal Audit Division, which identifies the areas to be included in the annual audit plan.
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Corporate Governance and Nominating Committee
Risk Oversight Responsibilities:
•	Provide oversight to risks related to the composition and structure of the Board and its committees, including the selection and nomination of the members of the Board.
•	Review, approve and oversee the Corporation’s corporate governance practices.
•	Oversee the Corporation’s approach to ESG matters and how the Corporation advances sustainability in its business and operations.
•	Review and oversee the Corporation’s reporting with respect to ESG matters.
Risk Management Committee
Risk Oversight Responsibilities:
•
Review, approve and oversee management’s implementation of Popular’s risk management program and related policies, procedures and controls to measure, limit and manage Popular’s risks, including operational, credit, liquidity, interest rate, market, legal, cyber, compliance, climate and reputational, including social, risks, while taking into consideration their alignment with Popular’s strategic and capital plans.

•	Oversee the Corporation’s activities with respect to capital management, including overseeing the development of the annual capital plan of the Corporation.
•	Review and discuss with management Popular’s major financial risk exposures and the steps taken by management to monitor and control such exposures.
•	Oversee Popular’s cybersecurity and information security strategy and preparedness.
•	Oversee the Corporation’s environmental risks, including risk pertaining to climate change.
•	Review and receive reports on selected risk topics as management or the committee may deem appropriate.
Talent and Compensation Committee
Risk Oversight Responsibilities:
•	Establish Popular’s executive compensation and other incentive-based compensation programs, taking into account the risks that such programs may pose to Popular.
•
Evaluate, in consultation with the Chief Risk Officer, whether the incentives and risks arising from Popular’s compensation plans for all employees are likely to have a material adverse effect on Popular.

•	Take such action as the Committee deems necessary to limit any risks identified as a result of the risk-related reviews.
Technology Committee
Risk Oversight Responsibilities:
•
Provide oversight with respect to risks related to the development and implementation of Popular’s technology planning, strategy and initiatives, as well as Popular’s technology functions, operations and needs.

•	Assess the risks associated with major technology related transactions, acquisitions, investments and projects.
•	Monitor the risks associated with major technology vendor relationships.
CORPORATE GOVERNANCE DIRECTORS AND EXECUTIVE OFFICERS  | 17

Corporate Responsibility and Sustainability
As a financial institution operating for 130 years, we are keenly aware that our impact goes far beyond the financial services we provide. At Popular we are committed to elevating the social and economic well-being of our employees, customers and communities, through our core service offerings and responsible business practices. To fulfill our commitment, we have developed environmental, social and governance (“ESG”) practices that include transparently communicating our journey and progress. To highlight our goals and the progress achieved during 2022 in ESG matters, we expect to publish our 2022 Corporate Sustainability Report during the second quarter of 2023.
To learn more about Popular’s commitment to sustainability, please visit https://www.popular.com/ en/corporate-sustainability/. The information contained in our Corporate Sustainability Reports and on our website is not incorporated by reference in this Proxy Statement or considered to be a part of this document.

Our Board of Directors is actively engaged in the oversight of the Corporation’s ESG strategy and practices

The Board of Directors oversees the Corporation’s general ESG activities, priorities and strategies. To ensure the pursuit of the Corporation’s ESG objectives and goals, the Board has delegated direct oversight responsibility for ESG-related matters to three of its committees.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE	•	Oversees Popular’s strategy, initiatives, practices and policies related to ESG matters in consultation and coordination with other committees of the Board.
•
Receives reports and advises management on ESG matters, including but not limited to environmental sustainability, community and social impact activities, charitable contributions, philanthropy and other public policy and responsibility matters, that may impact the Corporation, its shareholders, employees, customers and the communities in which it operates.

	•	Reviews and oversees the Corporation’s reporting with respect to ESG matters.

RISK MANAGEMENT COMMITTEE	•	Oversees Popular’s risk management with respect to credit, market, liquidity, operational, cyber, compliance, legal, environment, including climate change, and reputational, including social, risks.

TALENT AND COMPENSATION COMMITTEE	•
Reviews and advises management regarding the Corporation’s human capital strategies, practices, and initiatives, including ESG matters related to culture, talent acquisition and development, workforce engagement, and diversity, equity and inclusion.

ESG STEERING COMMITTEE	•	Establishes and defines Popular’s ESG efforts and work plan.
	•	Oversees the development, management and implementation of the Corporation’s ESG efforts, including, but not limited to the standards, strategies, policies and guidelines that address ESG matters.
	•	Provides feedback and guidance on the execution and implementation of Popular’s ESG work plan.
	•	Assesses and approves the ESG related standards used in the evaluation of commercial loan applications in accordance with the applicable Commercial Credit Policy of BPPR and Popular Bank.
	•	Reviews and approves Popular’s ESG communications, disclosures and reporting plans.

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Mitigate the impacts of climate change and create a more sustainable and resilient future.
•	We continued our goal to minimize the environmental impact of our operations by, among other measures, lowering our dependence on fossil fuels. As part of this energy transition, during 2022, we:
•
brought into operation a second combined heat and power (CHP) generation facility expected to be fueled mostly by renewable liquid natural gas produced by local landfills to provide cleaner energy to our facilities; and

• increased from 37 to 60 the number of branches powered by solar energy.
•	Popular provided over $500,000 in grants to environmental organizations that promote reforestation, biodiversity and renewable energy.

Improve the social and economic well-being of our employees, customers, and communities while prioritizing diversity, equity, and inclusion in all aspects of our business.
Human Capital
•	Invested approximately $46 million during 2022 in merit increases and market-based salary adjustments.
•	Increased the base salary pay in all our regions.
•	Expanded the Bonding Time Leave to all our employees from four to eight weeks of paid time off for parents to bond with their newborn or adopted children.
•	Established a Hybrid Work Model for which 48% of the workforce is eligible.
Diversity, Equity and Inclusion
•	Launched two new Employee Resource Groups, one for employees with functional diversity and another for female employees.
Financial Inclusion
•	Launched the Popular Impact Fund, with an initial investment of $15 million, to invest in companies that provide strategic technology for the financial services sector or have a social impact.
•	Implemented significant changes to our overdraft practices, including eliminating the charge for insufficient funds on returned transactions.
•
Swiftly deployed initiatives to support our customers and communities after Hurricane Fiona. Waived late payment fees for auto loans, credit cards, personal loans and mortgages as well as withdrawal fees for ATMs outside of our network. To support our communities, Popular provided grants to nonprofits providing food, water and aid to affected communities. To ensure their operational continuity, established partnerships with agriculture focused nonprofits and provided support to small businesses.

Community Investments
•
Our community investments in 2022 totaled approximately $12 million including corporate donations, programs to promote financial inclusion and entrepreneurship, as well as philanthropic contributions through our corporate foundations in Puerto Rico and the mainland U.S.

CORPORATE GOVERNANCE DIRECTORS AND EXECUTIVE OFFICERS  | 19

Employ governance best practices and manage risk across the organization.
•	Board of Directors composed of a majority of independent directors.
•	75% of current Board members are ethnically diverse.
•	33.3% of the Board is currently composed of women.
•	Starting in the 2023 Annual Meeting of Shareholders, all members of the Board of Directors will be elected on an annual basis.
•	Integrated ESG oversight responsibilities to several Committees of the Board of Directors.
•
As part of our efforts to provide an additional layer of security to our customers, launched program requiring compulsory activation of two step verification in the Mi Banco app and launched a cyber security awareness campaign.

•	For the second year in a row, Popular was included in the Bloomberg Gender Equality Index.
•	Received the Innovation in Learning and Development Award from the Bank Administration Institute, which recognizes Popular’s talent development strategy.
•
The Center for Corporate Citizenship of the Boston College granted our Echar Pa’Lante program with the Innovation Amplifier award, a recognition to companies that have helped create awareness of a social issue to a wider array of stakeholders.

•	Selected as Puerto Rico’s Best Consumer Digital Bank by the Global Finance magazine.
•	Popular was recognized by Institutional Investors, a leading international business publisher focused on international finance, as having the Best ESG Strategy among Mid-Cap Banks.

Nomination of Directors
The Corporate Governance and Nominating Committee Charter provides that, in nominating candidates, the Committee will take into consideration such factors as it deems appropriate, which may include judgment, skill, diversity, experience with business and other organizations, the interplay of the candidate’s experience with the experience of the existing Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.
The Corporate Governance and Nominating Committee will consider candidates for director who are recommended by its members, by other Board members, by management, by shareholders, by contacts in the communities we serve, and by third-party search firms. The Corporate Governance and Nominating Committee has the authority to engage a third-party search firm or consultant to identify and provide information on potential candidates for review, based on the criteria described in this section.
There are no differences in the manner in which the Corporate Governance and Nominating Committee will evaluate nominees for director in the event the nominee is recommended by a shareholder.
Shareholders who wish to submit nominees for director for consideration by the Corporate Governance and Nominating Committee for election at Popular’s 2024 annual meeting of shareholders may do so as set forth under “General Information About the Meeting—Shareholder Proposals.”
There were no nominees for director recommended by shareholders for consideration by the Corporate Governance and Nominating Committee for election at the 2023 annual meeting of shareholders.
Under Popular’s Corporate Governance Guidelines, the Board should, based on the recommendations of the Corporate Governance and Nominating Committee, select nominees for the position of independent director by considering the following criteria.
20 | 2023 POPULAR, INC. PROXY STATEMENT

Criteria For Nomination
Personal qualities and characteristics, accomplishments and reputation in the business community.
Current knowledge and contacts in the communities in which Popular does business and in Popular’s industry or other industries relevant to Popular’s business.
Ability and willingness to commit adequate time to Board and committee matters.
The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Popular.
Diversity of viewpoints, background, experience, gender, race, ethnicity and other demographics.
Board Diversity, Experience and Skills
The following tables summarize certain self-identified demographic characteristics of our directors for the years 2022 and 2023, in accordance with Nasdaq Listing Rules 5605(f) and 5606. Each term used in the table has the meaning given to it in the Nasdaq Listing Rules and related instructions.
Current Year (2023) Board of Directors Diversity Statistics
BOARD DIVERSITY MATRIX As of March 29, 2023 TOTAL NUMBER OF DIRECTORS 12 Female Male Non Binary Did Not Disclose Gender Part I: Gender Identity Directors 4 8 Part II: Demographic Background African American or Black 1 Alaskan Native or Native American Asian Hispanic or Latino 2 6 Native Hawaiian or Pacifi c Islander White 2 7 Two or More Races or Ethnicities 1 5 LGBTQ+ 1 Did Not Disclose Demographic Background

Prior Year (2022) Board of Directors Diversity Statistics
BOARD DIVERSITY MATRIX As of March 30, 2022 TOTAL NUMBER OF DIRECTORS 12 Female Male Non Binary Did Not Disclose Gender Part I: Gender Identity Directors 4 8 Part II: Demographic Background African American or Black 1 Alaskan Native or Native American Asian Hispanic or Latino 2 6 Native Hawaiian or Pacific Islander White 1 6 Two or More Races or Ethnicities 4 LGBTQ+ 1 Did Not Disclose Demographic Background

CORPORATE GOVERNANCE DIRECTORS AND EXECUTIVE OFFICERS  | 21

The Corporate Governance and Nominating Committee does not have a specific diversity policy with respect to the director nomination process. Rather, the committee considers diversity in the broader sense of how a candidate’s viewpoints, experience, skills, background, gender, race, ethnicity and other demographics could assist the Board in light of the Board’s composition at the time. The Board believes that each director contributes to the overall diversity by providing a variety of personal and professional experiences and backgrounds. The Board is committed in considering the diversity of its members when evaluating its composition, and strives to ensure diversity of gender, race, ethnicity and other demographics among its members. As shown below, the current directors and nominees reflect a broad diversity of gender, race, ethnicity, background, skills and experiences.

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Communication with the Board
Any shareholder who desires to contact the Board or any of its members may do so by writing to:
Popular, Inc., Board of Directors (751), P.O. Box 362708, San Juan, PR 00936-2708
Alternatively, a shareholder may contact the Audit Committee or any of its members telephonically by calling the toll-free number (866) 737-6813 or electronically through www.popular.com/ethicspoint-en.

Popular’s Corporate Secretary reviews all correspondence addressed to the Board or any of its members and provides the Board with copies of all communications that deal with the functions of the Board or its committees, or that otherwise require Board attention. Communications received by the Audit Committee that are not related to accounting or auditing matters may, in its discretion, be forwarded by the Audit Committee or any of its members to other committees of the Board or to Popular’s management for review.
Where to Find More Information on Governance
Popular maintains a corporate governance section on its website at www.popular.com/en/investor-relations/ where investors may find copies of our principal governance documents. The corporate governance section of Popular’s website contains, among others, the following documents:
Audit Committee Charter
Code of Ethics
Code of Ethics for Popular Suppliers
Corporate Governance and Nominating Committee Charter
Corporate Governance Guidelines
Corporate Sustainability Report
Insider Trading Policy
Risk Management Committee Charter
Talent and Compensation Committee Charter
Technology Committee Charter
CORPORATE GOVERNANCE DIRECTORS AND EXECUTIVE OFFICERS  | 23

Directors and Executive Officers
Nominees for Election as Directors
Information relating to director nominee’s participation in Popular’s committees, age, principal occupation, business experience during the past five years (including positions held with Popular or its subsidiaries and the period during which each director has served in such capacity), directorships, expertise, skills and qualifications is set forth below. All of Popular’s directors are also directors of the following subsidiaries of Popular: Banco Popular de Puerto Rico (“BPPR”), Popular North America, Inc. and Popular Bank.
Ignacio Alvarez
President & Chief Executive Officer of Popular, Inc. Director Since 2017 Age 64	Expertise & Skills

Background
Chief Executive Officer of Popular, BPPR and Popular Bank since July 2017. President of Popular, BPPR and Popular Bank since October 2014 and Chief Operating Officer of Popular and BPPR from October 2014 to July 2017. Executive Vice President and Chief Legal Officer of Popular from June 2010 to September 2014. President and CEO of Popular North America, Inc. and other direct and indirect wholly-owned subsidiaries of Popular. President of the Puerto Rico Bankers Association since October 2021 and from October 2017 to September 2019. Director of Centro Financiero BHD León, S.A. and Banco BHD León, from March 2018 to March 2019. Member of the Board of Trustees of Fundación Banco Popular, Inc. and of Popular Foundation, Inc., since November 2015. Founding member of Endeavor Puerto Rico since November 2017. Member of the Board of Directors of the Bank Policy Institute, from June 2021 to July 2022.

Qualifications
As President, Chief Executive Officer and former Chief Operating Officer of Popular, Mr. Alvarez has demonstrated his solid strategic and analytical skills, understanding of the markets in which we operate, business acumen and strength as a leader, delivering positive results in our Puerto Rico business despite challenging conditions and overseeing the repositioning of our operations in the United States. Prior to joining Popular in 2010 as Chief Legal Officer, Mr. Alvarez was one of the six founding partners of the law firm Pietrantoni Méndez & Alvarez LLC, one of Puerto Rico’s principal law firms. During his 27 years in private law practice, his main areas of expertise included banking, corporate and commercial law, corporate and public finance law, securities and capital markets. Mr. Alvarez’s understanding of the Corporation and excellent business skills, as well as his background as an attorney with vast experience on corporate matters, including regulatory and corporate governance, have proven to be a great asset.

24 | 2023 POPULAR, INC. PROXY STATEMENT

Joaquín E. Bacardí, III
President and Chairman of Edmundo B. Fernández, Inc. Independent Director Since 2013 Age 57	Expertise & Skills

Background
President, Chairman and majority shareholder of Edmundo B. Fernández, Inc., a privately held producer and distributor of rum since November 2017. Private investor since 2016. President and Chief Executive Officer of Bacardi Corporation, a privately held business and major producer and distributor of rum and other spirits, from April 2008 to April 2016.

Qualifications
On November 2017, Mr. Bacardí completed the acquisition of Edmundo B. Fernández, Inc., a 142 year old privately owned rum company. Mr. Bacardí has extensive experience in the development and implementation of international marketing, sales and distribution strategies acquired throughout more than 24 years at various Bacardi companies and 3 years as Product Manager of Nestlé of Puerto Rico. As President and Chief Executive Officer of Bacardí Corporation, Mr. Bacardí directed and managed all business operations with full profit and loss responsibilities and government relations for Bacardí in the Caribbean, Mexico, Central and South America. Prior to becoming President and Chief Executive Officer of Bacardi Corporation, Mr. Bacardí held positions in various Bacardí enterprises where, among other things, he was responsible for the development of all global communication strategies for Bacardí Limited’s whisky portfolio, with total sales of approximately $400 million, and supervision of marketing for all Bacardi brands globally. Mr. Bacardí’s vast experience in business operations in Puerto Rico and across various international markets, as well as his expertise in global communication strategies, have been of great benefit to the Board.

Committees Corporate Governance & Nominating Risk Management
CORPORATE GOVERNANCE DIRECTORS AND EXECUTIVE OFFICERS  | 25

Alejandro M. Ballester
President of Ballester Hermanos, Inc. Independent Director Since 2010 Age 56	Expertise & Skills
Background President of Ballester Hermanos, Inc., a major food and beverage distributor in Puerto Rico, since 2007.

Qualifications
Mr. Ballester has a comprehensive understanding of Puerto Rico’s consumer products and distribution industries acquired through over 32 years of experience at Ballester Hermanos, Inc., a privately-owned business dedicated to the importation and distribution of grocery products, as well as beer, liquors and wine for the retail and food service trade in Puerto Rico, which also recently expanded its food service operations to Panama. As of December 31, 2022, Ballester Hermanos had approximately $125 million in assets and annual revenues of approximately $435 million. Mr. Ballester is familiar with the challenges faced by family-owned businesses, which constitute an important market segment for Popular’s commercial banking units. He has proven to be a successful entrepreneur establishing the food service division of Ballester Hermanos in 1999, which today accounts for 42% of the firm’s revenues. During 2009, he was a director of the Government Development Bank for Puerto Rico and member of its audit and investment committees where he obtained experience in overseeing a variety of fiscal issues related to various government agencies, instrumentalities and municipalities. The experience, skills and understanding of the Puerto Rico economy and government financial condition acquired by Mr. Ballester have been of great value to the Board.

Committees Corporate Governance & Nominating (Chair) Audit
Robert Carrady
President of Caribbean Cinemas Independent Director Since 2019 Age 67	Expertise & Skills
Background President of Caribbean Cinemas, a family-owned business and the largest movie theater chain in the Caribbean, since 2006.

Qualifications
Mr. Carrady, as President of Caribbean Cinemas, has acquired extensive leadership and business operations experience by overseeing and managing a theater operation of approximately 570 cinema screens in 68 locations across Puerto Rico, the Dominican Republic and several other Caribbean islands, as well as in Guyana, Panama and Bolivia. His entrepreneurial skills have helped develop Caribbean Cinemas into the largest movie theater chain in the Caribbean and transformed the company, which today manages in-house the construction of new sites, theatre operations, film buying, food concessions, screen advertising, game room concessions, film production and real estate leasing and management. Mr. Carrady’s experience as a business leader and entrepreneur, as well as his thorough understanding of the Caribbean region, one of the markets where Popular operates, brings great value to our Board.

Committees Risk Management Talent and Compensation
26 | 2023 POPULAR, INC. PROXY STATEMENT

Richard L. Carrión
Chairman of the Board of Directors of Popular, Inc. Director Since 1991 Age 70	Expertise & Skills

Background
Chairman of Popular since 1993 and Executive Chairman from July 2017 to July 2019. CEO of Popular from 1994 to June 2017 and President from 1991 to January 2009 and from May 2010 to September 2014. Executive Chairman of BPPR from July 2017 to July 2019, Chairman since 1993 and CEO from 1989 to June 2017. President of BPPR from 1985 to 2004 and from May 2010 to September 2014. Executive Chairman of Popular Bank from July 2017 to July 2019 and Chairman since 1998. Chairman of Popular North America, Inc. and other direct and indirect wholly-owned subsidiaries of Popular and CEO until 2017. Director of the Federal Reserve Bank of New York from January 2008 to December 2015. Chairman of the Board of Trustees of Fundación Banco Popular, Inc. since 1991. Chairman and Director of Popular Foundation, Inc. since 2005. Member of the Board of Directors of Verizon Communications, Inc. from 1995 to May 2019. Member of the International Olympic Committee since 1990 and Chairman of the International Olympic Committee Finance Commission from 2002 to 2013. Managing Member of RCA3 Investments, LLC, an entity engaged in financial consulting since October 2017. Chairman of the Board of Vall Banc, an Andorra-based bank, from October 2017 to February 2022. Member of the Supervisory Board of NIBC Holdings N.V., a commercial bank in the Netherlands, from September 2017 to February 2021. Member of the Board of Directors of First Bank, an entity engaged in banking in Romania, since November 2018.

Qualifications
Mr. Carrión’s 46 years of banking experience, over 33 years heading Popular, give him a unique level of knowledge of the Puerto Rico financial system. Mr. Carrión is a well-recognized leader with a vast knowledge of the Puerto Rico economy, and is actively involved in major efforts impacting the local economy. His knowledge of the financial industry led him to become a director of the Federal Reserve Bank of New York for eight years.

Committees Technology (Chair)
CORPORATE GOVERNANCE DIRECTORS AND EXECUTIVE OFFICERS  | 27

Betty DeVita
Chief Business Officer of FinConecta Independent Director Since 2021 Age 62	Expertise & Skills

Background
Chief Business Officer and member of the Board of Directors of FinConecta, a privately held global technology company focused on the digitalization of finance and open banking, since February 2019. Chief Commercial Officer of Digital Payments & Labs at Mastercard Worldwide where she oversaw the company’s research, development, and deployment of payment innovations across a wide range of global markets, from May 2015 to February 2019. President of Mastercard Canada, Inc., from September 2010 to April 2015. Before joining MasterCard, Ms. DeVita held various positions of increasing responsibility at Citigroup, Inc. from 1981 to 2010, including leadership roles in North America, Latin America, and Korea, culminating in her position as Chairman and CEO of Citibank Canada Inc. Member of the Board of Directors of Molson Coors Brewing Co., a publicly traded brewing company, from May 2016 to May 2020.

Qualifications
Ms. DeVita has over 41 years of experience in the banking and payments industry, including as a well-recognized leader integrating technology and digital solutions to financial services. Her extensive senior leadership experience and her deep understanding of the role of technology in the financial services industry is of great value to our Board.

Committees Risk Management Talent and Compensation	Other Current Public Company Boards Home Capital Group Inc. (since November 2021)
28 | 2023 POPULAR, INC. PROXY STATEMENT

John W. Diercksen
Principal of Greycrest, LLC Independent Director Since 2013 Age 73 Lead Independent Director of Popular, Inc.	Expertise & Skills

Background
Principal of Greycrest, LLC, a privately-held financial and operational advisory services company, since October 2013. Chief Executive Officer of Beachfront Wireless LLC, a privately-held investment entity organized to participate in a Federal Communications Commission airwaves auction, from December 2015 to November 2016, when it was sold. Senior Advisor at Liontree Investment Advisors, an investment banking firm, since April 2014. Director of Harman International Industries, Incorporated, an audio and infotainment equipment company, from June 2013 to June 2017, when it was sold. Director of Cyxtera Technologies, Inc., an entity that provides data center security and analytics services, since May 2017, which became a publicly traded company in July 2021. Director of Intelsat, S. A., a provider of communications satellites, from September 2013 to February 2022.

Qualifications
Mr. Diercksen has 33 years of experience in the communications industry. From 2003 to 2013, he was an Executive Vice President of Verizon Communications, Inc., a global leader in delivering consumer, enterprise wireless and wire line services, as well as other communication services. At Verizon he was responsible for key strategic initiatives related to the review and assessment of potential mergers, acquisitions and divestitures and was instrumental in forging Verizon’s strategy of technology investment and repositioning its assets. He possesses a vast experience in matters related to corporate strategy, mergers, acquisitions and divestitures, business development, venture investments, strategic alliances, joint ventures and strategic planning. Mr. Diercksen’s extensive senior leadership experience, together with his financial and accounting expertise, position him well to advise the Board and senior management on a wide range of strategic and financial matters.

Committees Audit (Chair & Financial Expert) Corporate Governance & Nominating Risk Management Talent and Compensation Technology	Other Current Public Company Boards Cyxtera Technologies, Inc. (since July 2021)
CORPORATE GOVERNANCE DIRECTORS AND EXECUTIVE OFFICERS  | 29

María Luisa Ferré Rangel
Chief Executive Officer of FRG, LLC Independent Director Since 2004 Age 59	Expertise & Skills

Background
Chief Executive Officer of FRG, LLC, a diversified family holding company with operations in media, real estate, contact centers and distribution in Puerto Rico, the United States and Chile, since 2001. Member of the Board of Directors of GFR Media, LLC since 2003 and Chair from 2006 to February 2016. Publisher of El Nuevo Día, Puerto Rico’s most widely read and influential newspaper, and Primera Hora since 2006. President and Trustee of The Luis A. Ferré Foundation, Inc. since 2003. President of the Board of Directors of Multisensory Reading Center of PR, Inc. since 2012. Member of the Latin American Caribbean Fund of The Museum of Modern Art since 2013 and Member of the Board of Directors of Partnership for Modern Puerto Rico since 2019. Member of the Board of Directors of W.R. Berkley Corporation, an insurance holding company, since May 2017.

Qualifications
Ms. Ferré Rangel has 21 years of experience as the Chief Executive Officer of FRG, LLC, the largest communications and media group in Puerto Rico, with consolidated assets of approximately $333 million and annual net revenues of approximately $142 million as of December 31, 2022. She holds positions as director and officer of numerous entities related to FRG, LLC. She also serves as director and trustee of philanthropic and charitable organizations related to fine arts and education. As a result of these experiences, Ms. Ferré Rangel possesses a deep understanding of Popular’s main market and has developed management and oversight skills that allow her to make significant contributions to the Board. She also provides thoughtful insight regarding the communications needs of Popular.

Committees Talent and Compensation (Chair) Corporate Governance & Nominating	Other Current Public Company Boards W.R. Berkley Corporation (since May 2017)
30 | 2023 POPULAR, INC. PROXY STATEMENT

C. Kim Goodwin
Private Investor Independent Director Since 2011 Age 63	Expertise & Skills

Background
Private investor since 2008. Independent director of General Mills, Inc. since June 2022 and member of its Compensation and Nominating and Governance Committees. Independent director of TJX Companies since October 2020 and member of its Finance and Audit Committees. Non-executive director of PineBridge Investments, LLC, a global asset management boutique with over $141.8 billion in assets under management, since May 2011, and Chair of the Audit Committee and member of the Remuneration Committee. Member of the Advisory Board of Grupo Ferré Rangel Holdings from 2017 to 2019 and the Board of Trustees of Princeton University from 2004 to 2008 and from 2014 to 2022.

Qualifications
Ms. Goodwin’s experience as chief investment officer at several global financial services firms provides the Board with insight into the perspective of institutional investors. Her analytical skills and understanding of global financial markets have proved to be valuable assets. As Head of Equities at Credit Suisse Asset Management from 2006 to 2008, Ms. Goodwin oversaw enterprise risk functions for her global department. Through her experiences as a member of the Audit Committee of Akamai Technologies, Chair of the Audit Committee of PineBridge Investments and Chair of Popular’s Risk Management Committee, Ms. Goodwin has developed profound knowledge of the risks related to our business. She has also developed expertise in identifying, assessing and managing risk exposure, successfully leading the Board’s efforts on risk oversight. Finally, Ms. Goodwin also provides Popular with valuable insight regarding the use of technology by financial firms.

Committees Risk Management (Chair & Risk Management Expert) Audit (Financial Expert) Technology	Other Current Public Company Boards The TJX Companies, Inc. (since October 2020) General Mills, Inc. (since June 2022)
CORPORATE GOVERNANCE DIRECTORS AND EXECUTIVE OFFICERS  | 31

José R. Rodríguez
Chairman of the Board of Directors of CareMax, Inc. Independent Director Since 2021 Age 64	Expertise & Skills

Background
Certified public accountant since March 1984. Chairman of the Board of Directors of CareMax, Inc., since February 2022 and a director since June 2021. Audit partner at KPMG LLP from 1995 until his retirement in April 2021. For more than 25 years with KPMG, Mr. Rodríguez held diverse leadership positions, including Partner in Charge and Executive Director of KPMG’s Audit Committee Institute from June 2016 to April 2021, member of KPMG US’s Board of Directors from 2006 to 2011, including as Ombudsman responsible for leading the firm’s internal regulatory investigations. He also served as Chief Operating Officer for KPMG’s Global Audit Practice from 2012 to September 2015 and Office Managing Partner for the firm’s Global Service Center from 2013 to September 2015. Member of the board of the Latin Corporate Directors Association, Chair of the Board of Overseers of the University of Miami School of Business, member of the Advisory Board of Wake Forest University School of Business, and member of Marymount University’s Board of Trustees.

Qualifications
Mr. Rodríguez has over 38 years of experience as a Certified Public Accountant and is a well-recognized leader in the field of accounting. His vast knowledge and expertise in accounting, auditing, and financial sectors, as well as his many roles as a trusted advisor brings an invaluable and essential perspective to our Board. Mr. Rodríguez is NACD (National Association of Corporate Directors) Directorship Certified™.

Committees Audit (Financial Expert) Risk Management (Risk Management Expert)	Other Current Public Company Boards CareMax, Inc. (since June 2021) Primoris Services Corporation (since May 2021)
Alejandro M. Sánchez
President and Chief Executive Officer of the Florida Bankers Association Independent Director Nominee Age 65	Expertise & Skills

Background
President and Chief Executive Officer of the Florida Bankers Association, an industry association representing Florida’s banks, since 1998, and Senior Vice President of the Florida Bankers Association from 1993 until 1998. Member of the Advisory Committee of the Export-Import (EXIM) Bank of the United States of America from July 2019 until September 2021. Member of the Federal Retirement Thrift Investment Board from November 2002 until November 2011. Since March 2022, he has been a member of the Board of Directors of Apalachee Center Hospital, Inc., a Florida treatment center facility dedicated to helping patients recover from mental illness, substance abuse and emotional and behavioral problems.

Qualifications
Mr. Sánchez has over 25 years of experience with the banking industry leading the Florida Bankers Association. He has served on various federal boards and agencies under different U.S. Presidents and held several gubernatorial appointments in the State of Florida. He has been a promoter and advocate for the banking industry before all regulatory and legislative bodies in the State of Florida and Washington D.C. He brings a deep knowledge of the banking industry and the regulatory environments in which Popular operates, as well as his political insights, to our Board. Mr. Sánchez is a Lawyer and a US Air Force Veteran.

Other Current Public Company Boards TrustCo Bank Corp NY (since October 2022)
32 | 2023 POPULAR, INC. PROXY STATEMENT

Myrna M. Soto
Chief Executive Officer & Founder of Apogee Executive Advisors LLC Independent Director Since 2018 Age 54	Expertise & Skills

Background
Chief Executive Officer & Founder, Apogee Executive Advisors LLC, a boutique advisory firm focused on providing strategic consulting in the areas of technology risk, cybersecurity, technology integrations and enterprise risk management, since June 2021. Chief Strategy and Trust Officer of Forcepoint, LLC, a global cybersecurity company, from June 2020 until May 2021. Chief Operating Officer of Digital Hands, LLC, a managed security service provider, from March 2019 until May 2020. Partner at ForgePoint Capital, a venture capital firm concentrating exclusively on cybersecurity related companies, from April 2018 to March 2019, when she assumed the role of Venture Advisor. Senior Vice President and Global Chief Information Security Officer of Comcast Corporation, a worldwide media and technology company, from September 2009 to April 2018. Vice President of Information Technology Governance and Chief Information Security Officer of MGM Resorts International, a global hospitality company, from 2005 until September 2009. Member of the Advisory Board of Ginger, an on-demand mental healthcare company, since March 2021. Member of the Board of Directors of TCIG, a private information technology and cybersecurity investment firm, since January 2023.

Qualifications
Ms. Soto has over 32 years of information technology and security experience in a variety of industries, including financial services, hospitality, insurance, risk management, as well as gaming and entertainment. During her years in the information and cybersecurity field, she successfully managed global cybersecurity and technology risk programs at leading Fortune 500 companies. Ms. Soto’s extensive experience in cybersecurity, as well as her experience as a business leader and as a member of several public company boards, brings an invaluable and unique perspective to our Board and helps ensure that the Corporation is well-positioned to meet the technology and cybersecurity needs of today’s marketplace, a matter that becomes more critical each day.

Committees Corporate Governance & Nominating Risk Management (Risk Management Expert) Technology	Other Current Public Company Boards CMS Energy Corporation (since January 2015) Spirit Airlines, Inc. (since March 2016) TriNet Group, Inc. (since May 2021)
CORPORATE GOVERNANCE DIRECTORS AND EXECUTIVE OFFICERS  | 33

Carlos A. Unanue
President of Goya de Puerto Rico, Inc. Independent Director Since 2010 Age 59	Expertise & Skills
Background President of Goya de Puerto Rico, Inc. since 2003 and of Goya Santo Domingo, S.A. since 1994, food processors and distributors.

Qualifications
Mr. Unanue has 36 years of experience at Goya Foods, Inc., a privately-held family business with operations in the United States, Puerto Rico, Spain and the Dominican Republic that is dedicated to the sale, marketing and distribution of Hispanic food, as well as to the food processing and canned food manufacturing business. Through his work with Goya Foods, Mr. Unanue has developed a profound understanding of Popular’s two main markets, Puerto Rico and the United States. His experience in distribution, sales and marketing has provided him with the knowledge and experience to contribute to the development of Popular’s business strategy, while his vast experience in management at various Goya entities has allowed him to make valuable contributions to the Board in its oversight functions.

Committees Audit Talent and Compensation
34 | 2023 POPULAR, INC. PROXY STATEMENT

Executive Officers
The following information sets forth the names of our executive officers, their age, business experience and directorships during the past five years, as well as the period during which each such person has served as executive officer of Popular.
Ignacio Alvarez President and Chief Executive Officer

Mr. Alvarez, age 64, has been Chief Executive Officer of Popular, BPPR and Popular Bank since July 2017. President of Popular, BPPR and Popular Bank since October 2014 and Chief Operating Officer of Popular and BPPR from October 2014 to July 2017. Prior to that he was Executive Vice President and Chief Legal Officer of Popular from June 2010 to September 2014. For additional information, please refer to the “Nominees for Election as Directors” section of this Proxy Statement.

Camille Burckhart Executive Vice President, Chief Information & Digital Strategy Officer Innovation, Technology & Operations Group

Ms. Burckhart, age 43, has been Executive Vice President and Chief Information and Digital Strategy Officer of Popular since July 2015. Prior to becoming Executive Vice President, Ms. Burckhart was the Senior Vice President in charge of the Technology Management Division from December 2010 to June 2015. She has been a member of the Board of Directors of Nuestra Escuela since August 2016 and of the Board of Trustees of Fundación Banco Popular since October 2018.

Beatriz Castellví Executive Vice President and Chief Security Officer Corporate Security Group

Ms. Castellví, age 55, has been Executive Vice President and Chief Security Officer of Popular in charge of data privacy, cybersecurity and fraud since May 2018. Prior to becoming Executive Vice President, she was Senior Vice President and General Auditor of the Corporation from November 2012 to April 2018. Ms. Castellví has served as a member of the Executive Council of the Puerto Rico Ellevate Chapter since 2013 and as Treasurer from 2013 to January 2019, when she became a member of its Advisory Board. Since January 2021, Ms. Castellví has also been a member of the Board of the Jane Stern Dorado Community Library.

Luis E. Cestero Executive Vice President Retail Banking Group

Mr. Cestero, age 49, has been Executive Vice President of BPPR in charge of the Retail Banking Group since July 2017. Prior to becoming Executive Vice President, Mr. Cestero was the Senior Vice President in charge of Retail Banking Administration from May 2009 to June 2017.

CORPORATE GOVERNANCE DIRECTORS AND EXECUTIVE OFFICERS  | 35

Manuel Chinea Executive Vice President Chief Operating Officer of Popular Bank

Mr. Chinea, age 57, has been Executive Vice President of Popular since January 2016 and Chief Operating Officer of Popular Bank since February 2013. He has served as a member of the Board of Trustees of Popular Foundation since October 2013, member of the Board of Directors of the Hispanic Federation since June 2016 and Chairman since July 2020, and a member of the Board of Junior Achievement New York from October 2017 until March 2021. Mr. Chinea became a member of the Advisory Board of the Newark 40 Acres and a Mule Fund in September 2020 and, in January 2022, joined the New York State Department of Financial Services Superintendent Adrienne Harris' Advisory Council on community development financial institutions (“CDFI”) and minority depository institutions (“MDI”).

José R. Coleman Tió Executive Vice President and Chief Legal Officer General Counsel and Corporate Matters Group

Mr. Coleman Tió, age 42, has been Executive Vice President, Chief Legal Officer and General Counsel since January 2022, and Assistant Secretary of the Board of Directors of Popular and its banking subsidiaries since April 2017 and Secretary of the Board of Directors of Popular’s non-banking subsidiaries since February 2022. From February 2017 until December 2021, he was Senior Vice President and Deputy General Counsel of Popular. Prior to joining Popular, Mr. Coleman Tió was an independent provider of legal and financial advisory services from May 2016 until January 2017. He also served in senior roles in the Government Development Bank for Puerto Rico, including as Executive Vice President and General Counsel, from January 2013 until May 2016. Mr. Coleman Tió was an associate at Cravath Swaine & Moore LLP from 2008 to 2013. Since February 2020, he has served as a member of the Board of Directors of Coalición Legal para Puerto Rico.

Javier D. Ferrer Executive Vice President, Chief Operating Officer, Head of Business Strategy and Corporate Secretary COO and Corporate Business Strategy Group

Mr. Ferrer, age 61, has been the Executive Vice President, Chief Operating Officer and Head of Business Strategy of Popular since January 2022. He has served as Secretary of the Board of Directors of Popular since October 2014 and a Director of BPPR since March 2015. From October 2014 until December 2021, he was Executive Vice President, Chief Legal Officer and General Counsel of Popular. In January 2019, he assumed oversight of the Corporation’s strategic planning function and in September 2019, became a member of the Trust Committee of the Board of Directors of BPPR. Prior to joining Popular, Mr. Ferrer was a Partner at Pietrantoni Méndez & Alvarez LLC, a San Juan, Puerto Rico based law firm, were he worked from September 1992 to December 2012 and from August 2013 to September 2014. From January 2013 to July 2013, Mr. Ferrer served as President of the Government Development Bank for Puerto Rico and Vice Chairman of its Board of Directors as well as Chairman of the Economic Development Bank for Puerto Rico.

36 | 2023 POPULAR, INC. PROXY STATEMENT

Maria Cristina (MC) González Executive Vice President and Chief Communications and Public Affairs Officer Corporate Communications and Public Affairs Group

Ms. González, age 48, has been Executive Vice President and Chief Communications and Public Affairs Officer of Popular since April 2021. Prior to joining Popular, Ms. González was the Senior Vice President of Global Public Affairs of The Estée Lauder Companies, Inc. from July 2016 to March 2021. From July 2013 to May 2015, Ms. González was the Director of Communications to First Lady Michelle Obama and Special Assistant to President Barack Obama. She served as a member of the Board of Directors of Unidos US, the largest Latino civil rights and advocacy organization in the United States, from fall of 2016 until June 2022. Ms. González has been a member of the Board of Directors of Univision Communications, Inc., the leading Hispanic media company, since November 2020.

Juan O. Guerrero Executive Vice President Financial and Insurance Services Group

Mr. Guerrero, age 63, has been an Executive Vice President of BPPR in charge of the Financial and Insurance Services Group since April 2004. Mr. Guerrero has served as a Director of SER de Puerto Rico since December 2010 and the Puerto Rico Open since October 2016. Mr. Guerrero will retire from the Corporation in April 2023.

Gilberto Monzón Executive Vice President Individual Credit Group

Mr. Monzón, age 63, has been an Executive Vice President of BPPR in charge of the Individual Credit Group since October 2010. He has also served as Member of the Board of Directors of the San Jorge Children’s Hospital Professional Board since 2011 and the Coalition for the Prevention of Colorectal Cancer of Puerto Rico since 2014. Since January 2021, Mr. Monzón has also been a member of the Board of Trustees of the Museum of Art of Puerto Rico and since August 2022 Chairman of the Board of Directors of Champion Petroleum Inc., a wholesale distribution company.

CORPORATE GOVERNANCE DIRECTORS AND EXECUTIVE OFFICERS  | 37

Eduardo J. Negrón Executive Vice President and Chief Administration Officer Administration Group

Mr. Negrón, age 58, has been Chief Administration Officer of Popular since February 2022 and Executive Vice President of Popular since April 2008. He has been in charge of the Administration Group since December 2010. He has served as Member of the Board of Trustees and Treasurer of Fundación Banco Popular and of the Popular Foundation since March 2008. Since 2015, Mr. Negrón has served as Trustee of Fundación Ángel Ramos and Chairman of its Finance and Investment Committee. Mr. Negrón has also served as a Director of the Fundación Puertorriqueña de las Humanidades and as a member of its Executive Committee since June 2017. Since 2019, Mr. Negrón has been the Chairman of the Board of the Corporación de Desarrollo del Centro Financiero de Hato Rey, an entity engaged in promoting the economic and urban development of the district of Hato Rey, Puerto Rico.

Eli S. Sepúlveda Executive Vice President Commercial Credit Group

Mr. Sepúlveda, age 60, has been Executive Vice President of Popular since February 2010 and of BPPR since December 2009. He has been the supervisor in charge of the Commercial Credit Group in Puerto Rico since January 2010. Mr. Sepúlveda has been a member of the Board of Managers of the Puerto Rico Idea Seed Fund, LLC since December 2016. Since November 2020, Mr. Sepúlveda has also served as a trustee of the Ricky Martin Foundation.

Lidio V. Soriano Executive Vice President and Chief Risk Officer Corporate Risk Management Group

Mr. Soriano, age 54, has been the Executive Vice President and Chief Risk Officer of Popular since August 2011 and a Director of Popular Bank since October 2014. He served as a Director of BPPR from October 2014 to September 2019. He has been a member of the Board of Directors of the Puerto Rican League Against Cancer since August 2018.

Carlos J. Vázquez Executive Vice President and Chief Financial Officer Corporate Finance Group

Mr. Vázquez, age 64, has been the Chief Financial Officer of Popular since March 2013. He was President of Popular Bank from September 2010 to September 2014 and has been Executive Vice President of Popular since February 2010 and Senior Executive Vice President of BPPR since 2004. He has served as Director of Popular Bank since October 2010 and of BPPR from October 2010 to July 2021. He has been Vice Chairman of the Board of Directors of Popular Bank Foundation since November 2010, Director of the Federal Home Loan Bank of New York since November 2013 and Member of the National Board of Directors of Operation Hope since 2012.

38 | 2023 POPULAR, INC. PROXY STATEMENT

Certain Relationships and
Transactions
We may be party to transactions, arrangements or relationships with our directors, director nominees, executive officers, shareholders owning more than 5% of the Corporation’s voting securities, or their immediate family members (each, a “Related Party”). We have adopted a written Policy on Related Party Transactions (the “Related Party Policy”) to identify and evaluate potential conflicts of interest, independence factors and disclosure obligations arising out of transactions, arrangements or relationships between Related Parties and us.
Transactions covered by the Related Party Policy may also be subject to restrictions pursuant to the Federal Reserve Board’s regulation on Loans to Executive Officers, Directors, and Principal Shareholders of Member Banks (Regulation O), which is the subject of a separate policy.
Our Policy on Related Party Transactions
The Related Party Policy governs the review, approval or ratification of transactions, arrangements or relationships: (i) in which Popular or any of its subsidiaries is a participant; (ii) the aggregate amount involved will or may be expected to exceed $120,000; and (iii) a Related Party has or will have a direct or indirect material interest. These transactions must be submitted to the Audit Committee for their review, evaluation and approval, unless pre-approved under the Related Party Policy.
Directors and executive officers must notify the CLO of any related party transaction in which they, or their immediate family members, have a material interest. Any unit or division proposing a related party transaction must also notify the CLO, the Corporate Comptroller and the General Auditor by completing a Related Party Transaction Request Form. After review by the CLO, the form is submitted for consideration and approval of the Audit Committee. The form must contain, among other things, a description of the proposed transaction, its benefits to Popular and an assessment of whether the proposed related party transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Only disinterested members of the Audit Committee participate in the review and determination of whether a related party transaction is approved. The Audit Committee will approve or ratify transactions with Related Parties when the transaction is deemed to be in, or is not inconsistent with, the best interest of Popular.
Pre-Approved Categories of
Related Party Transactions
In accordance with the terms of the Related Party Policy, certain types of transactions are pre-approved and certain recurring transactions are approved annually, without the need to submit the corresponding form to the Audit Committee. Pre-approved transactions include certain banking-related services and transactions in the ordinary course of business involving financial products and services provided by, or to, Popular, including loans, provided such transactions comply with the Sarbanes-Oxley Act of 2002, Regulation O and other applicable laws and regulations. Other pre-approved instances include transactions in which the rate or charges involved in the transaction are determined by competitive bids. In the event Popular becomes aware of a transaction with a Related Party that has not been approved under the terms of the Related Party Policy, the Audit Committee considers all relevant facts and circumstances regarding the transaction with the Related Party and evaluates all options available to Popular, including ratification, revision or termination. The Audit Committee also examines the facts and circumstances pertaining to the failure of reporting such related party transaction to the Audit Committee, as required by the Related Party Policy, and may take such actions as it deems appropriate.
Related Party Transactions
In 2022, Popular and its subsidiaries contributed approximately $1.1 million to Fundación Banco Popular, Inc. (the “BPPR Foundation”) through the matching of employee contributions. During 2022, Popular also contributed to the BPPR Foundation (i) $2.5 million to ensure its long term operation, (ii) $600,000 to support its relief efforts related to Hurricane Fiona, which affected Puerto Rico during September 2022, and (iii) $75,000 from the proceeds of the BPPR’s Holiday Special. An additional donation of $100,000 was made to the Employee Emergency Fund, a BPPR Foundation program, to help Popular employees affected by Hurricane Fiona. Popular also provides human and operational resources to support the activities of the BPPR Foundation, which during 2022 amounted to approximately $1.5 million, including maintenance and the amortization of leasehold improvements for the BPPR Foundation’s headquarters. BPPR and the Puerto Rico employees of Popular, through voluntary personal donations, are a significant source of funds for the BPPR Foundation. The BPPR Foundation is a Puerto Rico not-for-profit corporation created to improve the quality of life in Puerto Rico. As BPPR’s philanthropic arm, it provides a scholarship fund for employees’ children and supports education and community development projects. The Board of Trustees of the BPPR Foundation
CORPORATE GOVERNANCE DIRECTORS AND EXECUTIVE OFFICERS  | 39

appoints its eleven members. Mr. Carrión is the Chairman, while Messrs. Alvarez, Negrón and Ms. Burckhart are members, of the Board of Trustees of the BPPR Foundation.
During 2022, Popular Bank contributed approximately $184,000 to the Popular Foundation through the matching of employee contributions and made additional contributions of approximately $169,000. In addition, Popular provides human resources to support the activities of the Popular Foundation, which during 2022 amounted to approximately $86,000. Popular Bank and its employees, through voluntary personal donations, are the main source of funds of the Popular Foundation. The Popular Foundation, a New York not-for-profit corporation, was created to strengthen the social and economic well-being of the communities served by Popular Bank. As Popular Bank’s philanthropic arm, it provides support to charitable organizations with a focus on community development and education. Mr. Carrión is the Chairman, while Messrs. Alvarez, Vázquez, Chinea and Negrón are members, of the Board of Directors of the Popular Foundation.
A daughter of Mr. Alvarez is employed as a Counsel in the Legal Division of the Corporation. She received total compensation of approximately $128,000 during fiscal year 2022 and participated in the Corporation’s general benefit plans available to all employees. Her compensation was established in accordance with the Corporation’s employment and compensation practices applicable to employees with similar qualifications and responsibilities or holding similar positions. Her compensation was approved and ratified by the Audit Committee under the Related Party Policy.
In September 2022, an entity indirectly owned by Ms. Ferré Rangel and her siblings (the “Contracted Entity”) entered into a one-year contract (renewable for subsequent one-year periods) with BPPR to provide call center services in Puerto Rico to the Customer Contact Center Division of BPPR. The total amount of the contract for the initial one-year term is estimated to be approximately $970,000. BPPR conducted a request for proposal for the call center services and obtained proposals from three different service providers, including the Contracted Entity. After evaluating the proposals, the Customer Contact Center Division of BPPR selected the Contracted Entity based on its service experience in Puerto Rico, system capabilities, experience with the financial services industry and the cost structure of the proposal. In June 2022, the Audit Committee approved the transaction with the Contracted Entity in accordance with the Related Party Policy. During 2022, BPPR paid the Contracted Entity approximately $62,000 for the services rendered under the contract.
BPPR has loan transactions with Popular’s directors and officers, and other Related Persons, and intends to continue such transactions in the ordinary course of its business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with third parties. Except as discussed below, the extensions of credit have not involved and do not currently involve more than the normal risks of collection or present other unfavorable features or otherwise require disclosure under Item 404 of Regulation S-K of the Securities and Exchange Commission:
In April 2010, a sister-in-law of Mr. Unanue and an unrelated private trust, as co-borrowers, obtained a $200,000 mortgage loan from Popular Mortgage, then a subsidiary of BPPR, secured by a residential property. The loan was a fully amortizing 40-year mortgage loan with a fixed annual rate of 2.99% for the first 5 years and, thereafter, an annual rate of 5.875%. From March to August 2020, the borrowers participated in the COVID-19 forbearance program offered by BPPR to all qualifying mortgage customers in response to the coronavirus (COVID-19) pandemic. In August 2020, after the expiration of the forbearance period, the borrowers failed to make scheduled payments under the loan for the months of September and October 2020, thereby defaulting on the indebtedness. In November 2020, the borrowers requested and were granted an additional 3-month loan payment forbearance pursuant to BPPR’s ordinary course loss mitigation program, which expired in January 2021. After the expiration of this 3-month loan payment forbearance, the borrowers failed to make the monthly loan payments when due. From November 2021 to July 2022, borrowers made partial payments under the loan as part of a loan modification alternative under BPPR’s ordinary course loss mitigation program. Thereafter, borrowers ceased making payments on the loan. In November 2022, borrowers made a payment of approximately $205,990 to pay off the outstanding balance of the loan, which included approximately $180,005 in principal, $17,067 in interests, and $8,917 in other charges and fees. Including the payment made to pay off the loan, during 2022, borrowers paid BPPR approximately $180,774 in principal, $20,479 in interest, and $8,917 in other charges and fees. The outstanding balance of the loan on the date of its cancelation was approximately $205,990, which also represented the largest outstanding balance of the loan during 2022.
Related Parties of Mr. Ballester have outstanding loans made prior to the borrowers on such loans having become Related Parties of Mr. Ballester. These loans—five commercial loans made to entities that are wholly-owned by one brother-in-law of Mr. Ballester—were acquired by BPPR in 2010 as part of the Westernbank FDIC-assisted transaction. The loans are secured by real estate and personally guaranteed by the brother-in-law of Mr. Ballester. The loans were originated by Westerbank between 2001 and 2005 and had an aggregate outstanding principal balance of approximately $33.5 million when they
40 | 2023 POPULAR, INC. PROXY STATEMENT

were acquired by BPPR. Between 2011 and 2014, the loans were restructured to consist of: (i) five notes with an aggregate outstanding principal balance of $19.8 million with a 6% annual interest rate (“Notes A”) and (ii) five notes with an aggregate outstanding balance of $13.5 million with a 1% annual interest rate, to be paid upon maturity (“Notes B”). The restructured notes had an original maturity of September 30, 2016 and, thereafter, various interim renewals were approved to allow for the negotiation of a longer-term extension. The last of these interim renewals, among other things, extended the maturity date until April 2022, decreased the interest rate applicable to the Notes A to 4.25% and maintained the Notes B at an interest rate of 1%. In March and July 2022, the Audit Committee authorized two separate 90-day interim maturity extensions to provide additional time for the Bank to analyze and negotiate the terms and conditions for a longer-term renewal of the credit facilities. In November 2022, BPPR and the Related Parties of Mr. Ballester entered into a three-year extension of the loans, until November 2025, which, among other things: (i) increased the interest rate applicable to Notes A to 5.25% and maintained the Notes B at an interest rate of 1% and (ii) established a principal repayment schedule for Notes A, including a $700,000 mandatory prepayment. The three-year extension of the loans was approved by the Audit Committee in accordance with the Related Party Policy. The aggregate outstanding balance on the loans as of December 31, 2022 was approximately $29.3 million, of which approximately $15.8 million corresponded to Notes A and approximately $13.5 million to Notes B. During 2022, the borrower paid approximately $1.4 million and $691,000 in principal and interest, respectively. The largest outstanding balance of the loans during 2022 was approximately $30.6 million, of which approximately $17.1 million corresponded to Notes A and approximately $13.5 million to Notes B.
Mr. Carrión is President of and owns, together with his siblings, an entity which in turn owns 35% of a corporation that is the owner of a commercial building in Puerto Rico. In addition, Mr. Carrión’s sister and brother-in-law are owners of an entity that has a participation of 21.5% in the same corporation. In June 2001, this corporation obtained a $30.4 million commercial loan from Doral Bank to provide financing for the development of the commercial building. In March 2007, Westernbank acquired the loan from Doral Bank and increased the loan amount to $40.5 million through additional borrowings. The loan had a 40-year amortization schedule, an interest rate of LIBOR plus 1.40% and a maturity date of March 2017. The loan was secured by the commercial building developed with the proceeds of the loan and guaranteed by the owners of the borrower. The loan was acquired by BPPR in 2010 as part of the Westernbank FDIC-assisted transaction. In February 2017, the loan was extended by BPPR until June 2017 under the same terms and conditions and, in May 2017, the loan was sold by BPPR to the Corporation, which in June 2017 renewed the loan for an additional three months. In August 2017, the Corporation refinanced the then-current $37.9 million principal balance of the loan at an interest rate of 5.15%, a maturity date of February 2019 and a 30-year amortization schedule. In February 2019, the loan was renewed for a period of 36-months at an interest rate of 5.75% and a 30-year amortization schedule. On December 28, 2021, after receiving the approval of the Audit Committee under the Related Party Policy, the Corporation refinanced the then-current $36.0 million principal balance of the loan at an interest rate of 4.50%, a maturity date of December 2026 and a 20-year amortization schedule. During 2021, after the closing of the refinancing, the borrower made prepayments totaling approximately $1.2 million. Payments of principal and interest of approximately $1.2 million and $1.5 million, respectively, were made during 2022. The largest outstanding balance of the loan during 2022 was approximately $34.8 million. As of December 31, 2022, the outstanding balance of the loan was approximately $33.6 million. The borrower is current on its payments.
CORPORATE GOVERNANCE DIRECTORS AND EXECUTIVE OFFICERS  | 41

III	Executive and Director Compensation
Compensation Discussion and Analysis
In this section, we describe the key features of Popular, Inc.’s (the “Corporation” or “Popular”) executive compensation program, 2022 compensation payments and rewards and the factors that we considered in making 2022 compensation decisions regarding our Named Executive Officers (“NEOs”). For 2022, Popular’s NEOs were:
Ignacio Alvarez	President & Chief Executive Officer (“CEO”)
Carlos J. Vázquez	Executive Vice President and Chief Financial Officer (“CFO”)
Javier D. Ferrer	Executive Vice President, Chief Operating Officer and Head of Business Strategy (“COO”)
Lidio V. Soriano	Executive Vice President and Chief Risk Officer (“CRO”)
Manuel Chinea	Executive Vice President, Chief Operating Officer of Popular Bank
The Corporation reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). A reconciliation of the GAAP to non-GAAP financial measures referred to herein is provided in Appendix A to this Proxy Statement. This discussion includes statements regarding financial and operating performance targets in the specific context of Popular’s executive compensation program. Shareholders should not interpret these statements in any other context.
Overview
2022 Corporate Performance and Highlights
2022 was an exceptional year for Popular. The Corporation’s record annual earnings in 2022 are the product of the Corporation’s focus on long-term customer relationships and sustainable growth strategies. In addition to generating outstanding earnings, during 2022 we also completed important strategic initiatives, such as the acquisition of key customer-facing channels from Evertec, and the launching of a broad-based multi-year, technological and business process transformation across the entire Corporation. Furthermore, we maintained strong credit quality, continued to grow our customer base, and successfully executed our capital strategy.
Net income for 2022 was approximately $1.1 billion, an increase of $168 million or 18% from our 2021 annual net income of approximately $935 million. This increase was largely driven by the Evertec Transaction and the partial reversal of the deferred tax asset valuation allowance of the U.S. mainland operations. The results also reflect higher net interest income, partially offset by higher provision expense and higher operating expenses.
Popular’s common stock (“BPOP”) closed 2022 at $66.32, 18.94% lower than year-end 2021, and in line with the NASDAQ Bank Index which experienced a -18.28% return in 2022. Popular’s stock underperformed against the KBW Nasdaq Regional Banking Index (“KRX”), which decreased 9.56% during 2022, but outperformed the Nasdaq Composite, which decreased 33.51% in the same period.

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Some of Popular’s additional key corporate highlights during 2022 included:
Banco Popular
• Increased total loans by $1.7 billion compared to 2021.
• Remained as market leader in Puerto Rico in auto loans and leases, personal loans, credit cards, mortgage loan originations, commercial loans and total deposits.
• Served 1.98 million customers as of 2022 year-end. Digital channels captured approximately 64% of total deposit transactions and Mi Banco (online platform) active customers exceeded 1.1 million.
Popular Bank
• Increased total loans by $1.2 billion compared to 2021.
• Increased total deposits by $405 million from 2021.
• Achieved net interest income of $373 million (reflecting 16% year-over-year growth) and net interest margin of 3.68% (up from 3.39% in 2021).
Credit Quality and Profitability
• Improved the credit quality of our portfolio, including a reduction of $108 million in non-performing loans.
• Non-performing loans held-in-portfolio as a percentage of loans held in portfolio decreased to 1.4% in 2022 compared to 1.9% in the prior year.
• Increased net interest income by 11% year-over-year to $2.17 billion, driven by higher rates, loan growth, and the change in earning assets mix.
Capital Strategy
• Capital levels remained strong, with year-end Tier 1 Common Equity ratio at 16.4%.

•    Returned $631 million to shareholders through an accelerated stock repurchase program that purchased approximately 8.25 million shares at an average purchase price of $76.52 per share. In addition, our quarterly common stock dividend was increased from $0.45 to $0.55 per share, representing nearly $164 million in dividends paid in 2022.

• Acquired key customer channels from Evertec, amended commercial contracts and sold the entire ownership stake in Evertec.
Organizational Excellence & Human Capital

•    Launched a multi-year corporate transformation initiative designed to expand digital capabilities, modernize the technology platform, and implement agile and efficient business processes across the Corporation.

• Increased compensation (minimum base salaries and other market adjustments), enabling us to secure top talent.
• Popular received the BAI Innovation in Learning & Development Award for being a Talent Lab & Skills Accelerator.

•    Added two new Employee Resource Groups (Functional Diversity and Women) to the two existing (LGBTQ+ and Multicultural (U.S.)) groups to further provide space, support and community for our employees by enabling employees with shared backgrounds and life experiences to connect with one another.

• Popular was included in Bloomberg’s 2022 Gender Equality Index for its investment in gender equality in the workplace and in the communities it serves.
For additional information on the Corporation’s human capital initiatives, please refer to the Human Capital Management disclosure included in our form 10-K for the year ended December 31, 2022.
Environmental and Social Commitment
• Maintained a strong branch presence in low- and moderate-income communities with 29% of BPPR and 38% of Popular Bank branches located in these areas.

•    Invested approximately $12 million in our communities, including corporate donations, programs to promote financial inclusion and entrepreneurship, and philanthropic contributions through our corporate foundations in Puerto Rico and the mainland U.S.

• Demonstrated our commitment to further reduce the environmental impact of the Corporation’s operations by installing a second Combined Heat and Power (CHP) in one of our main buildings.
• Provided over $500,000 in grants to environmental organizations that promote reforestation, biodiversity and renewable energy.
• Launched the Popular Impact Fund to invest in companies that provide strategic technology for the financial services sector and have a social impact.
EXECUTIVE AND DIRECTOR COMPENSATION | 43

•    Deployed initiatives to support our customers and communities after Hurricane Fiona such as waiving late payment fees for auto loans, credit cards, personal loans and mortgages as well as withdrawal fees for ATMs outside of our network. Donated to nonprofits that provided food, water and aid to affected communities, established partnerships with agriculture focused nonprofits and supported small businesses to ensure their operational continuity.

For additional information on the Corporation’s ESG efforts, please refer to the Corporate Responsibility and Sustainability section of this Proxy Statement.
Highlights of Our 2022 Executive Compensation Program and Pay Decisions
•
Performance-Linked Pay. Popular’s overarching compensation philosophy has always been to provide our executive officers with pay that is linked to performance and supports the long-term interests of our shareholders, while deterring improper sales practices and excessive risk-taking.

As seen in the following graphs, performance-based short- and long-term incentives represent the majority of our NEOs’ target total compensation opportunity (80% for the President and CEO and 61%-64% for the other NEOs).
A breakdown of the target incentive elements is provided in the “2022 Executive Compensation Program and Pay Decisions” section of this Proxy Statement.
•
2022 Salary. Each NEO, except for the COO, received a salary increase adjustment in 2022, ranging from 2.7% to 4.0%, determined based on market benchmarking and individual performance. In December 2021, the Committee approved a base salary adjustment for Mr. Ferrer, increasing his base salary by 11.1% to $750,000, in connection with his promotion to the role of Chief Operating Officer and Head of Business Strategy of the Corporation.

•
2022 Short-Term Incentives. Based on the Committee’s assessment of performance under our 2022 short-term incentive (“STI”) plan, our NEOs’ 2022 STI payouts ranged from 129% to 137% of target, reflecting the Corporation’s outstanding net income results and favorable performance against pre-established financial and non-financial goals, as the Corporation completed important strategic initiatives, grew its customer base, managed credit exposure and delivered record earnings. For more information refer to the “2022 Executive Compensation Program and Pay Decisions” section of this Proxy Statement.

•
2022 Long-Term Awards. Our long-term equity incentive (“LTI”) program is based on two equally weighted components: (i) one-half (50%) is granted as performance shares, with actual value based on future performance over a 3-year period (one-half of our performance shares are based on Total Shareholder Return (“TSR”) relative to banks with assets between $25 billion and $500 billion and the other half is based on an absolute 3-year average Return on Average Tangible Common Equity (“ROATCE”) goal); and (ii) one-half (50%) is granted as time-vested restricted stock. The performance shares are always granted at target since vesting reflects performance over the three-year period. The time-based restricted stock has a target value of 50% of each executive’s LTI opportunity, but the actual grant can vary based on the Committee’s assessment of prior-year company and individual performance.

Performance grants were made in February 2022 at target, since vesting is determined based on future (i.e., 3-year) performance. Restricted stock awards were also granted in February 2022, at target level for the CEO and above target level for the other NEOs, recognizing each NEO’s contribution to Popular’s solid performance in 2021 and strong leadership.
•
2020-2022 Performance Share Vesting. Upon the conclusion of the 2020-2022 performance cycle, performance results indicated and the Committee approved vesting based on the following results: (i) TSR in the 82nd percentile relative to an industry index of U.S. banks with assets greater than $10 billion, resulting in a maximum award (150% of target shares) for that component, and (ii) Return on Assets (“ROA”) – a 3-year simple average ROA result of 1.09%, slightly above the threshold of 1.08% (awarding 54.17% of target shares) for that component.

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Note: Target total compensation is determined using each NEO’s base salary as of December 31, 2022.
The Committee approves Popular’s compensation programs upon consideration of market competitive trends, regulatory guidelines and leading practices. Furthermore, our executive compensation program is designed to discourage excessive or unnecessary risk taking and improper sales practices through the adequate balance of short-term and long-term incentives, thresholds and caps to limit payouts, and a mix of financial and non-financial goals, among other design features.
The following key features of our executive compensation program reflect our focus on balanced performance- based or otherwise “at risk” pay, long-term shareholder value and appropriate risk taking:
What we do

Use a combination of performance metrics to deter excessive risk-taking by eliminating focus on any single performance goal. The Committee may adjust incentive payouts if results are not aligned with Popular’s risk appetite and tolerance.

Balance short-term (cash) and long-term (equity) compensation to discourage short-term risk-taking at the expense of long-term results.

Use equity incentives to align executives’ interests with those of shareholders, reward long-term performance and support executive retention. 50% of our target LTI opportunity is based on future performance.

Require significant stock ownership from our executive officers to align their interests with shareholders’ interests. Our CEO has a stock ownership requirement equal to six times his base salary, and the other NEOs must own stock totaling three times their base salaries.

Apply clawback features to executive officer variable pay in the event of a financial results restatement, a materially inaccurate performance metric or an executive’s misconduct.
Employ “double-trigger” vesting of equity awards in the event of a change in control (i.e., vesting is only triggered upon a qualifying termination of employment following a change in control).
Conduct annual incentives and sales practices risk reviews in coordination with Popular’s Chief Risk Officer.
Assess the competitiveness of our executive compensation program through benchmarking of industry and peer group practices.
Engage an independent compensation consultant who advises and reports directly to the Committee.
EXECUTIVE AND DIRECTOR COMPENSATION | 45

What we don’t do
No excessive perquisites for executives.
No special executive retirement programs or severance programs specific to executive officers.
No employment or change in control agreements with our NEOs.
No tax gross-ups provided for any compensation or benefits.
No pledging of common stock or other securities of the Corporation as collateral for margin accounts or loans.

No speculative transactions in Popular’s securities by executive officers are permitted, including: hedging and monetization transactions, such as zero-cost collars, forward sale contracts and short sales, equity swaps, options, and other derivative transactions.

2022 Say on Pay Results
At Popular’s annual shareholders meeting in May 2022, 95.81% of voting shareholders approved our overall executive compensation policies and practices. We believe that this strong backing illustrates our shareholders’ support of our compensation philosophy and performance-based pay program. Shareholders’ perspectives and industry leading practices were taken into consideration by management and the Committee as they developed strategic objectives, business plans and compensation elements that underpinned the Corporation’s 2022 compensation decisions. The Committee considers our shareholders’ perspective on an annual basis through the results of the Say on Pay vote.
Compensation Objectives and Components
Compensation Objectives
The key compensation objectives and guiding principles of Popular’s executive compensation program and practices are described below. They are supported and reinforced by the Committee’s review and advice on human capital strategies (encompassing succession, culture, employee engagement, talent development, diversity, equity and inclusion).
Motivate and Reward High Performance

Ensuring and sustaining a proper pay-for-performance relationship is one of our key objectives. For Popular, performance means a combination of financial results (e.g., net income, TSR, return on equity), strategic accomplishments and a demonstration of leadership competencies, all designed to drive the Corporation’s business plans in support of our customers, employees and communities, while generating long-term shareholder value.

Base salary, as well as short- and long-term incentive compensation opportunities, are targeted at market median, with actual pay varying based on corporate and individual performance. Our short-term incentive and equity awards provide the opportunity to earn increased pay (up to 1.5 times target) for superior performance and similar downside (no payout) should we not achieve our performance goals.

Align Executives’ Interests with Shareholder Interests and Build Long-term Shareholder Value

A significant component of our compensation program is equity-based pay designed to promote long-term value by rewarding sustained earnings growth, long-term return on shareholders’ investment and the retention of key high-performing talent. Performance shares promote value creation by rewarding executives for future increases in profitability and stock appreciation depending on the degree of achievement against pre-established 3-year goals for ROATCE (absolute) and our TSR (relative to a broad industry index). Restricted stock is awarded upon consideration of corporate and individual performance; these awards are designed to promote executive stock ownership and retention as the shares vest over time, further aligning our executives’ interests with those of our shareholders. We also require significant stock ownership from our executive officers.

Environmental, social and governance matters are integrated into our incentive program to ensure Popular conducts operations responsibly and addresses sustainability risks and opportunities, assessing potential impact on future corporate performance and value creation.

46 | 2023 POPULAR, INC. PROXY STATEMENT

Attract and Retain Highly Qualified Executives

Popular’s executive compensation program seeks to attract, motivate and retain the talent needed to successfully deliver future earnings stability and growth. Our mix of salary and performance-based short- and long-term incentives provides a competitive offering to attract the best executive talent and promote engagement and long-term career retention. In consultation with management and its independent compensation consultant, the Committee balances competitiveness and retention features, while considering individual performance, experience and qualifications, as well as market practices and Popular’s financial performance.

Ensure Effective Controls and Sound Risk Management

Our incentive design seeks to dissuade our executives from taking excessive or unnecessary risks or promoting improper sales practices and ensures sound risk management and effective controls. The Corporation takes a balanced approach to incentive compensation design, utilizing both short-term (cash) and long-term (equity) components, multiple performance perspectives (financial, strategic, leadership, shareholder value), and the use of threshold performance requirements and payout caps, focusing on long-term performance periods and rewards. The Corporation’s Incentive Recoupment Guideline, which applies to cash and equity-based incentives, covers financial statement restatement, materially inaccurate performance criteria and misconduct. The Committee may also adjust individual awards based on the executive’s compliance with policies, guidelines, laws and regulations; results and follow-up of audits and examinations; and operation within Popular’s risk appetite.

Compensation Components – Purpose and Key Design Features
The following key components of our compensation program, combined with succession and talent development initiatives, drive our ability to secure top executive-level talent over the long-term.
Base Pay	Fixed compensation to reflect each executive’s role, contribution and performance.
Fixed	Paid in cash on a bi-weekly basis.
Short-Term Cash Incentive
Short-term incentive aligning performance measures with Popular’s annual goals and business strategy. Actual pay depends on the prior-year achievement of pre-defined performance goals (based on Popular’s net income results, strategic priorities, and each NEO’s individual goals).

Variable	Paid in cash during the first quarter of each year for prior year’s performance.
Long-Term Equity Incentive	Annual equity grant that rewards performance and aligns the NEOs with the interests of our shareholders. The award is granted during the first quarter of each year and consists of two components.
Variable
Performance Shares (50% of target opportunity)
Actual earned shares determined at the end of a 3-year performance period:
• 1/2 based on TSR – relative to an industry index of banks
• 1/2 based on ROATCE – an absolute profitability goal based on a 3-year average

Restricted Stock (50% of target opportunity)
Shares are granted and can vary from target opportunity based on the Committee’s consideration of corporate and individual performance. Supports NEO stock ownership and retention. Shares vest 25% annually over 4 years.

We also provide limited perquisites to support our objectives of attracting and retaining talent for key positions, as well as to address security concerns. We do not provide employment or change in control agreements.
EXECUTIVE AND DIRECTOR COMPENSATION | 47

2022 Executive Compensation Program and Pay Decisions
Base Salary
Each NEO, except for the COO, received a salary increase adjustment in 2022, ranging from 2.7% to 4.0%, upon consideration of market benchmarking and each NEO’s individual performance. In December 2021, the Committee approved a base salary adjustment for Mr. Ferrer, increasing his salary by 11.1% to $750,000, effective December 27, 2021, in connection with his promotion to the role of Chief Operating Officer and Head of Business Strategy of the Corporation. The Committee approved the adjustments outlined below:
NEO	2022 Base Salary(a)	% of Adjustment
Ignacio Alvarez	$ 1,130,000	2.7%
Carlos J. Vázquez	736,500	3.0
Javier D. Ferrer	750,000	11.1
Lidio V. Soriano	566,500	3.0
Manuel Chinea	540,800	4.0
(a)	Base salary for the NEOs as of December 31, 2022.
Short-Term Incentive Compensation Opportunity
Popular’s short-term incentive rewards the achievement of annual financial and non-financial goals that reinforce our business strategy and priorities. Actual payouts depend on performance and are capped at 1.5 times the target award. Pre-defined threshold levels of performance must be achieved for any payouts to be awarded. The “leadership” component used in previous years is no longer a separate element in determining the short-term cash incentive. However, competencies such as strategic thinking, customer focus, talent management, innovation and building effective teams will continue to be an integral consideration in evaluating our NEOs’ individual performance and in making restricted stock award grants and base pay merit-increase decisions.
Each executive has a defined short-term incentive target opportunity and payout range. Target incentive opportunities are defined by role and consider market practice and target pay mix. The CEO’s target is defined as 135% of base salary; other named executive officers’ target is defined as 80% of their base salary. Actual payout can range from 50% of target (for threshold performance) to 150% of target (for stretch performance). Performance below threshold results in no payout.
The table below summarizes the 2022 short-term incentive opportunities (as a percentage of base salary), by component and in the aggregate:
Short-Term Incentive (“STI”)	% of Target Achievement	CEO(a)	Other NEOS
	% of Base Salary Award
Corporate Net Income (40% weight)	Threshold (85%)	27.0%	16%
	Target	54.0	32
	Max (115%)	81.0	48
Individual Annual Goals (60% weight) (Financial/Non-Financial)	Threshold (85%)	40.5	24
	Target	81.0	48
	Max (115%)	121.5	72
Total STI (as Percentage of Base Salary)	<Threshold	0.0	0
	Threshold	67.5	40
	Target	135.0	80
	Max	202.5	120
(a)
In February 2022, as part of its annual review of executive compensation and market data, the Committee approved an increase in total target STI opportunity for Mr. Alvarez from 100% to 135% of base salary.

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Determination of 2022 Short-Term Annual Cash Incentive (Paid In 2023)
The following table summarizes the 2022 short-term cash incentive paid to the NEOs related to the achievement of the corporate and individual goals described below.
	Corporate Net Income		Individual Annual Goals		Total Earned (a) (b)
NEO	% of Target Earned	% of Base Salary	% of Target Earned	% of Base Salary	% of Target Earned	% of Base Salary	Total Award ($)
Ignacio Alvarez	150%	81%	128%	104%	137%	185%	$2,090,500
Carlos J. Vázquez	150	48	115	55	129	103	761,099
Javier D. Ferrer	150	48	128	61	137	109	819,975
Lidio V. Soriano	150	48	118	57	131	105	593,239
Manuel Chinea	150	48	125	60	135	108	585,092
(a)	Total target awards as a percentage of base salary for 2022 were 135% for Mr. Alvarez and 80% for the other NEOs.
(b)	Note that the percentages shown in the above table are rounded to the nearest whole percentage point.
Corporate Net Income Component
As previously discussed, 2022 was an exceptional year for Popular. We achieved record annual earnings, completed important strategic initiatives such as the acquisition of key customer-facing channels from Evertec, and launched a broad-based multi-year, technological and business process transformation across the entire Corporation. Furthermore, we achieved strong credit quality, continued customer growth, and successfully executed of our capital strategy.
Popular’s GAAP net income for 2022 was approximately $1.1 billion, an increase of $168 million or 18% from our 2021 annual net income of approximately $935 million. The increase was largely driven by the benefit of the Evertec Transaction and the partial reversal of the deferred tax asset valuation allowance of the U.S. operations. The results also reflect higher net interest income, partially offset by higher provision expense and higher operating expenses.
In determining the 2022 after-tax adjusted net income for incentive purposes, the Committee approved adjustments related to certain non-recurring items for the impact of the Evertec Transaction and a partial reversal of the deferred tax asset valuation allowance of the U.S. operations. These adjustments resulted in a $294.8 million net decrease from GAAP net income. On this basis, our after-tax net income adjusted for incentives purposes was $807.8 million. For information about how we calculated net income for incentive compensation purposes in 2022 and prior fiscal years, see Appendix A of this Proxy Statement.
The adjusted net income for incentive purposes of $807.8 million represented 129.7% of the 2022 target of $623.0 million (exceeding the maximum of 115% of target achievement). This level of performance yielded the maximum payout (i.e., 150% of target) on the Corporate Net Income component of the short-term annual cash incentive, as follows: 81% of base salary for the CEO and 48% of base salary for the other NEOs.
Individual Annual Goals Component
In this performance component of the short-term incentive program, each NEO has specific predetermined quantitative and qualitative goals related to financial performance, efficiency and milestones in key corporate strategic projects, among other factors. The Committee reviews each executive’s achievements against the individual goals to determine payouts. Elements reviewed by the Committee included corporate- and group-level customer Net Promoter Score and group expense management. In addition, regarding the Corporation’s multi-year technological and business process transformation, the Committee considered progress in organizational diagnosis and planning, team mobilization, governance processes, cross-firm collaboration, and quantifiable gains achieved through several initiatives that transformed customer’s experiences.
EXECUTIVE AND DIRECTOR COMPENSATION | 49

The following is a summary of the individual goal achievements taken into account by the Committee in determining each NEO’s annual goals component award:
Ignacio Alvarez, President & CEO	137% of target earned 185% of base salary
Led the Corporation to achieve strong financial results by focusing on long-term customer relationships and sustainable growth strategies, while preserving solid credit quality, continuing to grow our customer base, and successfully executing our capital actions. The Committee considered accomplishments along the following strategic pillars:
Sustainable and Profitable Growth
•	Attained record business results for the Corporation, growing the loan portfolio by $2.8 billion, or 10% over 2021, while maintaining strong credit quality metrics.
•
Delivered on Popular’s commitment to increase shareholder value through capital actions including $631 million in accelerated share repurchase agreements and an increase in the quarterly common stock dividend to $0.55 per share.

•
Provided leadership and support to the Corporation’s Transformation program, from its launch and ramp-up to execution and initial business results. Supported implementation of robust governance structures and processes. Served as the primary organizational communicator of Popular’s change imperative and future aspiration.

Simplicity
•
Actively engaged in the successful execution of the Evertec Transaction, in which the Corporation acquired key customer-facing channels, amended commercial contracts and sold its entire ownership stake.

Customer Focus
•	Directed organizational efforts to improve customer sentiment regarding service quality, yielding significant improvements in Net Promoter Score.
•	Grew customer base in Puerto Rico by approximately 28,000, with digital channels capturing approximately 64% of total deposit transactions.
•
Implemented initiatives to support customers and communities in the aftermath of Hurricane Fiona, such as waiving certain late payment and service fees, making donations to nonprofit relief organizations and providing support for small businesses.

Fit for the Future
•	Oversaw enhancements to Popular’s risk management and governance processes related to regulatory compliance, cybersecurity and climate risk.
•
Led strategic compensation initiatives to attract, motivate and retain critical talent in the tight labor market, impacting 8,000 colleagues through competitive adjustments and increases in minimum base salaries in all our markets.

•
Oversaw the continued development and execution of strategic ESG initiatives, relating to financial inclusion, entrepreneurship, environmental sustainability, diversity, equity and inclusion and social investments, which totaled approximately $12 million for the year.

50 | 2023 POPULAR, INC. PROXY STATEMENT

Carlos J. Vázquez, Executive Vice President & CFO	129% of target earned 103% of base salary
•	Supported negotiations, closing and post-closing actions related to the Evertec Transaction, including the sale of our remaining stake in Evertec.
•	Led the execution of 2022 capital actions, including $631 million in common stock buybacks and a $0.10 increase in our quarterly common stock dividend.
•	Maintained robust liquidity and capital resources, ending the year with Tier 1 Common Equity ratio at 16.4%.
•
Led outreach and communication efforts with existing and prospective investors, as well as analysts, to enhance investor information and improve understanding of the Corporation’s condition and prospects. Popular’s investor relations efforts were recognized for the third consecutive year by Institutional Investor.

•	Integrated the Corporation’s ESG strategy into stockholder relations by engaging in ESG-focused discussions with the governance and sustainability divisions of our major shareholders.
Javier D. Ferrer, Executive Vice President & COO	137% of target earned 109% of base salary
•
Oversaw the Corporation’s business line strategy and execution to attain record financial results in 2022 driven by increases in loan portfolios and continued strong credit quality. Grew the Puerto Rico loan portfolio by 8% over 2021, driven by growth in commercial loans and auto loans; expanded the U.S. loan portfolio by 14% over 2021.

•	Guided the implementation of key business initiatives, which led to an increase in our customer base and achieved significant improvements in customer Net Promoter Score.
•
Led the Corporation’s transformation program through its initial stages, including ramp-up, benchmarking, team mobilization and enablement along four principal workstreams and 16 business initiatives. Implemented governance structures and processes and achieved initial business results.

•	Supported the successful negotiation and execution of the Evertec Transaction.
•	Eliminated charges for insufficient funds on returned transactions, in line with our commitment towards achieving financial inclusion.
Lidio V. Soriano, Executive Vice President & CRO	131% of target earned 105% of base salary
•	Oversaw improvements in credit quality of the Corporation’s portfolio, including a $108 million reduction in non-performing loans.
•	Led climate risk assessment and commenced development of Popular’s climate risk management framework.
•
Strengthened the Corporation’s Bank Security Act/Anti-Money Laundering (BSA/AML) framework through multiple technology-driven initiatives and enhancements to the First Line of Defense program and improved employee training programs.

•	Supported the review of small business commercial credit practices to improve customer experience and process efficiency.
•	Continued integrating predictive modeling algorithms into risk management processes.
Manuel Chinea, Executive Vice President, COO of Popular Bank	135% of target earned 108% of base salary
•	Led Popular Bank’s achievement of $170 million in net income, growing total loans by $1.2 billion (14%) and total deposits by $405 million (5%).
•	Grew net interest margin attaining a ratio of 3.68%, up from 3.39% in 2021.
•	Directed multiple initiatives aimed at improving customer experience, exceeding the targeted Net Promoter Score.
•	Actively engaged in driving financial inclusion in low-to-moderate income neighborhoods through close collaboration with not-for-profit organizations and governmental programs.
EXECUTIVE AND DIRECTOR COMPENSATION | 51

Long-Term (Equity) Incentive Compensation Opportunity
Popular’s long-term (equity) incentives align our executives’ compensation with sustained long-term performance and the interests of our shareholders. Each NEO has a target long-term equity award opportunity that reflects market practice for similar roles.
•
One-half (50%) of the LTI compensation target opportunity is granted as performance shares (based on relative and absolute metrics), with actual vesting (and value) based on future performance over a 3-year period.

•
The other half (50%) is granted as restricted stock and the size of the award at grant can vary above or below target based on the prior year’s corporate results and individual contributions. The actual LTI grant can range from zero to 1.5 times the target award, as determined by the Committee, which considers individual and corporate performance.

The 2022 long-term incentive opportunities (as a percentage of base salary) are presented below:
Long-Term Incentive (“LTI”)	Level of Achievement	CEO(a)	COO(b)	Other NEOs
		% of Base Salary Award
Equity Incentive -Performance Shares (50% of target opportunity)	Threshold	67.5%	25%	20%
	Target	135.0	50	40
	Max	202.5	75	60
Equity Incentive -Restricted Stock (50% of target opportunity)	Threshold	67.5	25	20
	Target	135.0	50	40
	Max	202.5	75	60
Total LTI	<Threshold	0.0	0	0
	Threshold	135.0	50	40
	Target	270.0	100	80
	Max	405.0	150	120
Consolidated Total (STI & LTI)	<Threshold	0.0	0	0
	Threshold	202.5	90	80
	Target	405.0	180	160
	Max	607.5	270	240
(a)
In February 2022, as part of its annual review of executive compensation and market data, the Committee approved an increase in total target LTI opportunity for Mr. Alvarez from 200% to 270% of base salary. Consistent with the above program description, one-half of the total target LTI (i.e., 135% of base salary) comprises performance shares, and one-half (i.e., 135% of base salary) comprises time-vested restricted stock. The revised parameters were applicable to the LTI award granted by the Committee on February 22, 2022.

(b)
In December 2021, the Committee approved an increase in total target LTI opportunity for Mr. Ferrer from 80% to 100% of base salary in connection with his promotion to the role of Chief Operating Officer and Head of Business Strategy of the Corporation, effective January 1, 2022. Consistent with the above program description, one-half of the target LTI (50% of base salary) comprises performance shares, and one-half (50% of base salary) comprises time-vested restricted stock. The revised parameters were applicable to the LTI award granted by the Committee on February 22, 2022.

Determination of 2022 Long-Term Incentive Awards (Granted in February 2022)
In February 2022 the Committee approved NEO equity grants, as follows:
Performance Shares
Performance shares, reflecting 50% of the target LTI opportunity, reward our future performance and vest only if pre-defined performance goals are achieved. Awards were granted at target award level and vest three years following the grant based on actual performance during the 2022-2024 period. Two measures, weighted equally, are used to determine vesting:
•	3-year relative TSR compared to an industry index of United States banks with assets between $25 billion and $500 billion; and
•	absolute 3-year simple average ROATCE.
Each performance measure has a pre-defined threshold (minimum result for which an incentive would be payable), target and maximum (stretch) level of
52 | 2023 POPULAR, INC. PROXY STATEMENT

performance that determines vesting at the end of the 3-year period. Performance below threshold results in forfeiture of the shares allocated to the corresponding performance measure.
Dividend equivalents are accrued and paid at the end of the performance period based on the actual number of shares earned.
The TSR portion pays at 100% of target if Popular’s 3-year relative TSR is at the 50th percentile of the Corporation’s peer group, scaling down to 50% of target if Popular’s 3-year relative TSR is at the 25th percentile. Performance below the 25th percentile results in forfeiture of allocated shares. Conversely, if Popular’s 3-year relative TSR is at or above the 75th percentile, the TSR portion pays the maximum of 150% of target. If Popular’s 3-year absolute TSR is negative, payout will be capped at 100% of target, even if Popular’s relative positioning is above the 50th percentile.
The ROATCE portion sets a goal for 3-year average ROATCE whereby target reflects an expectation that aligns with our Board-approved budget and is deemed by the Committee as reasonable but challenging. Threshold for the 3-year period represents the minimum level of ROATCE that should warrant a reduced (i.e., 50%) payout. The maximum goal reflects superior performance over the 3-year period that represents stretch performance that is possible, but less likely to be achieved and results in a maximum award (i.e., 150%).
We do not disclose in advance the internal absolute performance targets set for the three-year performance period because such disclosure could be construed as earnings guidance. The Committee believes the target levels for absolute performance are challenging, yet achievable, based upon consideration of historical performance, budget forecasts, and peer practices, among others. While we do not disclose forward-looking goals, we commit to disclosing target performance and performance achievement in the Compensation Discussion and Analysis (“CD&A”) each year as performance awards vest. Though the preceding table does not include goals, it demonstrates the expectation of a zero percent payment if we do not meet the threshold projected, as part of our strategic planning process, for the three-year period ending December 31, 2024.
Our historical performance share payouts for the absolute metric to date have averaged 93.8% of target the last 6 performance cycles.
Restricted Stock
Restricted stock, reflecting 50% of the target equity incentive opportunity, supports our goals to encourage executive ownership and retention. The value of awards granted may vary from zero to 1.5 times the executive’s target award based upon consideration of the prior year’s corporate and individual performance assessed by the Committee on a holistic basis. Once granted, shares vest on a pro-rata basis, with 25% vesting annually over 4 years.
The Committee granted 2022 restricted stock awards at the newly increased target level for the CEO and above target level for the other NEOs, recognizing each NEO’s contribution to Popular’s record performance in 2021 and strong leadership.
The Committee granted 2022 equity awards to the NEOs, as indicated in the table below. The awards will vest as previously described to the extent that the corresponding service and performance conditions are met. Award provisions include covenants with respect to the non-solicitation of employees or customers.
	Restricted Stock			Performance Shares			Total Grant (value based on grant date stock price)(a)(b)
NEO	% of Target	% of Base Pay	Value ($)	% of Target	% of Base Pay	Value ($)	% of Target	% of Base Pay	Value ($)
Ignacio Alvarez	100%	135%	$ 1,485,000	100%	135%	$ 1,485,000	100%	270%	$ 2,970,000
Carlos J. Vázquez	125	50	357,500	100	40	286,000	113	90	643,500
Javier D. Ferrer	150	75	562,500	100	50	375,000	125	125	937,500
Lidio V. Soriano	125	50	275,000	100	40	220,000	113	90	495,000
Manuel Chinea	100	40	208,000	100	40	208,000	100	80	416,000
(a)	The number of shares granted was determined by dividing the Total Grant by the Corporation’s closing stock price of $89.43 on the date of grant (February 22, 2022).
(b)	Note that the percentages shown in the above table are rounded to the nearest whole percentage point.
EXECUTIVE AND DIRECTOR COMPENSATION | 53

Performance Shares Payout: 2020-2022 Performance Cycle
The Committee approved a grant of performance shares in February 2020 designed to reward performance over the 3-year performance period (2020-2022). The awards were granted at target with a potential payout ranging from 0%-150% of target, weighted 50% based on relative TSR compared to an industry index of United States banks with assets greater than $10 billion and 50% based on absolute ROA over the performance period. Results are based on a formula comparing the Corporation’s results to the pre-defined goals set in 2020. In February 2023, the Committee reviewed Popular’s 2020-2022 performance and determined the degree to which the goals were attained. The following is a summary of the payout:
2020-2022 Relative TSR (50% of Award)
Popular’s final 3-year TSR of 35.2% ranked at the 82nd percentile relative to the industry index of United States banks with assets greater than $10 billion. As a result, shares for this component were earned at the maximum level of achievement (>75th percentile), yielding a payout of 150% of target on this component, as follows:

2020-2022 Absolute ROA (50% of Award)
Absolute ROA for the 2020-2022 performance cycle, as outlined on Appendix A of this Proxy Statement, resulted in 3-year average ROA of 1.09%, below the target of 1.20% and slightly above the threshold of 1.08%, yielding a payout of 54.17% of the target number of shares on this component. In determining our 2022 adjusted ROA, the Committee made the same adjustments to GAAP net income as described in the “Determination of 2022 Short-term Annual Cash Incentive” section.

Profit Sharing Incentive
Popular’s compensation program includes a profit-sharing component, with eligibility extended to all employees. The annual contribution is determined by the Board at its discretion, considering: (i) the extent to which Popular exceeded the minimum level of 103% of budgeted after-tax net income before profit sharing in the prior year (up to a maximum of 115%), and (ii) other factors such as risk management and credit quality, and the execution of critical corporate growth and efficiency projects, among others.
54 | 2023 POPULAR, INC. PROXY STATEMENT

Awards may range up to 8% of each employee’s prior-year total cash compensation, with eligible compensation capped at $70,000. The first 4% of the contribution is payable in cash, with anything above 4% paid as a tax-deferred contribution by Popular to the Savings and Investment plans.
In January 2023, upon consideration of the Corporation’s 2022 above-budget after-tax net income results and other achievements, the Board approved the maximum award of 8% of each employees’ prior-year total cash compensation. This yielded a payout to each NEO of $5,600, with $2,800 paid in cash and $2,800 paid as a contribution by Popular to employee Savings and Investment Plan accounts
(respectively shown as Non-Equity Incentive Plan Compensation and Other Compensation in the Summary Compensation Table).
Perquisites and Benefits
Perquisites and other executive benefits do not represent a significant portion of our executive compensation program. We do not provide employment agreements, change in control arrangements, tax gross-ups, supplemental retirement benefits or club memberships to our executives. During 2022, limited perquisites, such as the use of company-owned automobiles, home security (for the CEO) and personal tickets to events sponsored by Popular were also offered to NEOs.
Governance and Assessment of Executive Compensation
Role of the Talent and Compensation Committee
In accordance with its charter, a copy of which is available at www.popular.com/en/investor-relations, the Committee establishes Popular’s general compensation philosophy and oversees the compensation program for executive officers, including our NEOs. It also reviews and approves the overall purpose and goals of our incentive compensation system and benefits plans. In addition, the Committee reviews and advises management regarding human capital strategies, including Environmental, Social and Governance (ESG) matters related to culture, talent acquisition and development, workforce engagement, diversity, equity (including pay equity) and inclusion.
The Committee met 5 times during 2022. Furthermore, throughout the year, the Committee maintained ongoing communication with its external advisors (including its independent compensation consultant), other directors and management to discuss topics such as talent-related trends and strategies, emerging legislative and regulatory trends and leading practices. As needed, the Committee also sought information and advice from external legal counsel on regulatory and legal aspects of executive compensation, employee benefits and board committee governance.
The Committee assesses the effectiveness of its compensation program by reviewing its strategic objectives and business plans, considering each NEO’s scope of responsibility, reviewing market reference data and assessing the relationship between pay and performance (Popular relative to its compensation peer group and executives relative to their performance goals). The Committee also evaluates whether our compensation programs meet Popular’s goals by monitoring engagement and retention of executives, and by assessing the relationship between the Corporation’s performance, individual performance and actual payouts. Furthermore, in conjunction with the annual review of the compensation plans with the CRO, the Committee monitors and evaluates whether the design of incentive plans and sales practices fosters an environment of appropriate risk-taking and sound business decisions.
The Committee may modify payments or adjust the compensation program in light of economic or business results, regulatory requirements, risk assessments or results of the annual shareholders advisory vote on executive compensation. It may also recoup previously awarded cash and equity-based incentives due to a financial statement restatement, a materially inaccurate performance metric or misconduct.
The Committee’s main activities in 2022 included:
Executive Compensation Determinations and Grants
•	Reviewed, discussed and approved 2022-2024 performance share goals with respect to TSR and ROATCE.
•	In early 2022, reviewed 2021 performance of executive officers (including NEOs) and approved 2021 short-term cash incentive payouts as well as 2022 equity grants.
•	Assessed the compensation competitiveness of all NEOs and other executive officers.
•	Reviewed executive officer equity holdings and compliance with Popular’s stock ownership guidelines.
•	Received education and updates from its compensation consultant and other sources concerning regulatory developments, market trends and leading practices in executive compensation.
•	Validated the compensation peer group for future market comparisons.
EXECUTIVE AND DIRECTOR COMPENSATION | 55

Governance
•	Discussed incentive plan risks with the CRO and management, concluding that our incentive plans and sales practices did not encourage unnecessary or excessive risk taking.
•	Evaluated the services provided by its compensation consultant.
Benefits
•	Reviewed cost, funding, participation and utilization trends related to Popular’s health, welfare and retirement benefits.
•	Reviewed the liability-driven investment strategy implemented for the Banco Popular de Puerto Rico Retirement Plan (the “Retirement Plan”).
Human Capital Strategies
•	Reviewed executive officer development and succession planning, including for the CEO, in the event of emergency and in the ordinary course of business.
•	Examined key human resources indicators, including headcount, personnel costs, turnover and employee engagement (including Great Place to Work survey), among others.
•	Reviewed progress in Popular’s diversity, equity, and inclusion strategy, including efforts to address gender pay equity aspects of compensation programs.
•
Received updates on, among other things, attraction and retention, developing and enabling talent, employee experience, COVID and hybrid work strategies, compensation strategy impact, Hurricane Fiona employee assistance.

The Committee met in executive session during each meeting.
Although the Committee exercises its independent judgment in reaching compensation decisions, it also receives advice from its independent compensation consultant as well as the Chairman, CEO and other key senior leaders of the Corporation. The leaders work with the Committee to ensure that the compensation programs are aligned with Popular’s strategic objectives. They also discuss corporate strategy and business goals with the Committee and provide feedback regarding NEO performance. The CEO may not be present during voting or deliberations on his compensation.
Role of the Compensation Consultant
The Committee engages the services of compensation consultant Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent advisor. Meridian reviews Popular’s executive compensation program competitiveness in light of market practices among our peer group and applicable regulations. During 2022, Meridian attended Committee meetings and conferred on multiple occasions with the Committee Chair and various Committee members to provide updates and guidance on compensation matters. Meridian reported directly to the Committee regarding these matters, and Meridian had no other relationship with, nor provided any other services to, Popular.
The Committee has reviewed and concluded that Meridian’s consultation services comply with the standards adopted by the SEC and by NASDAQ with regard to compensation advisor independence and conflicts of interest. The Committee performs this independence assessment on an annual basis.
Compensation Information and Peer Group
The Committee periodically assesses the competitiveness of its executive pay practices through external studies conducted by Meridian, as well as through supplemental internal research based on proxies and compensation surveys (Willis Towers Watson and others). The Committee also considers executive compensation information from financial institutions in its headquarters market of Puerto Rico.
The Committee utilizes the information from internal and external analyses to assess the appropriateness of compensation levels (relative to market practice and individual performance) and considers the information when setting compensation program guidelines, including base salary ranges, incentive targets and equity compensation. An individual’s relative compensation with respect to executives employed by peer group companies may vary according to the individual’s role, Popular’s financial performance, individual qualifications, experience and performance as assessed by the Committee.
The Committee periodically uses a peer group of comparable banks for pay and performance comparisons as well as reviews of our compensation structure and design. Entering 2022, our compensation peer group comprised the banks listed in the following table based on the Committee’s June 2021 review. Popular’s total assets were positioned near the median of the group.
56 | 2023 POPULAR, INC. PROXY STATEMENT

PEER GROUP
ASSOCIATED BANC-CORP	NEW YORK COMMUNITY BANCORP, INC.
BANKUNITED, INC.	PEOPLE’S UNITED FINANCIAL, INC.
BOK FINANCIAL CORP	REGIONS FINANCIAL CORPORATION
CIT GROUP	SIGNATURE BANK CORP
COMERICA INCORPORATED	STERLING BANCORP, INC
CULLEN/FROST BANKERS INC.	SVB FINANCIAL GROUP
EAST WEST BANCORP INC.	SYNOVUS FINANCIAL CORP
FIRST HORIZON NATIONAL CORPORATION	VALLEY NATIONAL BANCORP
FIRST REPUBLIC BANK	WEBSTER FINANCIAL CORPORATION
HUNTINGTON BANCSHARES INCORPORATED	ZIONS BANCORPORATION
M&T BANK CORPORATION
Assisted by Meridian, the Committee re-evaluated the Corporation’s peer group in June 2022 to ensure it remained appropriate given consolidation and growth among the peer companies. The following peers were added: Citizens Financial, KeyCorp, Western Alliance,
Wintrust and Cadence The following peers were removed due to acquisition or size: People’s United, CIT, Sterling, First Horizon, BankUnited, Associated, and SVB Financial.
Other Aspects of Our Executive Compensation Program
Stock Ownership Guidelines
Our NEOs are subject to stock ownership guidelines to reinforce their commitment to creating long-term shareholder value. Within five years of appointment, the CEO must reach and subsequently retain shares equivalent to six times his base salary; the requirement for the other NEOs is three times their base salary. Any unvested performance shares are not considered to satisfy the requirement. As of February 2023, all NEOs had met the requirement or were on track to comply within the designated timeframe.
Incentive Recoupment Guideline (Clawback)
The Committee has established an Incentive Recoupment Guideline covering its executive officers and other employees designated by the Committee from time to time, as such Incentive Recoupment Guideline may be amended from time to time, and which provides for the recoupment of certain cash- and equity-based incentive compensation awards and payments in the event of (i) a restatement of all or a portion of Popular’s financial statements; (ii) a performance goal or metric that is determined to be materially inaccurate; or (iii) an act or omission by the covered executive that constitutes misconduct.
Equity Award Grant Procedures
The Committee adopted an Equity Award Grant Procedure to standardize the process of granting equity in accordance with applicable law and regulatory requirements and avoid the possibility or appearance of timing of equity grants for the personal benefit of executives or employees. Under these procedures, equity awards to executive officers and the Principal Accounting Officer are granted at the Committee’s first regularly scheduled meeting taking place in the month of February, and equity awards to other employees are granted on the first business day that NASDAQ is open following the second complete day of trading following the release of the Corporation’s earning results for the first quarter of the calendar year. Equity grants to certain newly hired employees or promoted individuals, including executive officers, are made on the last business day prior to the 15th day of each month or the last business day of each month, whichever day first follows the date on which the newly-hired individual commences providing active services to the Corporation or the promoted individual commences providing active services to the Corporation at the promoted level.
Tax Deductibility of Executive Compensation
As part of its role, the Committee considers the deductibility of executive compensation under Section 162(m) of the U.S. Internal Revenue Code. The Committee is cognizant of and will continue to consider the impact of the U.S. Tax Cuts and Jobs Act of 2017, which expanded the number of individuals covered by Section 162(m) of the Internal Revenue Code and eliminated the exception for performance-based compensation (generally effective beginning for the 2018 tax year) on the Corporation’s compensation programs and design. In addition, for NEOs who are residents of Puerto Rico, compensation is deductible for income tax purposes if it meets the reasonable compensation test of the P.R. Internal Revenue Code. It is the Committee’s intention that the compensation paid to Popular’s NEOs be deductible, to the extent practicable, but the Committee reserves the ability to grant or pay compensation that is not deductible. For the fiscal year 2022, all NEOs (except Mr. Chinea) were residents of Puerto Rico.
EXECUTIVE AND DIRECTOR COMPENSATION | 57

Risk Mitigation
Appropriate risk management is a key consideration in Popular’s daily operations and decisions. We seek to design compensation programs that do not promote improper sales practices or encourage excessive or unnecessary risk taking by employees. We share with management regular communications concerning the regulatory requirements governing sound sales and incentive practices.
The Committee conducts an annual review of incentive and sales practice risks in coordination with the CRO. During the December 2022 Committee meeting, the CRO outlined the results of his evaluation, which covered absolute levels and year-over-year changes in number of participants and incentive award payouts, trends in customer claims and complaints, and an in-depth review of specific plans in multiple sales and support divisions. The review encompassed sales practices and the reinforcing framework of incentives, policies and procedures, monitoring and controls, customer inquiries/complaints, employee training, and feedback mechanisms. Based on the review, the CRO did not identify any incentive plans or sales practices that would encourage employees to take unnecessary or excessive risks.
In conjunction with risk management processes, the compensation programs are designed to adequately balance risks and rewards through: appropriate use of base pay, short-term incentives (cash) and long-term incentives (stock); thresholds and caps to limit payouts; mix of financial and non-financial components; link to company performance; and competitive pay practices. Furthermore, an executive’s incentive payout may be adjusted by the Committee at its discretion if results are not aligned with Popular’s risk appetite. The Committee will continue to monitor our compensation programs to ensure that they do not promote improper sales practices or inappropriate risk-taking, and that they comply with current and emerging regulations and industry leading practices.
Report of the Talent and Compensation Committee
The Talent and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and recommended to the Board that it be included in this Proxy Statement.
Respectfully submitted,
The Talent and Compensation Committee
María Luisa Ferré, Chair
Robert Carrady
Betty DeVita
John W. Diercksen
Carlos A. Unanue
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2022 Executive Compensation Tables and Compensation Information
2022 Summary Compensation Table
The following table summarizes the compensation of our NEOs for the year ended December 31, 2022, which reflects the full year of the equity (stock) and non-equity (cash) components of our current executive compensation program for our NEOs.
Name And Principal Position	Year	Salary (a)	Bonus (b)	Stock Awards (c)	Non-Equity Incentive Plan Compensation (d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (e)	All Other Compensation (f)	Total
Ignacio Alvarez President and Chief Executive Officer	2022	$ 1,125,385	$ 47,083	$ 3,022,051	$ 2,093,300	—	$ 35,889	$ 6,323,708
	2021	1,100,000	45,833	2,447,529	1,496,710	—	29,086	5,119,158
	2020	1,100,000	45,833	2,590,598	1,030,370	—	15,774	4,782,575
Carlos J. Vázquez Executive Vice President and Chief Financial Officer	2022	733,192	31,938	653,692	763,899	—	15,749	2,198,470
	2021	708,145	29,792	568,850	762,416	—	18,574	2,087,777
	2020	705,106	29,261	619,423	490,676	$109,377	20,297	1,974,140
Javier D. Ferrer Executive Vice President, Chief Operating Officer and Head of Business Strategy	2022	750,000	31,250	950,697	822,775	—	18,574	2,573,296
	2021	634,615	28,125	486,115	749,890	—	18,574	1,917,319
	2020	604,846	25,000	529,247	436,800	—	13,152	1,609,045
Lidio V. Soriano Executive Vice President and Chief Risk Officer	2022	563,961	23,604	502,882	596,039	—	31,581	1,718,067
	2021	533,954	22,917	421,370	566,275	—	25,446	1,569,962
	2020	522,301	21,675	458,843	356,493	—	10,872	1,370,184
Manuel Chinea Executive Vice President and Chief Operating Officer Popular Bank	2022	537,605	—	423,294	587,892	—	50,387	1,599,178
	2021	498,458	—	388,809	535,436	—	46,669	1,469,372
	2020	—	—	—	—	—	—	—
(a)
Salary differences for the NEOs between 2021 and 2022 are attributable to salary increases, ranging from 2.7% to 11.1% of base salary. Annual base salary as of December 31, 2022 was: I. Alvarez, $1,130,000; C. Vázquez, $736,500; J. Ferrer, $750,000; L. Soriano, $566,500; and M. Chinea, $540,800. In December 2021, the Committee approved a base salary adjustment for Mr. Ferrer to $750,000 in connection with his promotion to the role of Chief Operating Officer and Head of Business Strategy of the Corporation. Mr. Ferrer's revised base salary was effective December 2021. Salary increases were awarded to the other NEOs in March 2022.

(b)	Includes Popular’s customary Christmas bonus provided to its Puerto Rico-based employees, equal to 4.17% of annual base pay.
(c)
The awards reported in the “Stock Awards” column were provided in the form of restricted stock and performance shares granted on February 22, 2022. The value in the column above represents the aggregate grant date fair value of the restricted stock and performance shares determined in accordance with FASB ASC Topic 718. The fair value applicable to restricted stock and performance share grants based on internal financial metrics is the closing price of Popular’s common stock on the grant date ($89.43). The fair value applicable to the market based relative TSR performance share awards, derived from a Monte Carlo simulation, is $95.69. Refer to Note 34 to the Corporation’s consolidated financial statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022.

With regards to the restricted stock, shares will vest (i.e., no longer be subject to forfeiture) in equal annual installments over four years. The grant date fair value of the restricted stock award is as follows: I. Alvarez, $1,485,000; C. Vázquez, $357,500; J. Ferrer, $562,500; L. Soriano, $275,000; and M. Chinea $208,000.
The performance shares vest after the end of a 3-year performance cycle (2022-2024). The number of shares actually earned will depend on Popular’s achievement of goals related to: (i) TSR relative to an industry index of United States banks with assets between $25B - $500B; and (ii) an absolute 3-year simple average ROATCE goal. Each metric corresponds to one-half of the target performance share incentive opportunity. Actual earned awards may range from 0 to 1.5 times the target opportunity based on performance. The amounts in the table reflect the target (or 100%) level of achievement, as follows: I. Alvarez, $1,537,051; C. Vázquez, $296,192; J. Ferrer, $388,197; L. Soriano, $227,882; and M. Chinea, $215,294. The potential maximum value for each performance shares award is as follows: I. Alvarez, $2,305,670; C. Vázquez, $444,288; J. Ferrer, $582,388; L. Soriano, $341,916; and M. Chinea, $323,034.
(d)
The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by each NEO under Popular's annual short-term incentive for the applicable performance year (which are paid in the first quarter of the following calendar

EXECUTIVE AND DIRECTOR COMPENSATION | 59

year). NEOs were eligible to participate in a 2022 annual cash incentive opportunity based on the achievement of their annual corporate, business unit and individual goals. The “2022 Executive Compensation Programs and Pay Decisions” section of the CD&A describes how the 2022 short-term incentive awards to the NEOs were determined. The profit-sharing cash incentive of $2,800 awarded to each NEO is also included.
(e)
No additional benefits in the defined benefit retirement and restoration plans were earned in 2022 as they have been frozen since 2009. This column contains the required accounting representation of the annual change in present value of the pension benefit as of December 31, 2022. With respect to 2022 and 2021, pursuant to SEC rules, the change in present value of accrued benefits is not reflected in this table because it decreased during the year. The 2020 increase was mainly due to a decrease in the discount rate used for measuring plan liabilities and an increase in life expectancies.

Present value for changes in pension value were determined using year-end Statement of Financial Accounting Standard Codification Topic 715, Compensation - Retirement Benefits (ASC 715) assumptions with the following exception: payments are assumed to begin at the earliest possible retirement date at which benefits are unreduced. The age to receive retirement benefits with no reductions is 55, provided the participant has completed 10 years of service. Each participating NEO has reached the aforementioned unreduced retirement eligibility.
(f)
The amounts reported in the “All Other Compensation” column reflect, for each NEO, the sum of (i) the incremental cost to Popular of all perquisites and other personal benefits with an aggregate amount greater than or equal to $10,000, (ii) the amounts contributed by Popular to the Savings and Investment Plan, (iii) the imputed cost of coverage in excess of $50,000 for group-term life insurance, and (iv) the change in value of the retiree medical insurance coverage.

To the extent that an individual’s aggregate amount of perquisites received is less than $10,000, such amounts have been excluded from the “Other Compensation” calculation, but all perquisites have been included by type in the table below.
Name	Non Work-Related Security	Use Of Company-Owned Vehicle	Other(i)
Ignacio Alvarez	•	•	•
Carlos J. Vázquez		•	•
Javier D. Ferrer		•	•
Lidio V. Soriano		•	•
Manuel Chinea			•
(i)
Includes benefits provided to certain NEOs, the value of which does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by each NEO, such as personal tickets to events sponsored by Popular, the cost of routine preventive medical examination for executives, and car allowance for non-Puerto Rico based executives.

The table below shows Popular’s contributions to the Puerto Rico Savings and Investment Plan or USA Savings and Investment Plan. All NEOs with the exception of M. Chinea participate in the Puerto Rico Savings and Investment Plan. M. Chinea participates in the USA Savings and Investment Plan.
Name	Employer Match to Savings Plan ($)	Profit Sharing Contribution to Savings Plan ($)
Ignacio Alvarez	$8,250	$2,800
Carlos J. Vázquez	5,425	2,800
Javier D. Ferrer	8,250	2,800
Lidio V. Soriano	8,250	2,800
Manuel Chinea	12,200	2,800
60 | 2023 POPULAR, INC. PROXY STATEMENT

2022 Grants of Plan-Based Awards
The following table details equity and non-equity plan-based awards granted to each of the NEOs during fiscal year 2022.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	Grant Date Fair Value of Stock and Option Awards ($)(d)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ignacio Alvarez									$3,022,051
2022 Short-Term Cash Incentive		$762,750	$1,525,500	$2,288,250
Restricted Stock	22-Feb-22							16,606
Performance Shares	22-Feb-22				8,304	16,606	24,910
Carlos J. Vázquez									653,692
2022 Short-Term Cash Incentive		294,600	589,200	883,800
Restricted Stock	22-Feb-22							3,998
Performance Shares	22-Feb-22				1,600	3,200	4,800
Javier D. Ferrer									950,697
2022 Short-Term Cash Incentive		300,000	600,000	900,000
Restricted Stock	22-Feb-22							6,290
Performance Shares	22-Feb-22				2,098	4,194	6,292
Lidio V. Soriano									502,882
2022 Short-Term Cash Incentive		226,600	453,200	679,800
Restricted Stock	22-Feb-22							3,076
Performance Shares	22-Feb-22				1,232	2,462	3,694
Manuel Chinea									423,294
2022 Short-Term Cash Incentive		216,320	432,640	648,960
Restricted Stock	22-Feb-22							2,326
Performance Shares	22-Feb-22				1,164	2,326	3,490
(a)
This section includes the 2022 STI. The amounts shown in the “Threshold” column assume that NEOs are awarded with the minimum level for the Corporation and Business Unit goals; however, these portions are not guaranteed. The actual STI awards for 2022 performance were as follows: I. Alvarez, $2,090,500; C. Vázquez, $761,099; J. Ferrer, $819,975; L. Soriano, $593,239; and M. Chinea, $585,092.

(b)
This section includes the performance shares awarded on February 22, 2022. The number of shares was determined based on the closing price of Popular’s common stock on the grant date of February 22, 2022 ($89.43). The shares vest on the day of the first scheduled meeting of the Committee in February 2025, subject to the Corporation’s achievement of the 2022-2024 performance goals as certified by the Committee in such meeting. The performance goals will be based on two performance metrics weighted equally: TSR and absolute simple average ROATCE. The performance cycle is a three-year period beginning on January 1 of the calendar year of the grant date and ending on December 31 of the third year. Each performance goal will have a defined minimum threshold (i.e., minimum result for which an incentive would be earned) equal to one-half of target number of shares, target (i.e., result at which 100% of the incentive would be earned) and maximum level of performance (i.e., result at which 1.5 times the incentive target would be earned). Dividend equivalents are accrued and paid at the end of the performance period based on the actual number of shares earned.

(c)
This section includes the restricted stock awarded on February 22, 2022. The number of shares was determined based on the closing price of Popular’s common stock on the grant date of February 22, 2022 ($89.43). The shares will vest (i.e., no longer to be subject to forfeiture) in substantially equal annual installments during the four years following the grant date.

(d)	Represents the grant date fair value, in accordance with FASB ASC Topic 718, of all equity awards granted in 2022.
EXECUTIVE AND DIRECTOR COMPENSATION | 61

2022 Outstanding Equity Awards at Fiscal Year End
The following table sets forth certain information with respect to the value of all outstanding restricted stock and performance shares previously awarded to the NEOs (based on the closing price of Popular’s common stock as of December 31, 2022, which was $66.32).
Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ignacio Alvarez	93,292	$6,187,125	32,888	$2,181,132
Carlos J. Vázquez	27,272	1,808,679	7,358	487,983
Javier D. Ferrer	25,103	1,664,831	7,748	513,847
Lidio V. Soriano	20,381	1,351,668	5,542	367,545
Manuel Chinea	10,829	718,179	5,168	342,742
(a)	Vesting dates of shares or units of stock that have not vested:
	Restricted Stock Awards									Performance Shares Award	Total
Name	2006(i)	2015(i)	2016(i)	2017(i)	2018(i)	2019(ii)	2020(iii)	2021(iv)	2022(v)	2020(vi)
Ignacio Alvarez	—	3,113	3,518	1,368	3,757	9,742	18,414	14,194	16,085	23,101	93,292
Carlos J. Vázquez	582	2,351	2,657	1,032	1,219	2,440	4,199	3,020	3,872	5,900	27,272
Javier D. Ferrer	—	1,820	2,166	840	992	1,986	3,586	2,580	6,092	5,041	25,103
Lidio V. Soriano	—	1,799	2,032	789	931	1,864	3,209	2,310	3,076	4,371	20,381
Manuel Chinea	—	368	530	409	481	1,062	1,911	996	1,039	4,033	10,829
(i)	The shares will vest upon termination of employment on or after age 55 and completing 10 years of service.
(ii)
80% of the shares vest in equal annual installments during the four years following the grant date (February 14, 2019) and 20% vest upon retirement, defined as termination of employment after attaining age 55 with 10 years of service or age 60 with 5 years of service.

(iii)
80% of the shares vest in equal annual installments during the four years following the grant date (February 27, 2020) and 20% vest upon retirement, defined as termination of employment after attaining age 55 with 10 years of service or age 60 with 5 years of service.

(iv)	Shares vest in substantially equal annual installments during the four years following the grant date (February 25, 2021).
(v)	Shares vest in substantially equal annual installments during the four years following the grant date (February 22, 2022).
(vi)
The number of shares shown in the tables above are actual shares earned based on the degree to which the goals were attained during the 2020 - 2022 performance cycle that ended on December 31, 2022. The shares were subject to continued time-based vesting until February 27, 2023. The dividend equivalents earned as of December 31, 2022 and subject to continued time-based vesting until February 27, 2023, were as follows: I. Alvarez, 2,152 shares; C. Vázquez, 550 shares; J. Ferrer, 470 shares; L. Soriano, 409 shares; and M. Chinea, 376 shares.

62 | 2023 POPULAR, INC. PROXY STATEMENT

(b)	Vesting dates of unearned shares, units or other rights that have not vested:
Name	2021 Performance Shares Award(i)	2022 Performance Shares Award(ii)	Total
Ignacio Alvarez	16,282	16,606	32,888
Carlos J. Vázquez	4,158	3,200	7,358
Javier D. Ferrer	3,554	4,194	7,748
Lidio V. Soriano	3,080	2,462	5,542
Manuel Chinea	2,842	2,326	5,168
(i)
The number of performance shares shown in the tables above is based on achievement of target performance. The shares vest on the day of the first scheduled meeting of the Committee in February 2024, subject to the Corporation’s achievement of the 2021-2023 performance goals as certified by the Committee in such meeting.

(ii)
The number of performance shares shown in the tables above is based on achievement of target performance. The shares vest on the day of the first scheduled meeting of the Committee in February 2025, subject to the Corporation’s achievement of the 2022-2024 performance goals as certified by the Committee in such meeting. Refer to Note (b) of the Grants of Plan-Based Awards Table.

2022 Option Exercises and Stock Vested Table
The following table includes certain information with respect to the vesting of stock awards during 2022.
	Stock Awards
Name	Number Of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)(i)
Ignacio Alvarez	53,033	$4,732,213
Carlos J. Vázquez	13,235	1,180,991
Javier D. Ferrer	10,978	979,579
Lidio V. Soriano	9,831	877,185
Manuel Chinea	8,672	774,467
(i)	Value represents the number of shares that vested multiplied by the closing market value of our common stock on the applicable vesting dates.
Post-Termination Compensation
Pension and Retirement Benefits
Popular offers comprehensive retirement benefits to all eligible employees, including NEOs, as summarized below:
Pension Benefits
The following table sets forth certain information with respect to the value of Pension Benefits accrued as of December 31, 2022 under Popular’s pension plans for the NEOs eligible to participate in such plans. Messrs. Alvarez, Ferrer and Soriano are not eligible to participate in the Retirement Plan or the Restoration Plans.
Name	Plan Name	Number of Years of Credited Service Through April 30, 2009	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Carlos J. Vázquez	Retirement Plan	8.750	$267,595	—
	Restoration Plan		707,815
Manuel Chinea	Retirement Plan	11.750	180,223	—
	Restoration Plan		—
(a)
This column represents the present value of all future expected pension benefit payments. Values were determined using year-end ASC 715 assumptions with the exception that payments are assumed to begin at the earliest possible retirement date at which

EXECUTIVE AND DIRECTOR COMPENSATION | 63

benefits are unreduced. Each participating NEO has reached the aforementioned unreduced retirement eligibility. Normal retirement is upon reaching age 65 and completing 5 years of service. The normal retirement benefit is equal to the sum of (a) 1.10% of the average final compensation multiplied by the years of credit up to a maximum of 10 years, plus (b) 1.45% for each additional year of credit up to a maximum of 20 additional years. Participants become eligible for early retirement upon the earlier of: (a) attainment of age 50 with sum of age and years of service equal or greater than 75 or (b) attainment of age 55 with 10 or more years of service.
Retirement Plan. The Retirement Plan is a defined benefit pension plan that is tax-qualified under the Puerto Rico Internal Revenue Code and the United States Internal Revenue Code and is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). The plan was frozen with regard to all future benefit accruals after April 30, 2009. The Retirement Plan’s benefit formula is based on a percentage of average final compensation and years of service. Normal retirement age under the Retirement Plan is age 65 with 5 years of service.
Restoration Plans. Popular has adopted two non-United States tax qualified benefit restoration plans (“Restoration Plans”), which are designed to restore benefits that would otherwise have been received by an eligible employee under the Retirement Plan but for the limitations imposed by the United States Internal Revenue Code. The Restoration Plans do not offer credit for years of service not actually worked, preferential benefit formulas or accelerated vesting of pension benefits, beyond the provisions of the Retirement Plan. The restoration benefits of employees who are residents of Puerto Rico are funded through a pension trust that is qualified under the Puerto Rico Internal Revenue Code. In addition, BPPR maintains an irrevocable “rabbi” trust as a source of funds for payment of benefit restoration liabilities to all non- Puerto Rico resident participants.
Savings and Investment Plans
Puerto Rico Savings and Investment Plan. The Popular, Inc. Puerto Rico Savings and Investment Plan is tax-qualified under the Puerto Rico Internal Revenue Code of 2011, as amended. It allows eligible Puerto Rico-based employees to defer a portion of their eligible annual cash compensation on a pre-tax or after-tax basis, subject to the maximum amount permitted by applicable tax laws.
USA Savings and Investment Plan. The Popular, Inc. 401(k) USA Savings and Investment Plan is a United States tax-qualified plan that permits eligible United States based employees to defer a portion of their eligible annual cash compensation on a pre-tax basis, subject to the maximum amount permitted by applicable tax laws.
Matching contribution to the Savings and Investment Plans. Popular matches 50% of employee pre-tax contributions up to eight percent of the participant’s cash compensation.
Non-Qualified Deferred Compensation
The following table shows nonqualified deferred compensation activity and balances attributable to NEOs who participate in the corresponding plan.
Name	NEO Contribution in Last FY 2022(a)	Registrant Contribution in Last FY (2022)	Aggregate Earnings in Last FY (2022)(b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (12/31/2022)
Ignacio Alvarez	$498,487	—	$(240,008)	—	$1,704,876
Carlos J. Vázquez	112,974	—	(117,506)	—	712,384
Javier D. Ferrer	294,342	—	(135,308)	—	881,368
Manuel Chinea	53,761	—	(551,337)	—	2,099,990
(a)	Amounts reported in this column are included in the Salary column of the Summary Compensation Table.
(b)
Based on notional earnings and losses from notional investments made by participants in a slate of investment options available under the plan. As such, said earnings are not included as compensation in the Summary Compensation Table.

Puerto Rico Nonqualified Deferred Compensation Plan. The Popular, Inc. Puerto Rico Nonqualified Deferred Compensation Plan allows certain management or highly compensated Puerto Rico-based employees to defer receipt of a portion of their annual cash compensation in excess of the amounts allowed to be deferred under the Popular, Inc. Puerto Rico Savings and Investment Plan. Participants are fully vested in their deferrals at all times. The plan is not tax-qualified and is unfunded.
Benefits are normally distributed upon termination of employment, death, or disability. Withdrawals during participant’s service are allowed due to financial hardship and post-secondary education. During 2022, Messrs. Alvarez, Vázquez, and Ferrer participated in this plan.
Popular North America, Inc. Deferral Plan. The Popular North America, Inc. (“PNA”) Deferral Plan is an unfunded plan of deferred compensation for a select group of management or highly compensated employees of PNA or its subsidiaries. Under this plan, participants may elect to defer a portion of their
64 | 2023 POPULAR, INC. PROXY STATEMENT

annual cash compensation. The PNA Deferral Plan is not tax-qualified and is unfunded. During 2022, Mr. Chinea participated in this plan.
Benefits are normally distributed upon termination of employment, death, or disability. Withdrawals during participant’s service are allowed due to financial hardship and post-secondary education. The Puerto Rico and North America deferral plans maintain irrevocable “rabbi” trusts as a source of funds for payment of deferred compensation obligations to participants.
Potential Payments Upon Termination or Change In Control
No Employment or Change in Control Agreements; No Gross-ups. The Corporation does not have any employment or change in control agreements with our NEOs and does not provide for any tax gross-ups.
2020 Omnibus Plan. On May 12, 2020, the shareholders of the Corporation adopted the Popular, Inc. 2020 Omnibus Incentive Plan (the “2020 Omnibus Plan”) which provides for cash and equity-based compensation incentives for the Corporation’s executives and employees. Upon the adoption of the 2020 Omnibus Plan, no new awards are made under the Popular, Inc. 2004 Omnibus Incentive Plan, the Corporation’s previous incentive plan (the “2004 Omnibus Plan”). The 2004 Omnibus Plan continues to govern awards outstanding under the 2004 Omnibus Plan. Both the 2020 Omnibus Plan and the 2004 Omnibus Plan contain provisions governing change in control with respect to outstanding equity awards. The terms of the 2020 and 2004 Omnibus Plans, provide for “double-trigger” vesting in the event of a change in control, which means that awards subject to time-based vesting will only vest if the holder’s employment is terminated without Cause, or if the holder terminates employment for Good Reason (each as defined in the 2020 and 2004 Omnibus Plans) within two years after a change in control. Except as otherwise set forth in an award agreement, awards subject to performance-based vesting will be deemed earned at the greater of target or actual performance through the change in control date (or if no target level is specified, the maximum level) and will be subject to time-based vesting through the end of the original performance cycle for each such award, subject to accelerated vesting on a termination without Cause or for Good Reason within two years after the change in control. Awards granted before April 30, 2013 under the 2004 Omnibus Plan are generally subject to a single trigger requirement for accelerated vesting in the event of a change in control. Under the 2020 Omnibus Plan, a change in control generally occurs: (i) if, during any period of two years or less, the individuals of the Board of Directors of the Corporation cease to constitute a majority of the Board; (ii) if any person is or becomes a beneficial owner of securities of the Corporation representing 30% or more of the combined voting power of the Corporation’s then-outstanding securities eligible to vote for the election of the Board; (iii) upon the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation that requires the approval of the Corporation’s shareholders, except in certain circumstances; (iv) upon the consummation of a sale of all or substantially all of the Corporation’s assets; or (v) if the Corporation’s shareholders approve a plan of complete liquidation or dissolution of the Corporation.
Puerto Rico Statutory Severance. Under Puerto Rico law, if any employee hired prior to January 26, 2017 (including all of our Puerto Rico based NEOs) is terminated from employment without “just cause”, as defined by Puerto Rico Law No. 80 of May 30, 1976 (“Law 80”), the employee is entitled to statutory severance, which is calculated as follows: (i) employees with less than five years of employment—two months of compensation plus an additional one week of compensation per year of service; (ii) employees with five through fifteen years of employment—three months of compensation plus two weeks of compensation per year of service; (iii) employees with more than fifteen years of employment—six months of compensation plus three weeks of compensation per year of service.
The following table and footnotes describe certain potential payments that each NEO would receive upon termination of employment or a change in control as of December 31, 2022. The table does not include:
•	Compensation or benefits previously earned by the NEO or equity awards that are fully vested, including benefits under the Savings and Investment Plans described above;
•	The value of pension benefits that are disclosed in the Pension Benefits table above;
•	The amounts payable under deferred compensation plans that are disclosed in the Nonqualified Deferred Compensation Plan table above; and
•	The severance amounts payable under Law 80.
EXECUTIVE AND DIRECTOR COMPENSATION | 65

		Long-Term Incentive Plan ($)(b)
Name and Termination Scenarios(a)	Total ($)	Restricted Stock	Performance Shares
Ignacio Alvarez
Retirement(c)	$6,187,125	$6,187,125	$ —
Death & Disability	8,368,258	6,187,125	2,181,132
Change in Control(d)	8,368,258	6,187,125	2,181,132
Resignation(e)	6,187,125	6,187,125	—
Termination With Cause	—	—	—
Termination Without Cause(e)	7,274,110	6,187,125	1,086,985
Carlos J. Vázquez
Retirement(c)	1,808,679	1,808,679	—
Death & Disability	2,296,662	1,808,679	487,983
Change in Control(d)	2,296,662	1,808,679	487,983
Resignation(e)	1,808,679	1,808,679	—
Termination With Cause	—	—	—
Termination Without Cause(e)	2,063,259	1,808,679	254,580
Javier D. Ferrer
Retirement(c)	1,664,831	1,664,831	—
Death & Disability	2,178,678	1,664,831	513,847
Change in Control(d)	2,178,678	1,664,831	513,847
Resignation(e)	1,664,831	1,664,831	—
Termination With Cause	—	—	—
Termination Without Cause(e)	1,914,681	1,664,831	249,850
Lidio V. Soriano
Retirement(c)	—	—	—
Death & Disability	1,719,213	1,351,668	367,545
Change in Control(d)	1,719,213	1,351,668	367,545
Resignation(e)	—	—	—
Termination With Cause	—	—	—
Termination Without Cause(e)	492,266	301,662	190,604
Manuel Chinea
Retirement(c)	718,179	718,179	—
Death & Disability	1,060,921	718,179	342,742
Change in Control(d)	1,060,921	718,179	342,742
Resignation(e)	718,179	718,179	—
Termination With Cause	—	—	—
Termination Without Cause(e)	895,254	718,179	177,074
(a)
The annual performance incentive is not guaranteed; therefore, if termination of employment takes place before the date the award is paid, the NEO would not be entitled to receive the award. However, the NEO would be entitled to the earned profit-sharing incentive awarded for 2022 of $5,600.

(b)
Values of equity grants are based on $66.32, the closing price of Popular’s common stock as of December 31, 2022. Amounts paid with respect to incentive awards granted after September 25, 2014 are subject to clawback based on Popular’s Incentive Recoupment Guideline, as previously discussed in the “Other Aspects of Our Executive Compensation Program” section. Termination provisions based on type of termination prior to vesting are detailed in the table below. The termination provisions identified in the following table as Become Vested and Prorated Vesting, entail a lump sum payment by the Corporation. The termination provision identified as Contingent Vesting, entails a payment by the Corporation at the end of the performance cycle.

66 | 2023 POPULAR, INC. PROXY STATEMENT

	Regular Restricted Stock	Performance Shares
Retirement	Become Vested	Contingent Vesting
Death & Disability	Become Vested	Become Vested
Change in Control	Become Vested	Become Vested
Resignation	Forfeiture	Forfeiture
Termination With Cause	Forfeiture	Forfeiture
Termination Without Cause	Prorated Vesting	Prorated Vesting
(c)
For grants prior to January 2014, retirement is defined as termination of employment on or after attaining age 55 and completing 10 years of service (except when termination is for cause). For grants after January 2014, the retirement definition was modified to be termination of employment on or after attaining the earlier of: (x) age 55 and completing 10 years of service, or (y) age 60 and 5 years of service (except when termination is for cause). Upon retirement, (i) regular restricted stock becomes vested and (ii) performance shares become vested with respect to the service requirement, but the actual number of shares earned is determined based on the achievement of the performance goals at the end of the performance period.

(d)
Outstanding awards granted in 2006 are subject to a single trigger requirement for accelerated vesting in the event of change in control. Outstanding awards granted since 2015 are subject to double trigger in the event of a change in control. The following amounts are subject to single trigger: C. Vázquez, $38,598. The following amounts are subject to double trigger: I. Alvarez, $ 8,368,258; C. Vázquez, $ 2,258,063; J. Ferrer, $ 2,178,678; L. Soriano, $ 1,719,213; and M. Chinea, $ 1,060,921.

(e)
For I. Alvarez, C. Vázquez, J. Ferrer and M. Chinea with respect to restricted stock, any resignation or termination without cause would be considered retirement since they are retirement eligible. Upon a termination without cause for NEOs that are not retirement eligible, outstanding regular restricted stock and performance shares are awarded on a prorated basis based on the number of full months in the vesting schedule in which the person was an active employee and such reduced award will vest immediately upon the termination of employment, calculated in the case of performance shares as if the target number of performance shares had in fact been earned.

CEO Pay Ratio
The table below sets forth comparative information regarding (A) the 2022 annual total compensation of Mr. Alvarez, our current President and CEO, (B) the 2022 annual total compensation of our median employee identified in 2022, and (C) the ratio of our CEO’s 2022 annual total compensation compared to the 2022 annual total compensation of our median employee. For 2022, the ratio of Mr. Alvarez’s 2022 annual total compensation to the 2022 annual total compensation of our median employee was approximately 133 to 1.
CEO 2022 annual total compensation (A)	$6,323,708
Median employee 2022 annual total compensation (B)	$47,719
Ratio of (A) to (B)	133:1
The pay ratio rules allow issuers to use the same median employee for comparison purposes for up to three years. Since we last identified our median employee in 2019 (for 2020 Proxy Statement), a new median employee was selected in 2022 (for 2023 Proxy Statement). As of December 18, 2022, our global employee population consisted of 8,944 individuals, including full-time, part-time, temporary, and seasonal employees. U.S. employees comprised 8,880 of global employees and 64 were non-U.S. employees. In determining the identity of our median employee, we excluded 64 employees from the following countries, which in aggregate represents less than 5% of our workforce: Costa Rica (19 employees); Colombia (14 employees); and British Virgin Islands (31 employees). After excluding the countries and employees described above, we determined the identity of our median employee from a total population of 8,880 U.S. employees as of December 18, 2022, which was the closing date for the last payroll period in 2022 for our non-exempt employees.
Compensation data for these employees was gathered as of the last date of the 2022 payroll period for non-exempt and exempt employees, December 18, 2022 and December 25, 2022, respectively (excluding our President and CEO). Total annual compensation was determined by applying a consistent compensation measure to all employees and using data reflected in our payroll records that included all elements of compensation paid in 2022 (salary, overtime pay, commissions, cash bonus, the value of vested restricted shares, dividends paid on nonvested restricted shares, etc.). We annualized base compensation for full-time and part-time employees who did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.
In accordance with SEC rules, after identifying our median employee, the 2022 annual total compensation of the median employee and our President and CEO were determined using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table in this Proxy Statement.
EXECUTIVE AND DIRECTOR COMPENSATION | 67

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our CEO and to our Non-CEO NEOs and certain financial performance of the Corporation. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For further information concerning the Corporation’s pay-for-performance philosophy and how we align executive compensation with the Corporation’s performance, refer to the CD&A.
Pay Versus Performance Table
Fiscal Year (a)	Summary Compensation Table Total for CEO(i) (b)	Compensation Actually Paid to CEO(ii)(iii) (c)	Average Summary Compensation Table Total for Non-CEO NEOs(i) (d)	Average Compensation Actually paid to Non-CEO NEOs(ii)(iii) (e)	Value of Initial Fixed $100 Investment Based on(iv):		Net Income ($ in thousands) (h)	ROATCE adjusted(v) (i)
					Total Shareholder Return (f)	Peer Group Total Shareholder Return (g)
2022	$6,323,708	$5,415,141	$2,022,253	$1,811,951	$124.26	$110.67	$1,102,641	15.47%
2021	5,119,158	10,039,211	1,761,108	2,847,634	149.29	132.19	934,889	18.47
2020	4,782,575	4,607,841	1,569,334	1,423,613	100.16	92.50	506,622	10.90
(i)
For the years 2020, 2021 and 2022 our CEO was Mr. Alvarez. Non-CEO NEOs refers to our NEO other than the CEO. For the years 2021 and 2022 the Non-CEO NEOs were: Messrs. C. Vázquez, J. Ferrer, L. Soriano, and M. Chinea. For 2020 the Non-CEO NEOs were: Messrs. C. Vázquez, J. Ferrer, L. Soriano, and E. Sepúlveda.

(ii)
Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (1) for restricted stock awards, closing price on applicable year-end dates or, in the case of vesting dates, the actual vesting price, (2) for performance-based awards (excluding TSR Awards), the same valuation methodology as restricted stock awards above except year-end and vesting date values are multiplied by the probability of achievement as of each such date, and (3) for TSR-based performance awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s) or, in the case of vesting date, the actual vesting price and probability of achievement.

(iii)	The adjustments (exclusions and additions) made to the Summary Compensation Total (SCT) to calculate the Compensation Actually Paid (CAP) amount are the following:
	CEO			Non-CEO NEOs
	Stock Awards Excluded from SCT	Change in Pension Value Excluded from SCT(a)	Value of Stock Awards Added to CAP Amount(b)	Average Stock Awards Excluded from SCT	Average Change in Pension Value Excluded from SCT(a)	Average Value of Stock Awards Included in CAP Amount(b)
2022	$3,022,051	—	$2,113,484	$632,641	—	$422,340
2021	2,447,529	—	7,367,582	466,286	—	1,552,813
2020	2,590,598	—	2,415,864	505,119	$43,972	403,370
(a)
This column contains the required accounting representation of the annual change in present value of the pension benefit as of December 31st. No additional pension benefits were earned in 2020-2022, as the Corporation’s defined benefit plans have been frozen since 2009. The increase in 2020 for Non-CEO NEOs was mainly due to a reduction in the discount rate used for measuring plan liabilities and an increase in life expectancies. Present value for changes in pension value were determined using year-end Statement of Financial Accounting Standard Codification Topic 715 assumptions with the following exception: payments are assumed to begin at the earliest possible retirement date at which benefits are unreduced (age 55 with 10 years of service).

(b)	The amounts deducted or added in calculating the equity award adjustments are as follows:
	Year	Year-end fair value of equity awards granted during the year ($)	Year over year change in fair value of outstanding and unvested equity awards ($)	Fair value as of vesting date of equity awards granted and vested in the year ($)(A)	Year over year change in fair value of equity awards granted in prior years that vested in the year ($)	Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year ($)	Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation ($)	Total equity award adjustments ($)
CEO	2022	$2,411,524	($886,692)	$46,593	$393,123	—	$148,936	$2,113,484
	2021	3,411,525	3,250,920	41,414	540,836	—	122,887	7,367,582
	2020	2,480,796	(29,935)	48,190	(187,517)	—	104,330	2,415,864
68 | 2023 POPULAR, INC. PROXY STATEMENT

	Year	Year-end fair value of equity awards granted during the year ($)	Year over year change in fair value of outstanding and unvested equity awards ($)	Fair value as of vesting date of equity awards granted and vested in the year ($)(A)	Year over year change in fair value of equity awards granted in prior years that vested in the year ($)	Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year ($)	Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation ($)	Total equity award adjustments ($)
Non-CEO NEOs	2022	480,077	(204,643)	36,018	77,030	—	33,859	422,340
	2021	632,752	715,636	30,061	145,043	—	29,322	1,552,813
	2020	483,169	(17,930)	4,586	(94,676)	—	28,221	403,370
(A)
The values in this column reflect the fair value of a portion of a restricted stock award that was vested and withheld upon the grant of such award to a retirement eligible NEO for purposes of satisfying applicable tax obligations of the retirement eligible NEO in connection with the restricted stock award.

(iv)	The peer group selected for TSR is the Nasdaq Bank Index, as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(v)
ROATCE measures how well the Corporation’s management is using its capital from investors to generate profits. It is computed by dividing net earnings applicable to common shareholders by average tangible common shareholders’ equity. Goodwill, other intangible assets (i.e., intellectual property, licenses, patents, etc.), and unrealized gains and losses from available for sale and held to maturity investments are excluded from the equity calculation. For incentive purposes, we adjust the ROATCE value, if applicable, to ensure that participants are neither rewarded nor penalized for items that are non-recurring, unusual or not indicative of ongoing operations. See Appendix A of this Proxy Statement for information about how we calculated the ROATCE for incentive compensation purposes in 2022 and prior periods.

Relation Between “Compensation Actually Paid” and Performance Measures
We believe the Pay versus Performance table above shows the alignment between compensation actually paid to the NEOs and the Corporation’s performance, consistent with our compensation philosophy cited in our CD&A section titled “Highlights of Our 2022 Executive Compensation Program and Pay Decisions”. Particularly, a large portion of the NEOs’ compensation is dependent on TSR performance and increased when our TSR performance increased but declined when our TSR performance declined.
Compensation Actually Paid vs. TSR
The graph below compares the Corporation's cumulative TSR to that of the Nasdaq Bank Index, assuming an initial $100 investment on December 31, 2019 and the value at the end of 2020, 2021 and 2022, based on the respective stock prices and reinvestment of dividends. In addition, the graph below describes the 3-year (2020-2022) relationship between the CEO and other Non-CEO NEOs compensation actually paid and the Corporation’s TSR.

EXECUTIVE AND DIRECTOR COMPENSATION | 69

Compensation Actually Paid vs. Net Income
The graph below describes the 3-year (2020-2022) relationship between the CEO’s and other Non-CEO NEOs’ compensation actually paid and the Corporation’s net income. Note that, for incentive purposes, we use GAAP after-tax net income adjusted, if applicable, for non-recurring or unusual items that do not reflect the underlying performance of our ongoing operations. See Appendix A of this Proxy Statement for information about how we calculated net income for incentive compensation purposes in 2022 and prior periods.

Compensation Actually Paid vs. ROATCE (adjusted)
The graph below describes the 3-year (2020-2022) relationship between the CEO’s and other Non-CEO NEOs’ compensation actually paid and the Corporation’s adjusted ROATCE. See Appendix A of this Proxy Statement for information about how we calculated the ROATCE for incentive compensation purposes in 2022 and prior periods.

The following were the most important financial performance measures, as determined by the Corporation, that link compensation actually paid to our CEO and Non-CEO NEOs to the Corporation’s performance for the most recently completed fiscal year:
Most Important Performance Measures
Net Income
Total Shareholder Return (TSR)
Return on Average Tangible Common Equity (ROATCE – adjusted)

70 | 2023 POPULAR, INC. PROXY STATEMENT

Compensation of Non-Employee Directors
Compensation of Directors
2022 Compensation Program
The Corporate Governance and Nominating Committee has primary responsibility for reviewing and recommending director compensation levels, subject to approval by the full Board. In making its recommendations, the committee reviews the Board’s responsibilities and the compensation practices of our peers. In 2021, the Corporate Governance and Nominating Committee engaged Meridian to perform an analysis of the Corporation’s non-employee director compensation. Compensation was compared to the compensation of non-employee directors in the peer group used for executive compensation benchmarking, which is comprised of all publicly traded companies similar in asset size to the Corporation. After considering peer practices and various compensation structures, and upon recommendation of the Corporate Governance and Nominating Committee, in September 2021, the Board unanimously approved a revised director compensation program which became effective on the date of the 2022 annual meeting of shareholders.
The following table summarizes the compensation program for non-management directors in effect since May 2022:
Compensation	Amount
Equity Grant	$125,000
Retainer	75,000
Additional Retainers
Chairman Retainer	150,000
Lead Independent Director Equity Grant	25,000
Audit and Risk Committee Chair Retainer	30,000
Talent and Compensation and Corporate Governance and Nominating Committee Chair Retainer	20,000
The compensation program corresponds to the 12-month period that commences on the date of the annual meeting of shareholders.
Under the 2022 director compensation program, all retainers are paid in either cash or equity, at the director’s election. Similarly, all equity awards granted to the director may be paid in either common stock or restricted stock units under the Corporation’s omnibus incentive plan. All equity awards will vest and become non-forfeitable on the grant date of such award. At the director’s option, the shares of common stock underlying the restricted stock unit award are delivered to the director either on the 15th day of August immediately following the date of retirement of the director or in equal annual installments on each 15th of August of the 1st, 2nd, 3rd, 4th and 5th year after the date of retirement of the director.
To the extent that cash dividends are paid on the Corporation’s outstanding common stock, the director will receive an additional number of restricted stock units that reflect reinvested dividend equivalents.
Popular reimburses directors for travel expenses incurred in connection with attending Board, committee and shareholder meetings, participating in continuing director education programs and for other Popular-related business expenses, including the travel expenses of spouses if they are specifically invited to attend the event for appropriate business purposes.
On July 1, 2019, after serving two years as Executive Chairman and 26 years as Chief Executive Officer of the Corporation, Mr. Carrión transitioned into service as non-executive Chairman of the Board. Upon Mr. Carrión’s transition, the Corporate Governance and Nominating Committee approved a compensation structure for Mr. Carrión in his role as non-executive chairman. Such compensation structure was determined after considering peer practices, the Chairman’s additional significant responsibilities and required time commitment, as well as the contributions that Mr. Carrión brings to the Board due to his experience and leadership in, and knowledge of, the financial services industry, the Corporation, its business and markets. The compensation program for the Chairman of the Board consists of an annual chairman retainer (payable either in cash or equity, at the chairman’s option), as well as the regular non-employee director compensation described herein. The Chairman does not receive a chair retainer for his position of Chair of the Technology Committee.
Director Stock Ownership Requirements
Each non-employee director must own common stock with a dollar value equal to five times the non-employee director’s annual retainer. Non-employee directors are required to achieve that ownership level within three years of being named or elected as a director. Pledging
of common stock as collateral for loans or in margin accounts is prohibited. Each director is currently in compliance with his or her common stock ownership requirements or on track to comply with such requirements within the designated timeframe.
EXECUTIVE AND DIRECTOR COMPENSATION | 71

2022 Non-Employee Director Summary Compensation Table
The following table provides a summary of the compensation awarded to Popular’s non-employee directors during 2022.
Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(c)	Total ($)
Joaquín E. Bacardí, III	$75,000	$143,559	—	—	—	—	$218,559
Alejandro M. Ballester	95,000	143,559	—	—	—	—	238,559
Robert Carrady	—	229,449	—	—	—	—	229,449
Richard L. Carrión	225,000	150,373	—	—	—	$110,860	486,233
Betty DeVita	75,000	130,117	—	—	—	—	205,117
John W. Diercksen	—	290,637	—	—	—	—	290,637
María Luisa Ferré	95,000	143,559	—	—	—	—	238,559
C. Kim Goodwin	105,000	143,559	—	—	—	—	248,559
José R. Rodríguez	—	207,993	—	—	—	—	207,993
Myrna M. Soto	75,000	153,385	—	—	—	—	228,385
Carlos A. Unanue	—	229,449	—	—	—	—	229,449
(a)
Represents the cash value of the $75,000 annual retainer for all directors, the $150,000 Chairman retainer for Mr. Carrión and the Committee Chair retainers for Mr. Ballester and Mss. Goodwin and Ferré each of whom elected to receive their Committee Chair retainers in cash.

(b)
Represents the award of restricted stock units granted to non-employee directors during 2022 under the Popular’s 2020 Omnibus Incentive Plan with a grant date fair value determined in accordance with FASB ASC Topic 718. The awards reported in this column include the annual equity grant of $125,000 and the awards of restricted stock units granted to each director as dividend equivalents with a grant date fair value as follows: Mr. Bacardí, $18,559; Mr. Ballester, $18,559; Mr. Carrady, $29,449; Mr. Carrión, $25,373, Ms. Devita, $5,117; Mr. Diercksen, $35,637; Ms. Ferré, $18,559; Ms. Goodwin, $18,559; Mr. Rodríguez; $7,993; Ms. Soto, $28,385 and Mr. Unanue, $29,449. In the case of Messrs. Carrady, Diercksen, Rodríguez and Unanue, the amounts also include the $75,000 annual retainer which they elected to receive in restricted stock units instead of cash. The amounts for Mr. Diercksen also include the Lead Independent Director Equity Grant and the Audit Committee Chair retainer.

The following represents the restricted stock units granted to each director during 2022 under Popular’s 2020 Omnibus Incentive Plan: Mr. Bacardí, 1,616; Mr. Ballester, 1,616; Mr. Carrady, 2,585; Mr. Carríon, 1,616; Ms. DeVita 1,616; Mr. Diercksen, 3,296; Ms. Ferré, 1,616; Ms. Goodwin, 1,616; Mr. Rodríguez, 2,585; Ms. Soto, 1,616, and Mr. Unanue, 2,585. The following amounts represent the restricted stock units granted to each director as dividend equivalents as of December 31, 2022: Mr. Bacardí, 237; Mr. Ballester, 237; Mr. Carrady, 376; Mr. Carrión, 319; Ms. DeVita, 66; Mr. Diercksen, 455; Ms. Ferré, 237; Ms. Goodwin, 237; Mr. Rodríguez, 103; Ms. Soto, 362; and Mr. Unanue, 376.

(c)
The amounts reported in the “All Other Compensation” column reflect the sum of the incremental cost to Popular of all perquisites and other personal benefits with an aggregate amount greater than or equal to $10,000 provided to Mr. Carrión during 2022. These perquisites and personal benefits are consistent with the perquisites and benefits that Mr. Carrion received in his prior role as Executive Chairman. Mr. Carrión’s aggregate amount of perquisites and personal benefits include: (i) $93,164 for the implied cost to Popular for a company-owned New York city apartment used by Mr. Carrión during 2022 for business and non-business matters. Such apartment was sold by the Corporation in August 2022. The cost for the use of the company-owned apartment is based on the annual estimated market rental value in accordance with the New York City Department of Finance 2020 Notice of Property Value adjusted for the 2021 and 2022 increment in the Consumer Price Index for rent of primary residence and the utility expenses incurred during 2022; (ii) $17,513 for the implied costs for the use of a company-owned vehicle during 2022. The costs for the use of the company-owned vehicle is based on the estimated depreciation, maintenance and insurance costs related to the use of the vehicle during 2022; and (iii) access to the Corporation’s wellness center, the value of which does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by Mr. Carrión during 2022, which is available to all former employees of the Corporation who currently serve on the board of directors of the Corporation or of any of its affiliates.

72 | 2023 POPULAR, INC. PROXY STATEMENT

IV	Security Ownership of Certain Beneficial Owners and Management
Beneficial Ownership
Shares Beneficially Owned by Directors, Nominees and Executive Officers
The following table sets forth the beneficial ownership of Popular’s common stock as of March 14, 2023 for each director and nominee for director and each NEO, and by all directors, nominee for director, NEOs, executive officers and the Principal Accounting Officer and Comptroller as a group.
Common Stock
Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Joaquín E. Bacardí, III	31,762	*
Alejandro M. Ballester	58,596(3)	*
Robert Carrady	5,916(4)	*
Richard L. Carrión	292,435(5)	*
Betty DeVita	—	—
John W. Diercksen	24,101	*
María Luisa Ferré	49,422(6)	*
C. Kim Goodwin	40,676	*
José R. Rodríguez	—	—
Alejandro M. Sánchez	—	—
Myrna M. Soto	3,093	*
Carlos A. Unanue	130,808(7)	*
Ignacio Alvarez	242,635(8)	*
Javier D. Ferrer	67,110(9)	*
Carlos J. Vázquez	126,850(10)	*
Lidio V. Soriano	98,249	*
Manuel Chinea	36,031(11)	*
All directors, nominees, NEOs, executive officers and the Principal Accounting Officer and Comptroller as a group (27 persons in total)	1,509,193	2.09%
(1)
For purposes of the table above, “beneficial ownership” is determined in accordance with Rule 13d-3 under the 1934 Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Also, it includes shares of common stock granted under Popular’s 2004 and 2020 Omnibus Incentive Plans, subject to transferability restrictions and/or forfeiture upon failure to meet vesting conditions, as follows: Mr. Bacardí, 20,756; Mr. Ballester, 21,606; Mr. Carrady, 1,052; Mr. Diercksen, 20,702; Ms. Ferré, 34,400; Ms. Goodwin, 34,692; Ms. Soto, 2,765; Mr. Unanue, 36,657; Mr. Alvarez, 71,078; Mr. Ferrer, 24,624; Mr. Vázquez, 21,263; Mr. Soriano, 16,031; and Mr. Chinea, 7,065, which represent in the aggregate 407,210 shares for all directors, NEOs, executive officers and the Principal Accounting Officer and Comptroller as a group.

The table above does not include restricted stock units awarded to non-employee directors as part of their compensation since they are not deemed to be beneficially owned by the directors in accordance with Rule 13d-3 of the 1934 Act. Restricted stock units vest immediately upon their grant and are converted into an equivalent number of shares of common stock and delivered to the director, at the director’s election, in a lump sum on the 15th of August following the date of termination of service as director, or in five equal annual installments on each 15th of August of the first five years following the date of termination of service as director. The
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT | 73

following represents the restricted stock units granted to each director as of March 14, 2023 under Popular’s 2004 and 2020 Omnibus Incentive Plans: Mr. Bacardí, 9,589; Mr. Ballester, 9,589; Mr. Carrady, 15,328; Mr. Carrión, 9,226; Ms. DeVita, 3,156; Mr. Diercksen, 18,592; Ms. Ferré, 9,589; Ms. Goodwin, 9,589; Mr. Rodríguez, 5,045; Ms. Soto, 14,336, and Mr. Unanue, 15,328.
(2)	“*” indicates ownership of less than 1% of the outstanding shares of common stock. As of March 14, 2023, there were 71,974,242 shares of common stock outstanding.
(3)	Includes 887 shares owned by Mr. Ballester’s children.
(4)	Includes 2,750 shares owned by Plaza Escorial Cinemas Corp. in which Mr. Carrady has an ownership interest of 62.5%.
(5)
Mr. Carrión has approximately a 22.014% ownership interest in Junior Investment Corporation, a family investment vehicle, which owns 338,275 shares, of which 74,467 are included in the table as part of Mr. Carrión’s holdings.

(6)	Includes 13,541 shares owned by The Luis A. Ferré Foundation, over which Ms. Ferré has indirect investment and voting power.
(7)	Includes 75,731 shares held by Mr. Unanue’s mother, over which Mr. Unanue disclaims beneficial ownership.
(8)	Includes 7,789 shares owned by Mr. Alvarez’s son over which he disclaims beneficial ownership.
(9)	Includes 1,167 shares owned by Mr. Ferrer’s wife over which he disclaims beneficial ownership.
(10)	Includes 468 shares held by a family member, over which Mr. Vázquez has investment authority.
(11)
Includes 3,126 shares of phantom stock. Each share of phantom stock is the economic equivalent of one share of the Corporation's common stock. Shares of phantom stock are payable following the termination of employment with the Corporation.

Delinquent Section 16(a) Reports
Section 16(a) of the 1934 Act requires Popular’s directors and executive officers to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities. Officers and directors are required by SEC regulations to furnish Popular with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to Popular or written representations that no other reports were required, Popular believes that, with respect to 2022, all filing requirements applicable to its officers and directors were satisfied.
Principal Shareholders
The following table presents certain information as of December 31, 2022, with respect to any person, including any “group”, as that term is used in Section 13(d)(3) of the 1934 Act, who is known by Popular to beneficially own more than five percent (5%) of its outstanding common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	8,505,791	11.70%
Dimensional Fund Advisors LP(3) 6300 Bee Cave Road Building One Austin, TX 78746	4,053,894	5.6%
(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the 1934 Act.
(2)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group reflecting its common stock holdings as of December 31, 2022. The Vanguard Group indicates that it has no sole voting power with respect to any shares of Popular’s common stock, shared voting power with respect to 39,177 shares of Popular’s common stock, sole dispositive power with respect to 8,393,105 shares of Popular’s common stock, and shared dispositive power with respect to 112,686 shares of Popular’s common stock.

(3)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2023 by Dimensional Fund Advisors LP reflecting its common stock holdings as of December 31, 2022. Dimensional Fund Advisors LP indicates that it has sole voting power with respect to 4,011,286 shares of Popular’s common stock, no shared voting power with respect to any shares of Popular’s common stock, sole dispositive power with respect to 4,053,894 shares of Popular’s common stock, and no shared dispositive power with respect to any shares of Popular’s common stock.

74 | 2023 POPULAR, INC. PROXY STATEMENT

V	Proposals
Proposal 1:
Election of Directors
At the 2020 Annual Meeting of Shareholders, our shareholders approved an amendment to the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) to declassify the Board of Directors by the 2023 annual meeting of shareholders. Our Board of Directors is composed of such number of directors as established from time to time by the Board. At this year’s annual meeting, our existing classified Board of Directors structure will be fully phased out.
The phasing out of the existing classified Board of Directors structure began at the 2021 annual meeting of shareholders with one-third of the members of the Corporation’s Board of Directors (“Class 1”) being elected for a term expiring at the 2022 annual meeting of shareholders. The declassification of the Board continued at the 2022 annual meeting with two-thirds of the members of the Corporation’s Board of Directors (“Class 1” and “Class 2”) being elected for a term expiring at this year’s annual meeting of shareholders. At this year’s annual meeting of shareholders, the declassification of the Board of Directors will be completed, and all directors will be elected annually for a term expiring at the next annual meeting of shareholders.
At this year’s annual meeting, all nominees are currently incumbent directors, except for Mr. Alejandro M. Sánchez who was nominated by the Board of Directors on February 28, 2023, upon recommendation from the Corporate Governance and Nominating Committee. All nominees are being nominated for election to serve until the 2024 annual meeting of shareholders or until their respective successors are duly elected and qualified. The persons named as proxies have advised Popular that, unless otherwise instructed, they intend to vote at the meeting the shares covered by the proxies “FOR” the election of the 13 nominees, and that if any one or more of such nominees should become unavailable for election they intend to vote such shares “FOR” the election of such substitute nominees as the Board may propose. Popular has no knowledge that any nominee will become unavailable for election.
The Certificate of Incorporation requires that each director receive a majority of the votes cast by shareholders in person or by proxy and entitled to vote. The number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. If an incumbent director is not elected by a majority of the shares represented at the annual meeting, Puerto Rico corporation law provides that the director continues to serve on the Board as a “holdover director”. Under our Amended and Restated By-Laws and our Corporate Governance Guidelines, an incumbent director who is not elected by a majority of the votes cast must tender his or her resignation to the Board. In that situation, Popular’s Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take any other action. The Board would act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision.
The 13 nominees for election as director at the 2023 Annual Meeting of Shareholders are Ignacio Alvarez, Joaquín E. Bacardí, III, Alejandro M. Ballester, Robert Carrady, Richard L. Carrión, Betty DeVita, John W. Diercksen, María Luisa Ferré Rangel, C. Kim Goodwin, José R. Rodríguez, Alejandro M. Sánchez, Myrna M. Soto and Carlos A. Unanue. Refer to the “Nominees for Election as Directors” section of this Proxy Statement for information on each director’s experience and qualifications.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH NOMINEE TO THE BOARD
PROPOSALS | 75

Proposal 2:
Advisory Vote to Approve Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulations require a separate, nonbinding “say on pay” shareholder vote to approve the compensation of executives. In 2021, our shareholders voted on an advisory basis that the compensation of our executives be presented to our shareholders on an annual basis. Our Board accepted our shareholders’ advisory vote and, as a result, we will ask our shareholders to provide advisory approval of the compensation of our executives on an annual basis. Our next vote on the frequency of the “say on pay” shareholder vote will be held no later than the 2027 annual meeting of shareholders.
The compensation paid to our NEOs and Popular’s overall executive compensation policies and procedures are described in the “Compensation Discussion and Analysis” section and the tabular disclosure, together with the accompanying narrative disclosure, in this Proxy Statement.
This proposal gives you, as a shareholder, the opportunity to endorse or not endorse the compensation paid to Popular’s NEOs through the following resolution.
“RESOLVED, that the shareholders of Popular approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis Section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”
Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Talent and Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and procedures and in connection with its future executive compensation determinations.
The approval of the advisory vote on executive compensation requires the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on the matter. At our annual shareholders’ meeting held in May 2022, the vast majority of Popular’s voting shareholders (95.81% of shares voted) expressed support for our executive compensation policies and procedures.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL
76 | 2023 POPULAR, INC. PROXY STATEMENT

Proposal 3:
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of Popular for 2023. PricewaterhouseCoopers LLP has served as the independent registered public accounting firm of BPPR since 1971 and of Popular since 1991.
The following table summarizes the fees billed to Popular by PricewaterhouseCoopers LLP for the years ended December 31, 2022 and 2021:
	December 31, 2022	December 31, 2021
Audit Fees	$10,509,135	$9,004,954
Audit-Related Fees(a)	1,106,165	782,546
Tax Fees(b)	279,447	191,147
All Other Fees(c)	5,400	5,400
Total	$11,900,147	$9,984,047
(a)	Includes fees for assurance services such as audits of pension plans, compliance-related audits, accounting consultations and Statement on Standards for Attestation Engagements No. 18 reports.
(b)	Includes fees associated with tax return preparation and tax consulting services.
(c)	Includes software licensing fees.
The Audit Committee has established controls and procedures that require the pre-approval of all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP. The Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or permissible non-audit services. Under the pre-approval controls and procedures, audit services for Popular are negotiated annually. If any additional audit services are required by Popular, a proposed engagement letter is obtained from the auditors and evaluated by the Audit Committee or the member(s) of the Audit Committee with authority to pre-approve auditor services. Any decisions to pre-approve such audit and non-audit services and fees are to be reported to the full Audit Committee at its next regular meeting. The Audit Committee has considered that the provision of the services covered by this paragraph is compatible with maintaining the independence of the independent registered public accounting firm of Popular. During 2022, fees for all services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee.
Neither Popular’s Certificate of Incorporation nor its Amended and Restated By-Laws require that the shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to appoint PricewaterhouseCoopers LLP, but may nonetheless appoint such firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the best interest of Popular and its shareholders.
Representatives of PricewaterhouseCoopers LLP will attend the meeting and will be available to respond to any appropriate questions that may arise. They will also have the opportunity to make a statement if they so desire.
The ratification of the appointment of PricewaterhouseCoopers LLP as Popular’s auditors requires the affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on that matter.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL
PROPOSALS | 77

VI	Audit Committee Report
In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements of Popular for the fiscal year ended December 31, 2022 with management and PricewaterhouseCoopers LLP, Popular’s independent registered public accounting firm. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”). Finally, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. These considerations and discussions, however, do not assure that the audit of Popular’s financial statements and internal control over financial reporting have been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with Generally Accepted Accounting Principles (“GAAP”), that Popular’s internal control over financial reporting is effective or that Popular’s registered public accountants are in fact “independent.”
As set forth in the Audit Committee Charter, the management of Popular is responsible for the preparation, presentation and integrity of Popular’s financial statements. Furthermore, management is responsible for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP is responsible for auditing Popular’s financial statements, expressing an opinion as to their conformity with GAAP, and annually auditing the effectiveness of the Corporation’s internal control over financial reporting.
The members of the Audit Committee are not engaged professionally in the practice of auditing or accounting and are not employees of Popular. Popular’s management is responsible for its accounting, financial management and internal controls. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures to set auditor independence standards.
Based on the Audit Committee’s consideration of the audited financial statements and the discussions referred to above with management and the independent registered public accounting firm, and subject to the limitations on the role and responsibilities of the Audit Committee set forth in the Charter and those discussed above, the Audit Committee recommended to the Board that Popular’s audited financial statements be included in Popular’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
Respectfully submitted,
The Audit Committee
John W. Diercksen, Chair
Alejandro M. Ballester
C. Kim Goodwin
José R. Rodríguez
Carlos A. Unanue
78 | 2023 POPULAR, INC. PROXY STATEMENT

VII	General Information About the Meeting
About the Meeting
WHY AM I RECEIVING THESE MATERIALS?
You are invited to attend Popular, Inc.’s 2023 Annual Meeting of Shareholders and vote on the proposals described in this Proxy Statement because you were a Popular shareholder on March 14, 2023 (the “Record Date”). Popular is soliciting proxies for use at the annual meeting, including any postponements or adjournments.
Even if you plan on attending the annual meeting, we encourage you to vote your shares in advance using one of the methods described in this Proxy Statement to ensure that your vote will be represented at the annual meeting.
WHAT INFORMATION IS CONTAINED IN THIS PROXY STATEMENT?
The information in this Proxy Statement relates to the matters to be acted upon at the meeting, the voting process, the Board of Directors, Board committees, the compensation of directors and executive officers and other required information.
WHEN AND WHERE IS OUR ANNUAL MEETING?
We will hold our annual meeting in person on Thursday, May 11, 2023, at 9:00 a.m., Atlantic Standard Time at the Popular Center Building, PH Floor, 209 Muñoz Rivera Avenue, San Juan, Puerto Rico.
CAN I ATTEND THE ANNUAL MEETING?
Only shareholders as of the close of business on the Record Date and/or their authorized representatives may attend the meeting by following the procedures set forth in this Proxy Statement.
WHAT DOCUMENTS DO I NEED TO BE ADMITTED TO THE MEETING?
Only Popular shareholders may attend the meeting. You will need a valid photo identification, such as a driver’s license or passport and proof of stock ownership as of the close of business on the Record Date. The use of mobile phones, pagers, recording or photographic equipment, tablets, or computers is not permitted.
WHAT IS THE PURPOSE OF THE MEETING?
At the meeting, shareholders will act upon the matters outlined in the accompanying Notice of Meeting, including:
•	Election of 13 directors for a one-year term;
•	Approval, on an advisory basis, of the Corporation’s executive compensation;
•	Ratification of the appointment of Popular’s independent registered public accounting firm for 2023; and
•	Consideration of such other business as may be properly brought before the meeting or any adjournments thereof.
In addition, management will provide a report regarding the affairs of Popular.
GENERAL INFORMATION ABOUT THE MEETING | 79

COULD OTHER MATTERS BE DECIDED AT THE MEETING?
The Board does not intend to present any matters at the meeting other than those described in the Notice of Meeting. However, if any new matter requiring the vote of the shareholders is properly presented before the meeting, proxies may be voted with respect thereto in accordance with the best judgment of proxy holders, under the discretionary power granted by shareholders to their proxies in connection with general matters. The Board at this time knows of no other matters which may come before the meeting and the Chairman of the meeting will declare out of order and disregard any matter not properly presented.
Voting Procedure and Results
HOW MANY VOTES DO I HAVE?
You will have one vote for every share of Popular’s common stock, par value $0.01 per share, you owned as of the close of business on the Record Date.
HOW MANY VOTES CAN ALL SHAREHOLDERS CAST?
Shareholders may cast one vote for each of Popular’s 71,974,242 shares of common stock that were outstanding on the Record Date. The shares covered by any proxy that is properly executed and received before 11:59 p.m., Eastern Time, the day before the meeting will be voted. Shares may also be voted in person at the meeting.
HOW DO I VOTE?
You can vote either in person at the meeting or by proxy.
To vote by proxy, you must either:
•	vote over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card;
•	vote by telephone by calling the toll-free number found on your proxy card; or
•
vote by mail if you receive or request paper copies of the proxy materials, by filling out the proxy card and sending it back in the envelope provided. To avoid delays in ballot taking and counting, and in order to ensure that your proxy is voted in accordance with your wishes, compliance with the following instructions is respectfully requested: when signing a proxy as attorney, executor, administrator, trustee, guardian, authorized officer of a corporation, or on behalf of a minor, please give full title. If shares are registered in the name of more than one record holder, all record holders must sign.

If you want to vote in person at the meeting and you hold your common stock through a securities broker or nominee (i.e. in “street name”), you must obtain a proxy from your broker or nominee and bring that proxy to the meeting.
HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?
A majority of the votes that can be cast must be present either in person or by proxy to hold the meeting. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether the majority of the votes that can be cast are present. A broker non-vote occurs when a broker or other nominee does not have discretionary authority to vote on a particular matter. Votes cast by proxy or in person at the meeting will be counted by Broadridge Financial Solutions, Inc., an independent third party. We urge you to vote by proxy even if you plan to attend the meeting so that we know as soon as possible that enough votes will be present for us to hold the meeting
.
80 | 2023 POPULAR, INC. PROXY STATEMENT

CAN I VOTE IF I PARTICIPATE IN ONE OF POPULAR'S SAVING AND INVESTMENT PLANS?
Yes. Your vote will serve to instruct the trustees or independent fiduciaries how to vote your shares in the Popular, Inc. Puerto Rico Savings and Investment Plan and the Popular, Inc. USA 401(k) Savings and Investment Plan. Shares held under the Popular, Inc. Puerto Rico Savings and Investment Plan and the Popular, Inc. USA 401(k) Savings and Investment Plan may be voted by proxy properly executed and received before 11:59 p.m., Eastern Time, on May 8, 2023.
WHAT VOTE IS REQUIRED AND HOW ARE ABSTENTIONS AND BROKER NON-VOTES TREATED?
Item	Vote Required	Effect of Abstentions	Effect of broker Non-votes
Proposal 1: Election of Directors	Majority of the votes cast	No Effect	No Effect
Proposal 2: Advisory Vote to Approve Executive Compensation	Majority of the shares present or represented by proxy	Count as a vote AGAINST	No Effect
Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of the shares present or represented by proxy	Count as a vote AGAINST	Not Applicable
WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?
Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.
CAN I CHANGE MY VOTES?
Yes, you may change your vote at any time before the meeting. To do so, you may cast a new vote by telephone or over the Internet, send in a new proxy card with a later date, or send a written notice of revocation to the President or the Corporate Secretary of Popular, Inc. (751), P.O. Box 362708, San Juan, Puerto Rico 00936-2708, delivered before the proxy is exercised. If you attend the meeting and want to vote in person, you may request that your previously submitted proxy not be used.
HOW DOES THE BOARD RECOMMEND THAT I VOTE?
Proposals	Board Recommendation
Proposal 1: Election of Directors	“FOR” each nominee
Proposal 2: Advisory Vote to Approve Executive Compensation	“FOR”
Proposal 3: The Ratification of Appointment of Independent Registered Public Accounting Firm	“FOR”
WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
We will report the voting results on a Current Report on Form 8-K filed with the SEC no later than May 17, 2023, except in the event of an adjournment or postponement of the meeting.
GENERAL INFORMATION ABOUT THE MEETING | 81

Proxy Materials
WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF THE PROXY MATERIALS?
Pursuant to rules adopted by the SEC, we have elected to provide access to Popular’s proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to most of our shareholders. We believe this method of distribution makes the proxy distribution process more efficient, less costly and reduces our impact on the environment. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice of Internet Availability of Proxy Materials. We encourage you to take advantage of the availability of the proxy materials on the Internet.
The Notice of Internet Availability of Proxy Materials, as well as this Proxy Statement and proxy card, were first sent to shareholders on or about March 29, 2023.
WHY DIDN’T I RECEIVE NOTICE IN THE MAIL REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS?
We are providing some of our shareholders, including shareholders who have previously asked to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice of Internet Availability of Proxy Materials. In addition, we are providing a Notice of Internet Availability of Proxy Materials by email to some shareholders, including those shareholders who have previously elected delivery of the proxy materials electronically. Those shareholders should have received an email containing a link to the website where the materials are available and a link to the proxy voting website.
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?
You may receive more than one set of voting materials, including multiple Notices of Internet Availability of Proxy Materials or multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive separate Notices of Internet Availability of Proxy Materials or proxy cards for each brokerage account in which you hold shares. You should exercise your vote in connection with each set of voting materials, as they represent different shares.
THERE ARE SEVERAL SHAREHOLDERS IN MY ADDRESS. WHY DID WE RECEIVE ONLY ONE SET OF PROXY MATERIALS?
In accordance with a notice sent to certain street name shareholders who share a single address, shareholders at a single address will receive only one copy of this Proxy Statement and our 2022 Annual Report, or Notice of Internet Availability of Proxy Materials, as applicable. This practice, known as “householding,” is designed to reduce our printing and postage costs. We currently do not “household” for shareholders of record.
If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this Proxy Statement and our 2022 Annual Report or Notice of Internet Availability of Proxy Materials, you may call 1-866-540-7059, or send a written request to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717 and we will promptly deliver a separate copy of this Proxy Statement and our 2022 Annual Report or Notice of Internet Availability of Proxy Materials.
You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares.
82 | 2023 POPULAR, INC. PROXY STATEMENT

WHAT IS INCLUDED IN THE PROXY MATERIALS?
The proxy materials include this Proxy Statement and Popular’s 2022 Annual Report containing the audited financial statements for the year ended December 31, 2022, duly certified by PricewaterhouseCoopers LLP, our independent registered public accountants. The proxy materials also include the Notice of Annual Meeting of Shareholders. If you receive or request that paper copies of these materials be sent to you by mail, the materials will also include a proxy card.
WHO WILL BEAR THE COST OF SOLICITING PROXIES FOR THE MEETING?
Proxies will be solicited by Popular on behalf of the Board. The cost of soliciting proxies for the meeting will be borne by us. In addition to solicitation by mail, proxies may be solicited personally, by telephone or otherwise. The Board has engaged the firm of Georgeson LLC to aid in the solicitation of proxies. The cost is estimated at $13,500, plus reimbursement of reasonable out-of-pocket expenses and customary charges. Our directors, officers and employees may also solicit proxies but will not receive any additional compensation for their services. Proxies and proxy materials will also be distributed at our expense by brokers, nominees, custodians and other similar parties.
HOW DO I INSPECT THE LIST OF SHAREHOLDERS OF RECORD?
A list of shareholders of record as of March 14, 2023 will be available for inspection by shareholders during the annual meeting.
ELECTRONIC DELIVERY OF ANNUAL MEETING MATERIALS
You will help us protect the environment and save postage and printing expenses in future years by consenting to receive the annual report and proxy materials via the Internet. You may sign up for this service after voting on the Internet at www.proxyvote.com. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you terminate it.
Shareholder Proposals
HOW DO I SUBMIT A SHAREHOLDER PROPOSAL TO BE INCLUDED IN THE PROXY STATEMENT FOR NEXT YEAR'S ANNUAL MEETING?
Any shareholder may submit a proposal to be included in the proxy statement for the 2024 Annual Meeting of Shareholders by sending it to Popular’s Corporate Secretary at Popular, Inc., 209 Muñoz Rivera Avenue, San Juan, Puerto Rico, 00918. We must receive the proposal no later than November 30, 2023. We are not required to include any proposal in our proxy statement that we receive after that date or that does not comply with applicable SEC rules.
HOW DO I NOMINATE A DIRECTOR OR BRING OTHER BUSINESS BEFORE NEXT YEAR'S ANNUAL MEETING?
Under our Amended and Restated By-Laws, a shareholder may nominate an individual to serve as a director or bring any other matter for consideration at the 2024 Annual Meeting of Shareholders. The Amended and Restated By-Laws require that the shareholder:
•
notify us in writing between November 13, 2023 and February 11, 2024, provided that in the event that the date of the 2024 Annual Meeting of Shareholders is more than 30 days before or after the anniversary date of the 2023 Annual Meeting of Shareholders, notice by a shareholder must be delivered not earlier than the 15th day following the day on which notice is mailed or a public announcement is first made by Popular of the date of such meeting, whichever occurs first;

•	include his or her name, address, share ownership and provide specified representations;
GENERAL INFORMATION ABOUT THE MEETING | 83

•
with respect to notice of an intent to make a nomination, include a description of all arrangements and understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and such other information regarding each nominee as would have been required to be included in a proxy statement pursuant to SEC rules had the nominee been nominated by our Board; and

•	with respect to notice of an intent to bring up any other matter or proposal, a description of the matter and any material interest of the shareholder in the matter or proposal.
In addition to satisfying the requirements under our Amended and Restated By-Laws, to comply with the universal proxy rules, dissident shareholders must also provide notice that sets forth the information required by Rule 14a-19(b) of the 1934 Act (including a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Corporation’s shares of common stock entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees) between November 13, 2023 and February 11, 2024.
The notice required for any such nomination or to bring other matter for consideration must be sent to Popular’s Corporate Secretary at Popular, Inc., 209 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918. Shareholders may obtain a copy of Popular’s Amended Restated By-Laws by writing to the Corporate Secretary.
The above Notice of Meeting and Proxy Statement are sent by order of the Board of Directors of Popular, Inc.
In San Juan, Puerto Rico, March 29, 2023.

Richard L. Carrión Chairman of the Board of Popular, Inc.	Javier D. Ferrer Corporate Secretary
You may request a copy, free of charge, of Popular’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC (without exhibits), through our website, www.popular.com, or by calling (787) 765-9800 or writing to Comptroller, Popular, Inc., P.O. Box 362708, San Juan, PR 00936-2708.
84 | 2023 POPULAR, INC. PROXY STATEMENT

APPENDIX A
Popular, Inc., Reconciliation of Non-GAAP Measures
Adjusted Net Income For The Year Ended December 31, 2022 (Non-GAAP)
(Unaudited)
(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP net income			$1,102,641
Evertec Transactions[1]	(240,411)	13,776	(226,635)
Partial Reversal of Deferred Tax Valuation Allowance[2]		(68,236)	(68,236)
Adjusted net income for incentive purposes			$807,770
[1]
On July 1, 2022, BPPR completed the announced acquisition of certain assets from Evertec Group, LLC (“Evertec Group”), a wholly owned subsidiary of Evertec, Inc. (“Evertec”) (NYSE: EVTC), to service certain BPPR channels (the “Business Acquisition Transaction”). As consideration for the Business Acquisition Transaction, BPPR delivered to Evertec Group 4,589,169 shares of Evertec common stock valued at closing at $169.2 million (based on Evertec’s stock price on June 30, 2022 of $36.88). On August 15, 2022, the Corporation completed the sale of its remaining 7,065,634 shares of common stock of Evertec (the “Evertec Stock Sale”, and collectively with the Business Acquisition Transaction, the “Evertec Transactions”). Following the Evertec Stock Sale, Popular no longer owns any Evertec common stock. The impact of the gain on the sale of Evertec shares used as consideration for the Business Acquisition Transaction in exchange for the acquired applications on July 1, 2022 and the net expense associated with the renegotiation of the MSA resulted in an after-tax gain of $97.9 million, while the Evertec Stock Sale and the related accounting adjustments resulted in an after-tax gain of $128.8 million, recorded during the third quarter of 2022, for an aggregate after-tax gain of $226.6 million.

[2]
During the fourth quarter of 2022, the Corporation recorded a partial reversal of the deferred tax asset valuation allowance of the U.S. operations of $68.2 million. As of December 31, 2022, the deferred tax asset (“DTA”) for the U.S. operations, mainly related to net operating losses (“NOLs”), was valued at $278 million, net of the corresponding valuation allowance of $402 million. The additional reversal during the fourth quarter was determined based on management’s expectation of the realization of additional amounts of federal and state NOLs over their remaining carryover period.

Adjusted Net Income For The Year Ended December 31, 2021 (Non-GAAP)
(Unaudited)
(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP net income			$934,889

Adjusted net income for incentive purposes			$934,889
Adjusted Net Income For The Year Ended December 31, 2020 (Non-GAAP)
(Unaudited)
(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP net income			$506,622
PB Branch Optimization[1]	23,231	(7,202)	16,029
GSE Bulk Repurchases[2]	10,898	(4,087)	6,811
PB Visa Shares Sale[3]	(4,130)	1,280	(2,850)
COVID Related Expenses[4]	16,056	(5,876)	10,180
Adjusted net income for incentive purposes			$536,792
[1]
On October 27, 2020, Popular Bank (“PB”) authorized and approved a strategic realignment of its New York Metro branch network that resulted in eleven (11) branch closures and related staffing reductions. The branch closures were completed on January 29, 2021. As a result, PB recognized a total pre-tax charge of approximately $23.2 million during the fourth quarter of 2020.

[2]	During the quarter ended September 30, 2020, the Corporation completed bulk loan repurchases from its Ginnie Mae (“GNMA”),
APPENDIX A | 85

Fannie Mae (“FNMA”) and Freddie Mac (‘’FHLMC”) (combined ‘’GSEs”) loan servicing portfolios with an aggregate balance of $807.6 million. The transactions were executed to limit future exposures to principal and interest advances as well as sundry losses and to deploy liquidity to increase interest income.
[3]	During the quarter ended September 30, 2020, PB sold its entire holdings of Visa shares for a pre-tax gain of $4.1 million. The shares had no outstanding book value.
[4]
In response to the pandemic, the Corporation incurred incremental unbudgeted expenses to support our customers, employees and communities. These expenses were mainly related to efforts to provide a safe working environment in Popular's facilities and support work from home (WFH) investments such as computers, secured network and bandwidth enhancements, as well as incentives for frontline employees. The adjustments do not include the provision for credit losses impact related to COVID-19 and the impact of waiving fees for ATH withdrawal, overdraft and late payments that are embedded in the negative financial results variance when compared to budget.

Return on Average Assets (“ROA”)
(In thousands)	2020	2021	2022	Adjusted ROA
Adjusted net income (non-GAAP) [1]	$513,952	$934,889	$807,770
Preferred dividends	(1,758)	(1,412)	(1,412)
Adjusted net income for common stock	512,194	933,477	806,358
Average Assets	59,583,455	71,168,650	72,808,604
Adjusted ROA	0.86%	1.31%	1.11%	1.09%
[1]
The Talent and Compensation Committee decided not to adjust the 2020 GAAP net income for the charges related to the New York Metro branch network optimization ($16,029) and the bulk mortgage loan repurchase ($6,811) to calculate the ROA portion of the performance shares.

Return on Average Tangible Common Equity (“ROATCE”)
(In thousands)	2020	2021	2022
Adjusted net income (non-GAAP)[1]	$513,952	$934,889	$807,770
Preferred dividends	(1,758)	(1,412)	(1,412)
Adjusted net income for common stock	512,194	933,477	806,358
Average Tangible Common Equity	4,697,386	5,054,689	5,212,836
Adjusted ROATCE	10.90%	18.47%	15.47%
[1]
The Talent and Compensation Committee decided not to adjust the 2020 GAAP net income for the charges related to the New York Metro branch network optimization ($16,029) and the bulk mortgage loan repurchase ($6,811) to calculate the ROATCE portion of the performance shares.

Reconciliation of Tangible Common Equity (non-GAAP)
(In thousands)	2020	2021	2022
Average Total Stockholders’ Equity [1]	$5,419,938	$5,777,652	$6,009,225
Less: Preferred Stock	(26,277)	(22,143)	(22,143)
Less: Goodwill	(671,121)	(679,959)	(757,133)
Less: Other Intangibles	(25,154)	(20,861)	(17,113)
Average Tangible Common Equity	$4,697,386	5,054,689	5,212,836
[1]	Average balances exclude unrealized gains or losses on debt securities available-for-sale and unrealized losses on debt securities transfered to held-to-maturities.
86 | 2023 POPULAR, INC. PROXY STATEMENT

POPULAR®

C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735-9544

SCAN TO VIEW MATERIALS & VOTE

Popular, Inc. encourages you to take advantage of the convenient ways to vote for matters to be covered at the 2023 Annual Meeting of Shareholders. Please take the opportunity to use one of the four voting methods outlined below to cast your ballot.

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 10, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 8, 2023 for shares held in a Plan. Have your proxy card available when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 10, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 8, 2023 for shares held in a Plan. Have your proxy card in hand when you call and follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Please mark, sign, date and return this proxy card promptly using the enclosed postage prepaid envelope. No postage is required if mailed in the United States, Puerto Rico or the U.S. Virgin Islands.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V02284-P81792 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

POPULAR®

2023 Annual Meeting Proxy Card

The Board of Directors recommends a vote "FOR" proposals 1, 2 and 3.

		For	Against	Abstain
(1)	Elect thirteen directors to the Board of Directors of the Corporation for a one-year term:			
1a.	Ignacio Alvarez	☐	☐	☐
1b.	Joaquin E. Bacardi, III	☐	☐	☐
1c.	Alejandro M. Ballester	☐	☐	☐
1d.	Robert Carrady	☐	☐	☐
1e.	Richard L. Carrión	☐	☐	☐
1f.	Betty DeVita	☐	☐	☐
1g.	John W. Diercksen	☐	☐	☐
1h.	María Luisa Ferré Rangel	☐	☐	☐
1i.	C. Kim Goodwin	☐	☐	☐
1j.	José R. Rodríguez	☐	☐	☐
1k.	Alejandro M. Sanchez	☐	☐	☐
1l.	Myrna M. Soto	☐	☐	☐
1m.	Carlos A. Unanue	☐	☐	☐
(2)	Approve, on an advisory basis, the Corporation's executive compensation.	☐	☐	☐
(3)	Ratify the appointment of PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for 2023.	☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3 and at the discretion of the appointed proxies for such other business as may properly come before the meeting or any adjournment thereof.

PLEASE SIGN AS YOUR NAME(S) APPEAR(S) ON THIS FORM. IF SHARES ARE HELD JOINTLY, ALL OWNERS SHOULD SIGN. CORPORATION PROXIES SHOULD BE SIGNED BY AN AUTHORIZED OFFICER. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD SO INDICATE WHEN SIGNING.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2023 Notice and Proxy Statement and the 2022 Annual Report on Form 10-K are available at www.proxyvote.com.

V02285-P81792

POPULAR®

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Richard L. Carrión, Ignacio Alvarez and Javier D. Ferrer or any one or more of them as proxies, each with the power to appoint his substitute, and authorize(s) them to represent and to vote as designated on the reverse side all the shares of common stock of Popular, Inc. held of record by the undersigned as of the close of business on March 14, 2023, at the Annual Meeting of Shareholders to be held on the PH Floor of the Popular Center Building, 209 Muñoz Rivera Avenue, San Juan, Puerto Rico, on May 11, 2023, at 9:00 a.m., Atlantic standard time, or at any adjournments thereof. The proxies are further authorized to vote such shares upon any other business that may properly come before the meeting or any adjournments thereof.